     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                       KNOWLES ELECTRONICS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   36-2270096
                      (I.R.S. Employer Identification No.)
                              1151 MAPLEWOOD DRIVE
                             ITASCA, ILLINOIS 60143
                                 (630) 250-5100
         (Address and telephone number of principal executive offices)
              AND THE GUARANTORS IDENTIFIED IN FOOTNOTE (1) BELOW
             (Exact name of registrant as specified in its charter)
                                      3845
            (Primary standard industrial classification code number)
                            ------------------------
                                 JAMES F. BRACE
                       KNOWLES ELECTRONICS HOLDINGS, INC.
                              1151 MAPLEWOOD DRIVE
                             ITASCA, ILLINOIS 60143
                                 (630) 250-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                          COPIES OF CORRESPONDENCE TO:
                              LAURENT ALPERT, ESQ.
                       CLEARY, GOTTLIEB, STEEN & HAMILTON
                               ONE LIBERTY PLAZA
                            NEW YORK, NEW YORK 10006
                                 (212) 225-2000
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------
  (1) The following domestic subsidiaries of Knowles Electronics Holdings, Inc., each of which is incorporated or organized in Delaware and has the I.R.S. employer identification number indicated, are guarantors of the notes and are co-registrants: Knowles Intermediate Holding, Inc. (36-4310897), Emkay Innovative Products, Inc. (36-3169858), Knowles Manufacturing Ltd. (36-3064008), Synchro-Start Products, Inc. (36-2657463) and Knowles Electronics, LLC (36-4316363).
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED          PROPOSED
                                                                  MAXIMUM           MAXIMUM          AMOUNT OF
          TITLE OF EACH CLASS OF             AMOUNT TO BE     OFFERING PRICE       OFFERING        REGISTRATION
       SECURITIES TO BE REGISTERED            REGISTERED         PER UNIT          PRICE(1)             FEE
-----------------------------------------------------------------------------------------------------------------
13 1/8% Senior Subordinated Notes due
  2009....................................   $153,200,000          100%          $153,200,000         $40,445
-----------------------------------------------------------------------------------------------------------------
Guarantee of the 13 1/8% Senior
  Subordinated Notes due 2009.............   $153,200,000           (2)               (2)               (2)
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) No additional consideration for the Guarantees of the 13 1/8% Senior Subordinated Notes due 2009 will be furnished. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the Guarantees.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JUNE 23, 2000

PROSPECTUS

Exchange offer for

                                  $153,200,000

                                 [Knowles Logo]

                       Knowles Electronics Holdings, Inc.
                   13 1/8% SENIOR SUBORDINATED NOTES DUE 2009
Guaranteed on a Senior Subordinated Basis by Knowles Intermediate Holding, Inc.,
   Emkay Innovative Products, Inc., Knowles Manufacturing Ltd., Synchro-Start Products, Inc. and Knowles Electronics, LLC and our Future Domestic Subsidiaries
                            ------------------------
                          TERMS OF THE EXCHANGE OFFER

 -- We are offering to exchange the notes that we sold in private and offshore offerings for new registered exchange notes.

 --  The exchange offer expires at 5:00 p.m., New York City time on        ,
     2000 unless extended.

 -- Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

 -- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.
 -- We believe that the exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

 --  We will not receive any proceeds from the exchange offer.

 -- The terms of the notes to be issued are identical to the outstanding notes, except for the transfer restrictions and registration rights relating to the outstanding notes.

INVESTING IN THE NOTES ISSUED IN THE EXCHANGE OFFER INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is             , 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Summary...............................     3
Risk Factors..........................     8
Use of Proceeds.......................    16
The Exchange Offer....................    16
The Recapitalization and Ownership of
  Capital Stock.......................    25
Capitalization........................    27
Unaudited Pro Forma Condensed
  Consolidated Statement of
  Operations..........................    28
Selected Consolidated Financial
  Data................................    31
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    33
Industry..............................    42

                                        PAGE
                                        ----
Business..............................    45
Management............................    56
Principal Stockholders................    62
Related Party Transactions............    63
Description of Other Indebtedness.....    64
Description of the Exchange Notes.....    66
Registration Rights Agreement.........    99
United States Federal Tax
  Considerations for Non-U.S.
  Holders.............................   101
Plan of Distribution..................   102
Legal Matters.........................   102
Experts...............................   102
Index to Financial Statements.........   F-1

                            ------------------------

                                    SUMMARY

                                    KNOWLES

     Knowles Electronics Holdings, Inc., together with its subsidiaries, is a leading international manufacturer of technologically advanced products in the hearing aid and automotive components markets. We also operate in markets for acoustics and infrared technology products that have high growth potential. Affiliates of Doughty Hanson & Co. own approximately 81.4% of our common stock.

                               THE EXCHANGE OFFER

     On October 1, 1999, we issued $153,200,000 principal amount of 13 1/8% Senior Subordinated Notes due 2009 to Morgan Stanley & Co. and Chase Securities in private and offshore offerings. These initial purchasers sold the notes to institutional investors and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act of 1933. The notes are guaranteed by all five of our domestic subsidiaries: Knowles Intermediate Holding, Inc., Emkay Innovative Products, Inc., Knowles Manufacturing Ltd., Synchro-Start Products, Inc. and Knowles Electronics, LLC.

Registration Rights Agreement

     When we issued the initial notes, we entered into a Registration Rights Agreement in which we agreed, among other things, to use our best efforts to complete the exchange offer for the initial notes on or prior to April 28, 2000. Because we did not complete the exchange offer by April 28, 2000, the interest rate on the initial notes increased by 0.5% per annum on that date. The exchange offer will satisfy the requirements of the Registration Rights Agreement such that we will no longer be required to pay additional interest from the date the exchange offer is completed.

The Exchange Offer

     Under the terms of the exchange offer, you are entitled to exchange the initial notes for registered exchange notes with substantially identical terms. You should read the discussion under the heading "Description of the Exchange Notes" for further information regarding the exchange notes. As of this date, there are $153,200,000 aggregate principal amount of the initial notes outstanding. The initial notes may be tendered only in integral multiples of $1,000.

Resale of Exchange Notes

     We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

      -- you are acquiring the exchange notes in the ordinary course of your business,

      -- you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes and

      --  you are not an "affiliate" of ours.

     If any of the foregoing are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against this liability.

     If you are a broker-dealer and receive exchange notes for your own account in exchange for initial notes that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes.

Consequences of Failure to Exchange Initial Notes

     If you do not exchange your initial notes for exchange notes, you will no longer be able to force us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless:

      --  the offer or sale is registered under the Securities Act or

      -- you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

Expiration Date

     The exchange offer will expire at 5:00 p.m., New York City time, on
                    , 2000, unless we decide to extend the expiration date.

Interest on the Exchange Notes

     The exchange notes will accrue interest at 13 1/8% per year, beginning on the last date we paid interest on the initial notes you exchanged. We will pay interest on the exchange notes on April 15 and October 15 of each year through the maturity date of October 15, 2009.

Procedures for Tendering Initial Notes

     If you wish to accept the exchange offer, you must:

      -- complete, sign and date the letter of transmittal or a facsimile of it and

      -- send the letter of transmittal accompanying this prospectus and all other documents required by it, including the initial notes to be exchanged, to The Bank of New York, as exchange agent. Alternatively, you can tender your initial notes by following the procedures for book-entry transfer described in this prospectus.

Withdrawal Rights

     You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth herein under "The Exchange Offer -- Exchange Agent" by 5:00 p.m., New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes

     If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date.

Tax Considerations

     We believe that the exchange of initial notes for exchange notes will not be a taxable exchange for federal income tax purposes. You should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent

     The Bank of New York is serving as exchange agent for the exchange offer.

Fees and Expenses

     We will bear all expenses related to consummating the exchange offer and complying with the Registration Rights Agreement.

                         DESCRIPTION OF EXCHANGE NOTES

Issuer

     Knowles Electronics Holdings, Inc.

Notes Offered

     $153,200,000 principal amount of 13 1/8% Senior Subordinated Notes due 2009. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the offering and distribution of the exchange notes will be registered under the Securities Act. Therefore, the exchange notes will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes are governed by the same indenture.

Maturity

     October 15, 2009.

Interest Payment Dates

     April 15 and October 15 of each year.

Sinking Fund

     None.

Optional Redemption

     At any time on or after October 15, 2004, we may redeem any of the exchange notes. The initial redemption price will be $163,254,516 plus accrued interest. The redemption price of the exchange notes will decline each year starting October 15, 2005 and will be 100% of their principal amount, plus accrued interest, beginning October 15, 2007.

In addition, at any time and from time to time prior to October 15, 2002, we may redeem up to $53,620,000 of the principal amount of the exchange notes with the proceeds of offerings of equity in our company at a redemption price of 113.125%, plus accrued and unpaid interest.

Change of Control

     Upon a change of control, we will be required to make an offer to purchase the exchange notes. The purchase price will equal the 101% of their principal amount plus accrued interest.

Exchange Note Guarantees

     Some of our subsidiaries will guarantee the exchange notes. If we cannot make payments on the exchange notes when they are due, the guarantor subsidiaries are obligated to make them.

Ranking

     The exchange notes and the guarantees will be subordinated to all our and our guarantor subsidiaries' existing and future debt, including our credit facility, except for trade payables and debt that expressly provides that it is not senior to the notes and the guarantees. The notes also will be effectively subordinated to all liabilities of our subsidiaries that are not guarantors. At March 31, 2000, the notes and the guarantees would have been expressly subordinated to $200 million of our and our guarantor subsidiaries' senior indebtedness and effectively subordinated to $60.5 million of liabilities of our subsidiaries that are not guarantors.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes.

                           FORWARD-LOOKING STATEMENTS

     Information contained in this prospectus, such as information with respect to our plans and strategy for our business and its financing, includes forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                           PRINCIPAL EXECUTIVE OFFICE

     Our headquarters are located at 1151 Maplewood Drive, Itasca, Illinois 60143 and our telephone number is (630) 250-5100.
                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act relating to the exchange offer. This prospectus does not contain all of the information included in the registration statement. We have filed agreements and other documents discussed in this prospectus as exhibits to the registration statement. Statements regarding these agreements and other documents are qualified by reference to the actual documents.

     Following the exchange offer, we will be required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934. In the indenture governing the exchange notes, we have agreed to file with the SEC financial and other information for public availability. In addition, the indenture governing the exchange notes requires us to deliver to you, or to The Bank of New York for forwarding to you, copies of all reports that we file with the SEC without any cost to you. We will also furnish such other reports as we may determine or as the law requires.

     You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site (http://www.sec.gov).

     You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. None of Knowles Electronics Holdings, Inc. or any of its subsidiaries, or Doughty Hanson & Co. or any of our other affiliates, is responsible for, or is making any representation to you concerning, our further performance or the accuracy or completeness of this prospectus.

     The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     We have derived the summary historical financial data for each of the calendar years in the three year period ended December 31, 1999 from historical consolidated financial statements that have been audited by Ernst & Young LLP and are included in this prospectus. We have derived the summary historical financial data for the three month periods ended March 31, 1999 and 2000 from our unaudited historical consolidated financial statements which are included in this prospectus and include all adjustments, consisting of normal recurring accruals, necessary to fairly present the data for these periods. The operating results for the three months ended March 31, 2000 do not necessarily indicate the results that may be expected for the entire year. You should read the data presented below in conjunction with the historical consolidated financial statements and the related notes included in the back of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     We have derived the summary pro forma financial data for the year ended December 31, 1999 from our unaudited pro forma condensed consolidated statement of operations included in this prospectus. The pro forma financial information gives effect to our recapitalization and related transactions and the offering of the notes and the application of the proceeds as if these transactions occurred on January 1, 1999. The unaudited pro forma financial information is not necessarily indicative of either future results of operations or results that might have been achieved if these transactions had been consummated as of these dates. You should read the pro forma data presented below in conjunction with "Unaudited Pro Forma Condensed Consolidated Statement of Operations."

     The ratio of total debt to EBITDA for the pro forma year ended December 31, 1999 has been computed by dividing total indebtedness as of December 31, 1999 by pro forma EBITDA for the year ended December 31, 1999.

     Knowles' earnings were inadequate to cover fixed charges for the pro forma year ended December 31, 1999 by approximately $6.0 million. Knowles' earnings were inadequate to cover fixed charges for the three months ended March 31, 2000 by approximately $16.3 million.

     The "Recapitalization expenses" referred to in the summary consolidated financial data consisted primarily of bonuses, special one-time recognition payments to employees, termination costs of a supplemental executive retirement plan and legal, accounting, public relations and other professional fees.

     "EBITDA" has been calculated as earnings before interest, taxes, depreciation, amortization and, for the three months ended March 31, 2000, expenses relating to our restructuring announced in March 2000. EBITDA should not be construed as an alternative to operating income, or net income, as determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows generated by operating, investing and financing activities. EBITDA is presented solely as a supplemental disclosure because we believe that it is a widely used measure of operating performance. Because EBITDA is not calculated under GAAP, it may not be comparable to similarly titled measures reported by other companies.

     The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income from continuing operations before income taxes and fixed charges) by fixed charges (interest expense plus one-third of rental expense (the portion deemed representative of the interest factor)).

     We announced a major restructuring in March 2000, resulting in a first quarter charge of $20.1 million. We are consolidating our worldwide manufacturing operations by ending production at five manufacturing facilities and either outsourcing the components or moving final assembly to lower cost locations in Malaysia, China and Hungary, and we expect to reduce our global workforce by about 20%.

     Net income from discontinued operations represents the activity of The Finance Company of Illinois, an equipment financing business that was distributed to our preexisting stockholders on June 29, 1999.

                                                                                                THREE MONTHS
                                                                               PRO FORMA           ENDED
                                                YEAR ENDED DECEMBER 31,        YEAR ENDED        MARCH 31,
                                             ------------------------------   DECEMBER 31,   ------------------
                                               1997       1998       1999         1999        1999       2000
                                             --------   --------   --------   ------------   -------   --------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales..................................  $218,150   $234,899   $229,106     $229,106     $56,064   $ 59,860
Costs and expenses:
  Cost of sales............................   125,533    139,074    146,472      146,472      33,449     34,041
  Selling and administrative expense.......    35,148     35,188     35,901       35,901       9,169      9,507
  Recapitalization expenses................        --         --     10,674           --          --         --
  Research and development.................     9,884     10,870     10,930       10,930       2,826      2,522
  Restructuring expenses...................        --         --         --           --          --     20,094
                                             --------   --------   --------     --------     -------   --------
Operating income (loss)....................    47,585     49,767     25,129       35,803      10,620     (6,304)
Interest income............................       566        278        883          883         132        239
Interest expense...........................      (392)      (634)   (23,194)     (42,537)        (49)   (10,206)
Miscellaneous, net.........................    (1,455)    (1,058)      (123)        (123)        (59)        --
                                             --------   --------   --------     --------     -------   --------
Income (loss) from continuing operations
  before income taxes......................    46,304     48,353      2,695       (5,974)     10,644    (16,271)
Income taxes...............................     9,856      7,107      8,980       12,220         763        523
                                             --------   --------   --------     --------     -------   --------
Income (loss) from continuing operations...    36,448     41,246     (6,285)    $(18,194)      9,881    (16,794)
                                                                                ========
Income from discontinued operations less
  applicable income taxes..................     6,729      6,936      2,556                    1,407         --
                                             --------   --------   --------                  -------   --------
Net income (loss)..........................  $ 43,177   $ 48,182   $ (3,729)                 $11,288   $(16,794)
                                             ========   ========   ========                  =======   ========
OTHER FINANCIAL DATA:
Depreciation and amortization..............  $ 10,348   $ 11,235   $ 12,638     $ 12,638     $ 2,945   $  3,029
Capital expenditures.......................    12,129     16,326     14,500       14,500       3,290      2,810
Cash flows from operating activities.......    52,395     56,078     49,274       37,365      24,922     14,308
Cash flows from investing activities.......   (12,129)   (16,326)   (14,500)     (14,500)     (3,290)    (2,810)
Cash flows from financing activities.......   (50,669)   (41,733)   (19,055)     (19,055)     (2,297)      (300)
EBITDA.....................................    57,933     61,002     37,767       48,441      13,565     16,819
Ratio of earnings to fixed charges.........      36.1x      38.1x       1.1x                    39.3x
Ratio of EBITDA to interest expense........                                          1.2x                   1.6x
Ratio of total debt to EBITDA..............                                          7.3x                  21.0x

                                                                    AS OF DECEMBER 31,            AS OF
                                                              -------------------------------   MARCH 31,
                                                                1997       1998       1999        2000
                                                              --------   --------   ---------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  7,406   $  5,594   $  22,332   $  33,607
Total assets................................................   254,413    265,673     186,506     195,366
Long-term debt including current maturities.................     1,300         --     350,134     350,205
Preferred stock mandatorily redeemable in 2019..............        --         --     194,250     199,106
Total common stockholders' equity (deficit).................   209,840    219,194    (412,860)   (435,780)

                                  RISK FACTORS

     You should carefully consider all information in this prospectus, including these risk factors, before you decide to invest in the notes. Each of these risks could reduce the value of the exchange notes.

               RISKS RELATING TO THE EXCHANGE OFFER AND THE NOTES

IF YOU DO NOT PARTICIPATE IN THE EXCHANGE OFFER, YOU WILL CONTINUE TO BE SUBJECT TO TRANSFER RESTRICTIONS

     If you do not exchange your initial notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your initial notes. We do not intend to register the initial notes under the Securities Act. To the extent initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected.

THERE IS NO PRIOR MARKET FOR THE EXCHANGE NOTES. IF ONE DEVELOPS, IT MAY NOT BE LIQUID

     The exchange notes are new securities for which there currently is no market. Prices for non-investment grade debt have been highly volatile in the past. It is possible that the market for the exchange notes will also be volatile. This price volatility may affect your ability to resell your exchange notes or the timing of the sale. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through any automated quotation system. It is not certain that any market for the exchange notes will develop or that any such market would be liquid. If you are able to resell the exchange notes, you may not be able to resell them at or above the price you paid for them or the initial notes.

OUR DEBT COVENANTS CAN RESTRICT OUR OPERATING FLEXIBILITY

     Various financial and operating covenants in our debt agreements, including our credit agreement and the notes indenture, and any covenants in future financing agreements, may adversely affect our ability to finance operations or capital needs or to engage in other business activities. These covenants limit or restrict our ability to:

      -- incur additional debt or prepay or modify any additional debt that may be incurred;

      --   make certain acquisitions or investments;

      --   make capital expenditures;

      --   pay dividends and make distributions;

      --   repurchase our securities;

      --   create liens;

      --   transfer or sell assets;

      --   enter into transactions with affiliates;

      --   issue or sell stock of subsidiaries;

      --   merge or consolidate;

      --   repurchase the notes upon a change of control; or

      --   materially change the nature of our business.

     In addition, our credit agreement also requires us to comply with certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. If we breach any of the covenants in the credit agreement or the indenture, we will be in default under our debt agreements. A significant portion of our indebtedness could then become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments, including payments on the notes. Compliance with the covenants is also a condition to revolver borrowings under the credit agreement on which we rely to fund our liquidity. See "Description of the Exchange Notes" and "Description of Other Indebtedness."

     These restrictions can adversely affect our ability to respond to changing economic and business conditions and may place us at a competitive disadvantage relative to other companies that are subject to fewer or less restrictive limitations. Certain transactions that we may view as important opportunities, such as acquisitions, are also subject to the consent of our credit agreement lenders, which may be withheld or granted subject to conditions specified at the time that may affect the attractiveness or viability of the transaction.

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

IN THE EVENT OF A BANKRUPTCY, LIQUIDATION OR DISSOLUTION OF, OR A DEFAULT ON OUR SENIOR INDEBTEDNESS BY, EITHER THE ISSUER OR ANY NOTE GUARANTOR, THE ASSETS OF THE ISSUER OR GUARANTOR WILL NOT BE AVAILABLE TO PAY OBLIGATIONS TO YOU UNDER THE NOTES UNTIL THE ISSUER OR GUARANTOR HAS MADE ALL PAYMENTS ON OUR SENIOR INDEBTEDNESS AND INDEBTEDNESS OF OUR SUBSIDIARIES

     The notes will be unsecured and subordinated in right of payment to all of our indebtedness, except for trade payables and indebtedness that expressly provides that it ranks equal or junior to the notes. The guarantees of the notes issued by certain of our subsidiaries will be subordinated to all indebtedness of the guarantors, except for trade payables and indebtedness that expressly provides that it ranks equal or junior to the guarantees. There is currently no debt outstanding that provides that it is equal or junior to the notes or the guarantees. Our assets will not be available to pay on the notes until all of our senior indebtedness has been paid in full if we are in a bankruptcy, liquidation or reorganization or in default under our senior indebtedness. Similarly, assets of our subsidiary guarantors will not be available to pay on the notes until all their senior indebtedness has been paid in full if they are in a bankruptcy, liquidation or reorganization or in default under their senior indebtedness. If any of these events occur, we and our subsidiary guarantors are unlikely to have sufficient assets remaining after discharging senior indebtedness to pay amounts due on the notes. In addition, the notes will be effectively subordinated to all the liabilities of our non-guarantor subsidiaries. The assets, liabilities, revenues and income of our non-guarantor subsidiaries are substantial.

     We and our guarantor subsidiaries had $200 million of senior indebtedness outstanding on March 31, 2000. Our non-guarantor subsidiaries had $60.5 million of liabilities as of March 31, 2000. The notes indenture allows us and our subsidiaries to incur substantial amounts of additional debt, all of which may be senior indebtedness.

     Our obligations under the credit agreement, in addition to being guaranteed on a senior basis by our U.S. subsidiaries, are secured by substantially all of our assets, including the stock of our subsidiary guarantors and other assets, and are also secured by substantially all of the assets of our subsidiary guarantors. If we default on any payments under our credit agreement, the lenders could declare all amounts outstanding, together with accrued and unpaid interest, immediately due and payable. If we are unable to repay the amounts due, the lenders could require repayment by the guarantors or proceed against the collateral securing the debt. In these circumstances, we and the guarantors are unlikely to have sufficient assets left to pay holders of the notes. In the event of a default on the notes, or a liquidation, bankruptcy or dissolution of a non-guarantor subsidiary, we and our creditors, including holders of the notes, would not be entitled to cash flow or assets from that subsidiary until that subsidiary's creditors are paid in full.

     In addition, certain events of default under our senior indebtedness would prohibit us from making any payments on the notes.

WE ARE A HOLDING COMPANY AND MANY OF OUR SUBSIDIARIES HAVE NOT GUARANTEED THE NOTES

     We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to meet our debt service obligations depends substantially upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise.

     Our non-guarantor subsidiaries have a substantial portion of our consolidated assets, liabilities, revenues and income. The noteholders will have no claim to the assets of these subsidiaries. The notes are therefore effectively subordinated to claims of the creditors, including trade creditors, of these subsidiaries. At March 31, 2000, these subsidiaries had liabilities of $60.5 million, and the notes indenture allows these subsidiaries (as well as Knowles and the guarantor subsidiaries) to incur substantial amounts of debt. In addition, the ability of our non-guarantor subsidiaries to make any funds available to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

THE EXCHANGE NOTES AND GUARANTEES MAY BE UNENFORCEABLE DUE TO FRAUDULENT CONVEYANCE STATUTES -- A COURT COULD VOID OR SUBORDINATE OUR OBLIGATIONS UNDER THE NOTES IF IT FOUND THAT THOSE OBLIGATIONS WERE NOT PROPERLY INCURRED

     United States federal and state fraudulent conveyance laws that protect creditors may apply to the notes. Although these laws differ among various

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

jurisdictions, in general, a court could find that the exchange notes constituted a fraudulent conveyance if:

      -- we issued the initial notes with actual intent to hinder, delay or defraud creditors; or

      -- we did not receive fair consideration or reasonably equivalent value for the initial notes; and

          - we were insolvent or became insolvent because we issued the initial notes;

          - we were engaged in a business or transaction for which our remaining assets are unreasonably small; or

          - we intended to incur, or believed that we would incur, debts that we could not pay as they mature.

     If a court voided the initial notes as a fraudulent conveyance, holders of exchange notes would not have a claim against us or their claim would be subordinate to all of our other debts. A court could also void payments we make to noteholders and require that noteholders return the payments to us.

     The test for insolvency varies depending on the law that is applied. Generally, however, we would be considered insolvent at a particular time if:

      -- the fair market value (fair saleable value) of our assets were less than the sum of our debts and liabilities (including contingent liabilities); or

      --   we are incurring debts that we could not pay as they mature.

     We issued the initial notes to refinance debt that we incurred in connection with our recapitalization. A court could therefore also find that the initial notes constituted a fraudulent conveyance if the above tests were met at the time we incurred the debt that we refinanced.

     Each of our guarantor subsidiaries is also subject to fraudulent conveyance laws. A court could find that a guarantee provided by a guarantor subsidiary constituted a fraudulent conveyance if the above tests were met with respect to that guarantee and guarantor subsidiary either at the time of our recapitalization or at the time we issued the initial notes.

     Based upon financial and other information currently available, we believe that the initial notes were issued, and the debt that we refinanced was incurred, for proper purposes and that we have remained solvent since the time of our recapitalization. We also believe that we will continue to have sufficient capital for our business and continue to be able to pay our debts as they mature.

     We believe that our guarantor subsidiaries entered into their guarantees of the debt we refinanced and entered into the guarantees of the initial notes for proper purposes and that they have remained solvent since the time of our recapitalization. We also believe that our guarantor subsidiaries will continue to have sufficient capital for their businesses and continue to be able to pay their debts as they mature.

     We cannot provide any assurance as to the standards a court would apply in determining whether the initial notes or the guarantees constituted a fraudulent conveyance. We also cannot assure you that a court would agree with our conclusions.

                 RISKS RELATING TO KNOWLES ELECTRONICS HOLDINGS

OUR HIGH LEVERAGE COULD ADVERSELY AFFECT OUR BUSINESS

     We are highly leveraged. As of March 31, 2000, we had $350.2 million of consolidated outstanding debt. We also had a total common stockholders' deficit of $435.8 million. We may also need to incur additional debt in the future for working capital or to complete capital projects or acquisitions, even though our principal credit agreement and the notes indenture limit our ability to do so.

     The high degree of our leverage can have important adverse consequences for Knowles, such as:

      -- limiting our ability to obtain additional financing to fund our growth strategy, working capital, capital expenditures, debt service requirements or other purposes;

      -- limiting our ability to invest our operating cash flow in our business because we must use a substantial portion of these funds to pay principal and interest;

      -- limiting our ability to compete with companies that are not as highly leveraged and that may be better positioned to withstand economic downturns;

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

      -- increasing our vulnerability to economic downturns and changing market conditions; and

      -- increasing our vulnerability to fluctuations in market interest rates, since $200 million of our outstanding debt has floating interest rates and only a portion of this risk is subject to hedging arrangements.

     Our ability to pay principal and interest on our debt depends partly on our performance, which in turn can be affected by general economic or competitive conditions beyond our control. Our financial position could also prevent us from obtaining necessary financing at favorable rates or at all, including at times when we must refinance maturing debt or if we are required to repurchase the notes due to the occurrence of a change of control.

     If we cannot pay principal and interest on our debt and meet our other liquidity needs from operating cash flow, we may have to delay planned investments, sell assets, obtain additional equity capital or restructure our debt. Depending on the circumstances at the time, we may not be able to accomplish any of these actions on favorable terms or at all. If we default on any of our debt, the relevant lenders could accelerate the maturity of our debt and take other actions that could adversely affect us. For example, in the event of a default under our principal credit agreement, the lender could foreclose on the security for the facility, which includes virtually all of our assets.

OUR MARKETS ARE INTENSELY COMPETITIVE AND OUR BUSINESSES ARE SUBJECT TO PRICING PRESSURES

     The markets for our products are highly competitive. We compete with a variety of companies in various segments of the hearing aid components, high technology infrared and acoustics and automotive components markets. Emkay is developing several new products for markets with high growth potential, including voice recognition, Internet-on-television, computer telephony integration and videoconferencing, which by their nature are subject to competition, obsolescence, changes in pricing and short replacement cycles. As these market segments mature, we will face increased competition from consumer electronics companies and other companies that currently manufacture and sell communications and computer equipment. These new competitors are likely to be larger, offer broader product lines, bundle or integrate their acoustic and infrared products with their other products, offer products that are incompatible with our products and have substantially greater financial, marketing and other resources than we have.

     The market for transducers has been subject to downward pressures on pricing in recent years. This pricing pressure is attributable to Microtronic's attempt to build its market share by reducing prices since its purchase of Siemens's transducer manufacturing business in 1995. We believe Microtronic has an approximate 17% share of the transducer market. Downward pressures on headset prices have resulted from headset assemblers in China offering low priced products to penetrate Emkay's target markets. Our Automotive Components business unit is also subject to pricing pressures as a result of the maturity of the market and the practice of providing customers with annual reductions in prices. We expect that these downward pressures on pricing will continue in the future. The pricing pressures in the markets for our products could result in a reduction of our revenues and net income.

OUR TARGETED MARKETS ARE SUBJECT TO RAPID CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS

     The markets for transducers, high technology acoustic and infrared products and automotive components are characterized by rapidly changing technology, changes in customer requirements and preferences, frequent new product and service introductions based on newly developed processes and technologies, and evolving industry standards and practices that could render our existing products obsolete or less attractive to customers. Some of the new technologies currently under development that we believe we will need to develop in order to compete effectively include silicon transducers, far field microphone arrays (a group of microphones that focus on a particular speaker while canceling other background noise) and contactless automotive position sensors. We may not be successful in applying new technologies efficiently and in developing new products or enhancing existing products on a timely basis to satisfy changes in customer requirements and preferences.

     In addition, alternative technologies may reduce or even eliminate the utility of our products. The successful development of biological regeneration of hearing and surgical implant technology would reduce the need for hearing aids. Emissions

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

regulations for automobile diesel engines are very stringent in the United States and Europe. In response to such regulations, automobiles sold in these markets incorporate advanced fuel injection technology, eliminating the need for diesel engine solenoids. The incorporation of fuel injection technology into non-automobile diesel engines in the United States and Europe (our primary market for solenoids) could reduce solenoid sales. Emissions regulations in Europe and North America have also contributed to a reduction in orders for one of our sensor products by another customer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Results of Operations -- Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999" and "-- Year Ended December 31, 1999 Compared to Year Ended December 31, 1998."

WE DEPEND ON OUR LARGEST CUSTOMERS FOR OUR SALES AND FOR THE INTEGRATION OF OUR PRODUCTS

     Our businesses are dependent on sales of products to a small number of large customers. Our top ten customers accounted for approximately 55% of our net sales in 1999. Siemens is our largest customer and accounted for approximately 11% of our net sales in 1999. We believe that a relatively small number of customers will continue to account for a significant portion of our revenues for the foreseeable future. The concentration of our customers may further increase because KE's customers GN Danavox and ReSound Corporation have merged to become GN ReSound, and Beltone Electronics Corporation and Philips Hearing Instruments have merged and have subsequently been acquired by GN ReSound. Although we have pricing agreements in place with many of our customers, these agreements generally do not require them to purchase a specified or minimum amount of our products, and our customers are generally able to terminate their relationships with us at any time. For example, one of our major Automotive Components customers has recently reduced orders for one of our sensor products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Results of
Operations -- Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999" and "-- Year Ended December 31, 1999 Compared to Year Ended December 31, 1998." If we lose any of our key customers or if a key customer reduces its orders of our products or requires us to reduce our prices more than we are able to reduce costs, our results of operations could suffer.

     We also rely on our key customers for the integration into their products of our transducers, high technology acoustic products and automotive components. Our success depends on the continuing compatibility of our products with products sold by our key customers. If any key customer alters the components needed to produce its products, our ability to provide easily compatible products could become more difficult and could lead to reduced sales.

OUR NEW EMKAY BUSINESS FACES UNCERTAINTY OF SUCCESS

     Our Emkay business unit began operations in 1994 to develop innovative products for markets with high growth potential. These new opportunities may require us to make substantial investments in new product development without any assurance that a significant market will develop for the resulting products. For example, although we have targeted the voice recognition market for sales of our wired headsets, we believe that sales of complex voice recognition products will not increase substantially until voice recognition software provides better performance. We also believe that sales of voice recognition products have stagnated in North America in particular as a result of consumer dissatisfaction with product performance. In addition, although we have substantial experience in manufacturing and marketing hearing aid and automotive components, we have limited experience in other high technology markets. We also expect to incur selling and administrative expenses associated with developing Emkay.

WE ARE RESTRUCTURING OUR MANUFACTURING OPERATIONS, WHICH MAY DISRUPT OUR BUSINESSES AND MAY NOT RESULT IN GREATER EFFICIENCIES

     In March 2000, we announced plans to consolidate our worldwide manufacturing facilities and to divest our Ruf position sensor business. We plan to outsource some of our manufacturing activities and move other manufacturing to lower cost environments. Additionally, we intend to reduce our global workforce by twenty percent. The restructuring resulted in a charge of $20.1 million in the first quarter of 2000, and may require future substantial

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

capital and other expenditures. The restructuring will also require substantial attention from senior management. The restructuring efforts may disrupt our operations as well as those of our subsidiaries as our management's attention is diverted from other tasks and as technological, practical or personnel issues arise. In addition, the restructuring may not result in the intended cost efficiencies.

WE DEPEND ON LIMITED SUPPLIERS FOR SOME OF OUR KEY MATERIALS AND COMPONENTS AND THIRD PARTY ASSEMBLERS FOR SOME OF OUR PRODUCTS

     We obtain some of the materials included in our products, such as certain circuits, magnets and wire used in receivers, from single source suppliers. Although we seek to limit our dependence on single source suppliers and maintain high inventories as a result, any disruption or termination of these sources could limit our ability to manufacture our products or force us to use lower quality materials in our products. This in turn could not only reduce sales but also cause longer-term damage to customer relationships. In addition, Emkay uses third parties for final assembly of its products. Any failure by these third parties to assemble our final products could also reduce sales and result in damage to customer relationships.

OUR OPERATIONS ARE SUBJECT TO VARIOUS RISKS BECAUSE WE OPERATE IN DIFFERENT COUNTRIES

     We have international operations and facilities. Approximately 63% of our net revenues in 1999 came from international sales, and approximately 74% of our employees are located in Europe and Asia. International operations are generally subject to many additional risks, including:

      -- the burden of complying with multiple and possibly conflicting laws and unexpected changes in regulatory requirements;

      --   import and export restrictions and tariffs;

      -- additional expenses relating to the difficulties and costs of staffing and managing international operations;

      --   potentially adverse tax consequences;

      --   political instability;

      --   cultural differences;

      --   the impact of business cycles and economic instability; and

      --   increased expenses due to inflation.

Any one of these factors could hurt our manufacturing capability or our sales and limit our ability to expand our operations.

     In addition, our revenues are primarily denominated in the U.S. dollar and the German Deutschemark (which is now tied to the euro). Our expenses are principally denominated in those currencies, but are also denominated in the local currencies of Austria, the United Kingdom, Hungary, China, Japan, Malaysia and Taiwan. We do not hedge this exposure. There could be an adverse effect on our financial results if the U.S. dollar, the German Deutschemark and/or the euro depreciated relative to these other currencies.

ANY EXPANSION OR ACQUISITION MAY PROVE RISKY TO US

     One of our growth strategies is to take advantage of selected opportunities to grow by acquiring other businesses whose operations or product lines fit well with our existing businesses or whose geographic location or market position enables us to expand into new markets. In addition, we may seek to establish facilities in developing countries through joint ventures of which we own a minority interest. Our ability to implement this expansion strategy will, however, depend on whether any appropriate businesses are available at suitable valuations, how much money we can spend and maintenance of our customer base. Any acquisition that we make could be subject to a number of risks, including:

      -- the difficulty of identifying appropriate acquisition candidates in the countries in which we do business;

      -- failing to discover liabilities of the acquired company for which we may be responsible as a successor owner or operator;

      -- the potential disruption to our ongoing business caused by senior management's focus on the acquisition transactions;

      -- our ability to assimilate the operations and personnel of the acquired company;

      --   the loss of key personnel or customers of the acquired company; and

      -- an impact on our financial statements resulting from the amortization of acquired intangible assets or the creation of reserves or write-downs.

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

WE EXPECT TO IMPLEMENT NEW MANAGEMENT INFORMATION SYSTEMS, WHICH MAY DISRUPT OUR BUSINESSES

     We currently use a variety of separate management information systems for our several facilities. These systems do not comprehensively serve our production, order routing, shipping and accounting operations. We expect to replace our various management information systems with a single system that integrates all of these functions, but we have not yet established a definitive timetable for implementation or selected the vendor. We expect to make up to $9 million in capital and operating expenditures through 2002 for the conversion to a new management information system. The failure to implement a new system could constrain our future growth. In addition, the implementation of a new system may cause disruption to our businesses and may not result in intended cost efficiencies.

WE DEPEND ON COLLABORATIVE ARRANGEMENTS FOR SOME OF OUR NEW PRODUCT DEVELOPMENT

     Our future sales growth is dependent in part on developing products, such as a low-cost all-silicon microphone, an audio/visual module that combines microphones with a video image sensor and an infrared keyboard, requiring expertise or resources not readily available to us. The success of these arrangements will depend to a substantial degree on the efforts of our collaborators in developing these new products. Our collaborators are usually contractually obligated to provide us with exclusive rights to manufacture and sell new products resulting from our joint product development efforts. However, they may not give higher priority to the development of products with us than to the development or sales of other products.

WE MAY IN THE FUTURE FACE PRODUCT LIABILITY CLAIMS RELATING TO OUR AUTOMOTIVE COMPONENTS

     Our automotive components business exposes us to possible claims for personal injury, death or property damage which could result from a failure or malfunction of products we manufacture. Many factors beyond our control could lead to liability claims, including the failure of a vehicle in which a component we manufacture has been installed. We have obtained insurance coverage for these types of liabilities and believe that this insurance coverage is both adequate and similar to that obtained by our competitors. Our insurance, however, may not fully cover us against all claims, and adequate insurance may not be available in the future or may be available only on unacceptable terms. In addition to their financial costs, liability claims could also damage our reputation.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT BE PROTECTED; OUR ACTIVITIES MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS

     Our success will depend in part on our ability to protect our proprietary technology. We rely on a combination of patents, trade secrets, copyrights and trademarks, together with non-disclosure and license agreements, to establish and protect our intellectual property rights. The process of seeking patent protection can be lengthy and expensive. Patents may not be issued in response to our applications, and patents that are issued may be invalidated, circumvented or challenged by others. Since patent applications are secret until patents are issued, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to file patent applications for our inventions. In addition, the laws of foreign countries do not protect our proprietary rights to our technologies to the same extent as the laws of the United States. Moreover, our patents do not fully protect us from price competition.

     We negotiate licenses with third parties in respect to third-party proprietary technologies used in certain of our manufacturing processes. We have no reason to believe that these third parties will fail to honor the undertakings in licenses that have been entered into and anticipate that we will be able to enter into future licenses or renew existing licenses on reasonable terms. There is still, however, the potential for disputes and litigation, even when a third party has undertaken to make its licenses generally available.

     We may become involved in litigation to assert our patents or other proprietary intellectual property rights. In addition, third parties, including our competitors, may assert patent or other intellectual property rights against us. Any intellectual property litigation could be time-consuming and expensive and divert management's attention. In addition, if any third-party rights are held to be infringed, we could be required to cease production of certain products, obtain licenses or redesign our products.

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

     Our policy is to require each of our employees, consultants and advisors to execute non-disclosure and invention assignment agreements upon the commencement of employment. These agreements generally provide that all inventions conceived by the individual during the term of the relationship with us are our exclusive property and must be kept confidential. These agreements, however, may not always provide full protection for our proprietary information in the event of unauthorized use or disclosure.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN QUALIFIED PERSONNEL

     Our success will depend upon our ability to identify, hire, train and retain highly-skilled professional technicians and engineers who can provide the technology and creative skills required by customers. In particular, research engineers with an acoustics background are in limited supply and are likely to remain a limited resource for the foreseeable future. We compete intensely for qualified personnel with other companies. Competitors may in the future attempt to recruit our employees. Failure to attract and retain qualified professionals in sufficient numbers would severely limit our ability to complete existing projects and expand our operations.

     Our continued success also depends on the services of certain of our executive officers. Loss of the services of any of our senior executive officers employees could hurt our operations.

MANY OF OUR CUSTOMERS ARE SUBJECT TO COMPLIANCE WITH REGULATORY REQUIREMENTS

     Our hearing aid components customers are subject to a variety of regulatory agency requirements in the United States and in various other countries in which they sell their hearing aids. Manufacturers of hearing aids are subject to the United States Federal Food, Drug, and Cosmetic Act and other federal statutes and regulations governing, among other things, the design, manufacture, testing, safety, labeling, storage, record keeping, reporting, approval, advertising and promotion of medical devices. The U.S. Food and Drug Administration inspects manufacturers of hearing aids before providing them clearance to commence manufacturing. Similar requirements are imposed on hearing aid manufacturers by the European Union. The failure to pass a regulatory inspection or to comply with regulatory requirements could lead to penalties, including restrictions that delay our customers in moving ahead with the manufacture and sales of products that incorporate our hearing aid components. In addition, FDA action against our customers can result in negative publicity for the hearing aid industry. In the past, negative press resulting from FDA public statements about overstated claims by hearing aid manufacturers have resulted in lower hearing aid sales and, in turn, reduced sales of our transducers.

OUR BUSINESS IS SUBJECT TO THE RISK OF ENVIRONMENTAL LIABILITY

     Our business is subject to extensive federal, state, local and foreign environmental laws, including those relating to chemical and other discharges in the air, water and land, the handling and disposal of hazardous waste and the cleanup of properties affected by hazardous materials. We are involved in several proceedings relating to environmental matters, and we may be subject to other proceedings or claims in the future.

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

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive initial notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness. The net proceeds to us from the sale of the initial notes, together with available cash, were used to repay the subordinated bridge notes that were issued to finance a portion of our recapitalization. See "The Recapitalization and Ownership of Capital Stock."

                               THE EXCHANGE OFFER

     The foregoing is a summary of the Registration Rights Agreement dated as of October 1, 1999 among Knowles Electronics Holdings, Inc. and the placement agents in the offering of the initial notes, Morgan Stanley & Co. Incorporated and Chase Securities Inc. A copy of the Registration Rights Agreement is available as set forth under the heading "Summary -- Where You Can Find More Information." When we refer to "Knowles Electronics Holdings" in this section, we mean Knowles Electronics Holdings, Inc. and not its subsidiaries.

Terms of the Exchange Offer

     In connection with the issuance of the initial notes pursuant to the placement agreement dated as of September 28, 1999 among Knowles Electronics Holdings, as the issuer, Knowles Intermediate Holding, Inc., Emkay Innovative Products, Inc., Knowles Manufacturing Ltd., Synchro-Start Products, Inc., Knowles Electronics, LLC, as the subsidiary guarantors, and the placement agents, the placement agents and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

     The Registration Rights Agreement requires Knowles Electronics Holdings to file the registration statement, of which this prospectus is a part, for a registered exchange offer relating to an issue of new exchange notes identical in all material respects to the initial notes but containing no restrictive legends. Under the Registration Rights Agreement, Knowles Electronics Holdings is required to:

      -- use its best efforts to file the registration statement with the Securities and Exchange Commission and have the registration statement remain effective until the closing of the exchange offer;

      -- commence the exchange offer promptly after the registration statement has been declared effective by the Securities and Exchange Commission;

      -- use its best efforts to cause the exchange offer to be consummated no later than 60 days after the effective date; and

      -- keep the registration statement effective for not less than 20 business days after the date on which notice of the exchange offer is mailed to holders of the initial notes, although Knowles Electronics Holdings may, at its discretion, accept tenders after the date that Knowles Electronics Holdings consummates the exchange offer.

     We will accept for exchange all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes for an equal principal amount of outstanding initial notes accepted in the exchange offer. Holders may tender initial notes only in integral multiples of $1,000. This prospectus, together with the accompanying letter of transmittal, is being sent to all record holders of initial notes as
of               , 2000. The exchange offer is not conditioned upon the tender of any minimum principal amount of initial notes. Our obligation to accept initial notes for exchange is, however, subject to the conditions as set forth herein under "-- Conditions."

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

     Initial notes will be deemed accepted when, as and if Knowles Electronics Holdings has given written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving the exchange notes and delivering them to the holders.

     Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to other issuers, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by each holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

      -- the holder is not a broker-dealer who acquires the initial notes directly from Knowles Electronics Holdings for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

      -- the holder is not an "affiliate" of Knowles Electronics Holdings, as that term is defined in Rule 405 under the Securities Act; and

      -- the exchange notes are acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

     By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will represent to Knowles Electronics Holdings that:

      -- any exchange notes to be received by it will be acquired in the ordinary course of its business;

      -- it is not engaged in, and does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding to participate in a distribution of the exchange notes; and

      -- it is not an affiliate, as defined in Rule 405 under the Securities Act, of Knowles Electronics Holdings.

     If a holder of initial notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. Knowles Electronics Holdings has agreed to make this prospectus available to any broker-dealer for a period of time not to exceed 180 days after the last date of acceptance for exchange. See "Plan of Distribution."

     The Registration Rights Agreement requires that if:

      -- because of any change in law or applicable interpretations thereof by the SEC's staff, Knowles Electronics Holdings is not permitted to effect the exchange offer;

      -- the exchange offer is not for any other reason consummated by April 28, 2000; or

      -- the exchange offer has been completed and in the opinion of counsel for the placement agents a registration statement must be filed and a prospectus must be delivered by the placement agents in connection with any offering and sale of initial notes, then, in any such case, Knowles Electronics Holdings will use its best efforts to cause to be filed as soon as practicable a shelf registration statement with the SEC covering resales of the initial notes by holders who satisfy the conditions relating to the provision of information in connection with the shelf registration statement, and to have the shelf registration statement declared effective by the SEC.

     Because the exchange offer had not yet been consummated and a shelf registration statement had not been declared effective, on April 28, 2000 the interest rate on the initial notes increased by 0.5% per annum pursuant to the Registration Rights Agreement until:

      --  the exchange offer is consummated; or

      --  the shelf registration statement is declared effective.

     The exchange offer that this prospectus describes will satisfy the requirements of the Registration Rights Agreement such that Knowles Electronics Holdings will no longer be required to pay additional interest from the date the exchange offer is consummated.

     Holders who do not tender their initial notes before the expiration of the exchange offer will not be entitled to exchange these untendered initial notes for exchange notes. Holders of initial notes will not be able to offer or sell their initial notes, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws, unless the initial notes are subsequently registered under the Securities Act. Subject to limited exceptions, Knowles Electronics Holdings will have no obligation to register the initial notes.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "expiration date" means                , 2000 (20 days following
the commencement of the exchange offer), unless the exchange offer is extended, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

     In order to extend the expiration date, Knowles Electronics Holdings will notify the exchange agent of any extension by written notice and may notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

     In addition, Knowles Electronics Holdings reserves the right to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by Knowles Electronics Holdings (if permitted to be waived), by giving written notice of such delay, extension or termination to the exchange agent. Knowles Electronics Holdings also reserves the right to amend the terms of the exchange offer in any manner deemed by Knowles Electronics Holdings to be advantageous to the holders of the initial notes. If Knowles Electronics Holdings makes any material change to terms of the exchange offer, the exchange offer shall remain open for a minimum of an additional five business days, if the exchange offer would otherwise expire during such period. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice of the delay to the exchange agent. If Knowles Electronics Holdings amends the exchange offer in a manner that constitutes a material change, Knowles Electronics Holdings will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment, including by providing public announcement or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent, and other similar changes in the terms of the exchange offer.

     Without limiting the manner in which Knowles Electronics Holdings may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, Knowles Electronics Holdings will have no obligation to publish, advertise, or otherwise communicate any such public announcement.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will accrue interest payable in cash at 13 1/8% per annum, from the later of:

      -- the last interest payment date on which interest was paid on the initial notes surrendered in exchange therefor; and

      -- if the initial notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment.

PROCEDURES FOR TENDERING

     In order to tender initial notes in the exchange offer, a holder must complete one of the procedures described below. In addition, either:

      -- The holder must cause The Depository Trust Company ("DTC") to deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, confirmation that such holder's initial notes have been transferred from the account of a DTC participant to the exchange agent's account at DTC. The confirmation should include a message stating that DTC has received express acknowledgement from such DTC participant that it has received, and agrees to be bound by, the terms of the accompanying letter of transmittal and that the issuers may enforce such agreement against such DTC participant.

      -- The holder must complete, sign and date the letter of transmittal or a facsimile of it, have the signatures guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or facsimile, together with certificates for the initial notes being tendered, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

      -- The holder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery Procedure".

     THE METHOD OF DELIVERY OF INITIAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IN THE CASE OF ANY TENDER OF CERTIFICATED NOTES, WE RECOMMEND THAT HOLDERS USE AN OVERNIGHT OR HAND-DELIVERY SERVICE RATHER THAN TENDERING BY MAIL. IF A HOLDER DOES DELIVER BY MAIL, WE RECOMMEND USING REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO KNOWLES ELECTRONICS HOLDINGS.

     Holders of initial notes may also request that their respective brokers, dealers, commercial banks, trust companies or nominees tender initial notes for them.

     The tender by a holder of initial notes will constitute an agreement between such holder and Knowles Electronics Holdings in accordance with the terms and subject to the conditions set forth here and in the accompanying letter of transmittal.

     Only a holder of initial notes may tender the initial notes in the exchange offer. The term "holder" for this purpose means any person in whose name initial notes are registered on the books of Knowles Electronics Holdings or any other person who has obtained a properly completed bond power from the registered holder.

     Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her initial notes, either make appropriate arrangements to register ownership of the initial notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

SIGNATURE REQUIREMENTS AND SIGNATURE GUARANTEES

     Except in two situations described below, signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by:

      -- a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

      -- a commercial bank or trust company having an office or correspondent in the United States; or

      -- an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

     Signature guarantees are not required if the initial notes are tendered:

      -- by a registered holder of the initial notes or a DTC participant whose name appears on a security position listing as holder, in either case, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the exchange notes are being issued directly to such registered holder or are being deposited into such participant's account at DTC, as applicable; or

      --  for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by the recordholder(s) of the initial notes tendered thereby, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a DTC participant, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

     If the registered holder of initial notes does not sign the letter of transmittal, but rather the letter of transmittal is signed by someone else, those initial notes must be:

      -- endorsed by the registered holder with the signature on that letter guaranteed by an eligible guarantor institution; or

      -- accompanied by bond power in a form satisfactory to the issuers, signed by the registered holder.

     If the letter of transmittal, endorsement, bond power, power of attorney or any other documents required by the letter of transmittal are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons must:

      --  indicate their status when signing; and

      -- submit evidence that satisfies Knowles Electronics Holdings of their authority to act in this capacity with respect to the letter of transmittal.

VALIDITY, FORM, ELIGIBILITY, ACCEPTANCE OF TENDERED INITIAL NOTES

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by Knowles Electronics Holdings in its sole discretion, which determination will be final and binding. Knowles Electronics Holdings reserves the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in the opinion of Knowles Electronics Holdings or its counsel, be unlawful. Knowles Electronics Holdings also reserves the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. Knowles Electronics Holdings' interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as Knowles Electronics Holdings shall determine. None of Knowles Electronics Holdings, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes, nor shall any of them incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such initial notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, Knowles Electronics Holdings reserves the right in its sole discretion, subject to the provisions of the indenture relating to the initial notes and the exchange notes, to:

      -- purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date or, terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

      -- to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers could differ from the terms of the exchange offer.

GUARANTEED DELIVERY PROCEDURE

     If a registered holder of initial notes desires to tender initial notes but cannot complete the procedures for tendering described above in a timely manner, such holder may tender initial notes by causing an "eligible guarantor" institution, within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, to mail or otherwise deliver to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a properly completed and duly signed notice of guaranteed delivery and letter of transmittal, substantially in the form accompanying this prospectus. Such notice of guaranteed delivery must:

      -- set forth the registered holder's name and address, the certificate number of the initial notes being tendered, if available, and the principal amount of the initial notes being tendered;

      -- state that the tender is being made by an eligible guarantor institution; and

      -- guarantee that, within, five business days after the expiration date, the eligible guarantor institution will deposit with the exchange agent (1) a confirmation that the initial notes being tendered have been transferred from the account of a DTC participant to the exchange agent's account at DTC and any other documents required by the letter of transmittal or (2) certificates for the initial notes being tendered in proper form for transfer and (3) any other documents required by the letter of transmittal.

Any such tender will be valid if, within, five business days after the expiration date, the eligible guarantor institution makes such deposit as guaranteed.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     After all of the conditions to the exchange offer have been satisfied or waived, all initial notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the initial notes. See "-- Conditions" below. For purposes of the exchange offer, initial notes shall be deemed to have been accepted as validly tendered for exchange when and if Knowles Electronics Holdings has given written notice thereof to the exchange agent.

     In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after the exchange agent's timely receipt of:

      -- certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent's account at DTC;

      --  a properly completed and duly executed letter of transmittal; and

      --  all other required documents required by the letter of transmittal.

     If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of initial notes tendered by the book-entry transfer procedures described below, the non-exchanged initial notes will be credited to an account maintained with DTC.

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a DTC participant may make book-entry delivery of initial notes by causing DTC to transfer such initial notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at DTC, a confirmation of book-entry transfer or the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "-- Exchange Agent" below on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in this prospectus to deposit of initial notes shall be deemed to include DTC's book-entry delivery method.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     A holder may withdraw initial notes it has tendered in the exchange offer by delivering a written notice of withdrawal to the exchange agent prior to 5:00 p.m., New York City time on the expiration date. Any such notice of withdrawal must:

     1. specify the name of the person that tendered the initial notes to be withdrawn;

     2. identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such initial notes;

     3. be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee with respect to the initial notes to register the transfer of such initial notes into the name of the person withdrawing the tender;

     4. specify the name in which any such initial notes are to be registered, if different from that of the person that deposited them initially; and

     5. if the initial notes have been tendered pursuant to the book-entry procedures, specify the name and number of the DTC participant's account at DTC to be credited, if different than that of the person withdrawing the tender.

     Knowles Electronics Holdings will determine all questions as to the validity, form and eligibility, time of receipt of such notices, which shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of initial notes tendered by book-entry transfer, such initial notes will be credited to an account maintained with the Book-Entry Transfer Facility for the initial notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" above at any time on or prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, initial notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any initial notes, and Knowles Electronics Holdings may terminate or amend the exchange offer as provided herein before the acceptance of such initial notes, if:

     1. because of any change in law, or applicable interpretations thereof by the SEC, Knowles Electronics Holdings determines that it is not permitted to effect the exchange offer;

     2. an action is proceeding or threatened that would materially impair Knowles Electronics Holdings' ability to proceed with the exchange offer; or

     3. not all government approvals that Knowles Electronics Holdings deems necessary for the consummation of the exchange offer have been received.

     Knowles Electronics Holdings has no obligation to, and will not knowingly, permit acceptance of tenders of initial notes:

      -- from affiliates of Knowles Electronics Holdings within the meaning of Rule 405 under the Securities Act;

      -- from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

      -- if the exchange notes to be received by such holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Securities Exchange Act and without material restrictions under the 'blue sky' or securities laws of substantially all of the states of the United States.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the initial notes, as reflected in Knowles Electronics Holdings' accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Knowles Electronics Holdings. The costs of the exchange offer and the unamortized expenses related to the issuance of the initial notes will be amortized over the term of the exchange notes.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or notice of guaranteed delivery should be directed to the exchange agent addressed as follows:

     By Mail:

    The Bank of New York
     101 Barclay Street
     Reorganization Section 7E
     New York, New York 10286

     By Courier or Hand Delivery:

    The Bank of New York
     101 Barclay Street
     Corporate Trust Services Window
     Ground Level
     New York, New York 10286

     By Facsimile:

     Confirm by Telephone:

FEES AND EXPENSES

     Knowles Electronics Holdings will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. However, additional solicitations may be made by telephone, telecopy or in person by officers and regular employees of Knowles Electronics Holdings.

     Knowles Electronics Holdings will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. Knowles Electronics Holdings, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable documented out-of-pocket expenses in connection therewith. Knowles Electronics Holdings may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, the letter of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the exchange offer will be paid by Knowles Electronics Holdings, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     Knowles Electronics Holdings will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however:

      -- certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered;

      -- tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal; or

      -- a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer,

then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

              THE RECAPITALIZATION AND OWNERSHIP OF CAPITAL STOCK

     On June 30, 1999, Key Acquisition, L.L.C., all of whose membership interests are held by limited partnerships for which Doughty Hanson & Co. Limited or its affiliates (collectively, "Doughty Hanson") acts as general partner, acquired control of Knowles Electronics Holdings, Inc. in a recapitalization transaction. On June 29, 1999, Knowles' equipment financing business (The Finance Corporation of Illinois), including certain parcels of real estate, were distributed to our preexisting stockholders, in redemption of 10% of the stock owned by those stockholders. As part of our recapitalization, we repurchased from our preexisting stockholders for $505.5 million 90% of our common stock remaining outstanding after the previous day's redemption, and our preexisting stockholders exchanged their remaining common stock for shares of the newly authorized common stock and preferred stock. In addition, upon closing of our recapitalization, certain of our senior officers purchased shares of newly authorized common stock issued by Knowles. Upon the closing of the recapitalization, Key Acquisition owned approximately 82.3% of our newly authorized common stock and approximately 88.9% of our newly authorized preferred stock, and certain of our preexisting stockholders owned approximately 10.3% of our common stock and approximately 11.1% of our preferred stock, and certain of our senior officers owned approximately 7.4% of our common stock.

     The amount payable to our preexisting stockholders for the repurchase of their common stock in our recapitalization was subject to a post-closing adjustment payable by Knowles to our preexisting stockholders or by our preexisting stockholders to Key Acquisition. In June 2000, the independent accountants appointed pursuant to the recapitalization agreement determined that Knowles owes the preexisting stockholders approximately $8.3 million of the $13.3 million purchase price adjustment originally proposed by the preexisting stockholders, plus approximately $0.7 million in interest. The purchase price adjustment will be recorded as a reduction to stockholders' equity in the second quarter of 2000. In addition, Knowles agreed to indemnify our preexisting stockholders for any damages they suffer as a result of any breach of the various representations, warranties and agreements made by Key Acquisition in connection with our recapitalization.

     In connection with our recapitalization, a syndicate of lenders led by The Chase Manhattan Bank and Morgan Stanley Senior Funding, Inc. provided us with $250 million of senior credit facilities consisting of a $50 million revolving credit facility, subject to certain conditions, and $200 million in term loans pursuant to a Credit Agreement, dated as of June 28, 1999, which was amended and restated as of July 21, 1999 (the "Credit Agreement"). We also received $150 million from the sale of subordinated bridge notes (the "Subordinated Bridge Notes") to Morgan Stanley Senior Funding, Inc. and The Chase Manhattan Bank, all of which were repaid with proceeds from the offering of the initial notes and available cash. The recapitalization was financed with term loans under the Credit Agreement and the Subordinated Bridge Notes as well as a $214.2 million equity investment by Key Acquisition, certain senior officers of Knowles and the Knowles family. The sources and uses of funds for the recapitalization are summarized below:

                                SOURCES AND USES
                                 (IN MILLIONS)

            SOURCES OF FUNDS              AMOUNT
            ----------------              ------
Revolving Facility(1)...................  $   --
Term Loan A.............................    50.0
Term Loan B.............................   150.0
Subordinated Bridge Notes(2)............   150.0
Redeemable preferred stock due 2019:
  Purchased by Doughty Hanson...........   164.4
  Issued in exchange for common stock of
    preexisting stockholders............    20.6
Common stock:
  Purchased by Doughty Hanson...........    24.0
  Issued in exchange for common stock of
    preexisting stockholders............     3.0
  Purchased by senior officers..........     2.2
                                          ------
Total sources...........................  $564.2
                                          ======

             USES OF FUNDS                AMOUNT
             -------------                ------
Cash purchase of common stock(3)........  $505.5
Acquisition of common stock of
  pre-existing stockholders in exchange
  for new common and preferred stock....    23.6
Cash retained by Knowles................     8.1
Estimated fees and expenses(3)..........    27.0

                                          ------
Total uses..............................  $564.2
                                          ======

------------
(1) Total availability under the Revolving Facility is $50.0 million, subject to certain conditions.
(2) Proceeds from the initial offering were used to repay the Subordinated Bridge Notes.
(3) The amount payable to our preexisting stockholders for the repurchase of their common stock in our recapitalization was subject to the post-closing adjustment described above. We also paid our preexisting stockholders $2.8 million for certain tax deductions they lost as a result of the recapitalization.

     Ownership of Knowles. Key Acquisition, which owns approximately 81.4% of our common stock and 88.9% of our preferred stock, is controlled by Doughty Hanson. Doughty Hanson was founded in 1986 as a private partnership dedicated to originating and arranging private equity and venture capital transactions for market-leading businesses in Europe. To date, the firm has invested $11.0 billion of capital on behalf of a variety of institutional investors, and it has become Europe's largest independent private equity fund manager. Since its formation, Doughty Hanson has made investments in a variety of industries, including sanitary installation systems, flooring products, non-beverage metal packaging, sports watches, aircraft parts, precision parts and athletic apparel and equipment manufacturing. The investment in Knowles represents Doughty Hanson's first major equity investment in the United States.

     Holding Company Reorganization. Subsequent to our recapitalization, we reorganized our predecessor Knowles Electronics, Inc. as a holding company. Pursuant to a contribution agreement, on August 30, 1999 Knowles Electronics, Inc. contributed substantially all of its assets and liabilities (other than the capital stock of Knowles Intermediate Holding Company, Inc. and certain foreign subsidiaries and Knowles Electronics, Inc.'s liabilities under the Credit Agreement and Subordinated Bridge Notes) to Knowles Electronics, LLC, a newly created Delaware limited liability company. On September 23, 1999, Knowles Electronics, Inc. changed its name to Knowles Electronics Holdings, Inc. As a result of the reorganization, Knowles Electronics Holdings, Inc. is now a holding company that does not conduct any significant operations.

                                 CAPITALIZATION

     The following table sets forth Knowles' historical consolidated cash, cash equivalents and capitalization as of March 31, 2000. This table should be read in conjunction with the historical consolidated financial statements of Knowles and the related notes included in the back of this prospectus.

                                                                  AS OF
                                                                MARCH 31,
                                                                   2000
                                                              --------------
                                                              (IN THOUSANDS)
Cash and cash equivalents...................................    $  33,607
                                                                ---------
Long-term debt, including current maturities:
  Senior Credit Facility:(1)
     Revolving Facility.....................................           --
     Term Loans.............................................      200,000
  Senior Subordinated Notes(2)..............................      150,205
                                                                ---------
     Total long-term debt...................................      350,205
Preferred stock mandatorily redeemable in 2019..............      199,106
Common stockholders' equity (deficit)(3)....................     (435,780)
                                                                ---------
          Total capitalization..............................    $ 113,531
                                                                =========

------------

(1) Knowles incurred $200 million of term indebtedness pursuant to its Credit Agreement in connection with the recapitalization. The Credit Agreement consists of (i) a $50 million seven-year term loan, (ii) a $150 million eight-year term loan, and (iii) a $50 million seven-year revolving credit facility, subject to certain conditions.

(2) Net of unamortized discount of $2,995.

(3) In June 2000, the independent accountants appointed pursuant to the recapitalization agreement determined that Knowles owes its preexisting stockholders approximately $8.3 million of the $13.3 million post-closing purchase price adjustment originally proposed by the preexisting stockholders.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

     The following unaudited pro forma condensed consolidated statement of operations of Knowles gives effect to the recapitalization and related transactions and the offering of the initial notes and the application of the proceeds as if such transactions occurred on January 1, 1999. See "The Recapitalization."

     The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Knowles, together with the related notes, included in the back of this prospectus.

     The effects of our recapitalization and recent transactions and the issuance of the initial notes and the application of the proceeds are reflected in the unaudited consolidated balance sheet and statement of operations as of and for the three months ended March 31, 2000 included in this prospectus at pages F-22 and F-23 and, therefore, no pro forma balance sheet and statement of operations are presented as of such date or for such period.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                YEAR ENDED DECEMBER 31, 1999
                                                           ---------------------------------------
                                                           HISTORICAL    ADJUSTMENTS     PRO FORMA
                                                           ----------    -----------     ---------
                                                                       (IN THOUSANDS)
Net sales................................................   $229,106                     $229,106
Costs and expenses:
  Cost of sales..........................................    146,472                      146,472
  Selling and administrative expense.....................     35,901                       35,901
  Recapitalization expenses..............................     10,674      $(10,674)(a)         --
  Research and development...............................     10,930                       10,930
                                                            --------      --------       --------
Operating income.........................................     25,129        10,674         35,803
Other income(expense):
  Interest income........................................        883                          883
  Interest expense.......................................    (23,194)         (718)(b)
                                                                           (18,625)(c)    (42,537)
Miscellaneous, net.......................................       (123)                        (123)
                                                            --------      --------       --------
Income (loss) before income taxes........................      2,695        (8,669)        (5,974)
Income tax expense.......................................      8,980         3,240(d)      12,220
                                                            --------      --------       --------
Income (loss) from continuing operations.................   $ (6,285)     $(11,909)      $(18,194)
                                                            ========      ========       ========

See accompanying notes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(a) Reflects the elimination of expenses related to our recapitalization consisting primarily of bonuses, special one-time recognition payments to employees, termination costs of a supplemental executive retirement plan and legal, accounting, public relations and other professional fees.

(b) Reflects the amortization, using the effective interest method, of deferred financing costs over the terms of the Subordinated Bridge Notes, the Notes and Term Loans A and B of the Credit Agreement.

(c) Pro forma interest expense has been calculated based upon pro forma debt levels and applicable interest rates. The Subordinated Bridge Notes were outstanding for three months and one day after the consummation of the recapitalization. Three months and one day after the consummation of the recapitalization, the Subordinated Bridge Notes were refinanced with available cash and the proceeds from the offering of the initial notes, which have a fixed interest rate of 13 1/8% and were sold at a price of 97.954%. Pro forma interest expense on Term Loans A and B of the Credit Facility was calculated on an annual basis using an interest rate of 5.5% (LIBOR) plus 2.50% for Term Loan A and 3.00% for Term Loan B. Each 1/2 of 1% change in the base interest rate for the Term Loans would have a $1,000 effect on pro forma interest expense for the year ended December 31, 1999.

(d) Knowles was an S corporation during the period from January 1, 1999 through June 29, 1999. In connection with the closing of the recapitalization on June 30, 1999, Knowles became a C corporation. The adjustment reflects the income taxes of Knowles as if it were a C corporation for the entire year ended December 31, 1999 as well as the impact of the decrease in pro forma pre-tax income as a result of the pro forma adjustments described above.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The table below provides selected historical consolidated financial data of Knowles as of and for each of the periods indicated. The selected financial data for each of the three years in the period ended December 31, 1999 is derived from historical consolidated financial statements of Knowles Electronics Holdings, Inc. that have been audited by Ernst & Young LLP and are included in this prospectus. Effective for the calender year 1997 reporting period, we changed our fiscal year from one ending on June 30 to one ending on December 31. The selected financial data for the six month period ended December 31, 1996 and for each of the fiscal years in the two year period ended June 30, 1996 is derived from historical consolidated financial statements of Knowles Electronics Holdings, Inc. that have been audited by Ernst & Young LLP but are not included in this prospectus. The selected financial data for the three month periods ended March 31, 1999 and 2000 is derived from unaudited historical consolidated financial statements of Knowles Electronics Holdings, Inc. that are included in the prospectus and include all adjustments, consisting of normal recurring accruals, necessary to fairly present the data for these periods. The operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year. The data presented below should be read in conjunction with the historical consolidated financial statements and the related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                          SIX MONTHS
                                    FISCAL YEAR ENDED       ENDED                                           THREE MONTHS
                                        JUNE 30,         DECEMBER 31,      YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                   -------------------   ------------   ------------------------------   -------------------
                                     1995       1996         1996         1997       1998       1999       1999       2000
                                   --------   --------   ------------   --------   --------   --------   --------   --------
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

Net sales........................  $135,231   $144,935     $92,782      $218,150   $234,899   $229,106   $ 56,064   $ 59,860
Costs and expenses:
  Cost of sales..................    73,712     79,057      52,317       125,533    139,074    146,472     33,449     34,041
  Selling and administrative
    expense......................    19,593     22,191      14,067        35,148     35,188     35,901      9,169      9,507
  Research and development.......     3,336      4,271       3,189         9,884     10,870     10,930      2,826      2,522
  Recapitalization expense(1)....        --         --          --            --         --     10,674         --         --
  Restructuring expenses.........        --         --          --            --         --         --         --     20,094
                                   --------   --------     -------      --------   --------   --------   --------   --------
Operating income (loss)..........    38,590     39,416      23,209        47,585     49,767     25,129     10,620     (6,304)
Interest income..................       717        828         154           566        278        883        132        239
Interest expense.................        --         --        (257)         (392)      (634)   (23,194)       (49)   (10,206)
Miscellaneous, net...............     1,769      1,834         680        (1,455)    (1,058)      (123)       (59)        --
                                   --------   --------     -------      --------   --------   --------   --------   --------
Income (loss) from continuing
  operations before income
  taxes..........................    41,076     42,078      23,786        46,304     48,353      2,695     10,644    (16,271)
Income taxes.....................    17,806     18,741      10,028         9,856      7,107      8,980        763        523
                                   --------   --------     -------      --------   --------   --------   --------   --------
Income (loss) from continuing
  operations.....................    23,270     23,337      13,758        36,448     41,246     (6,285)     9,881    (16,794)
Income from discontinued
  operations less applicable
  income taxes(2)................     7,401      7,581       3,910         6,729      6,936      2,556      1,407         --
                                   --------   --------     -------      --------   --------   --------   --------   --------
Net income (loss)................  $ 30,671   $ 30,918     $17,668      $ 43,177   $ 48,182   $ (3,729)  $ 11,288   $(16,794)
                                   ========   ========     =======      ========   ========   ========   ========   ========
C Corporation Pro Forma Data(3)--
  unaudited:
  C corporation pro forma income
    taxes........................  $     --   $     --     $    --      $ 11,600   $ 18,500   $ 19,125   $     --   $     --
  C corporation pro forma income
    (loss) from continuing
    operations adjusted for
    income taxes.................  $     --   $     --     $    --      $ 34,704   $ 29,853   $(16,430)  $     --   $     --
                                   ========   ========     =======      ========   ========   ========   ========   ========
OTHER FINANCIAL DATA:
  Depreciation and
    amortization.................  $  4,399   $  5,808     $ 4,614      $ 10,348   $ 11,235   $ 12,638   $  2,945   $  3,029
  Capital expenditures...........     8,449      8,954       6,941        12,129     16,326     14,500      3,290      2,810
  Cash flows from operating
    activities...................    27,467     27,204      19,865        52,395     56,078     49,274     24,922     14,308
  Cash flows from investing
    activities...................    (7,185)    (8,196)    (18,289)      (12,129)   (16,326)   (14,500)    (3,290)    (2,810)
  Cash flows from financing
    activities...................   (27,164)   (34,455)      1,565       (50,669)   (41,733)   (19,055)    (2,297)      (300)
  EBITDA(4)(5)...................    42,989     45,224      27,823        57,933     61,002     37,767     13,565     16,819
  Ratio of earnings to fixed
    charges(6)...................     115.1x     125.1x       50.0x         36.1x      38.1x       1.1x      39.3x

                                                   (continued on following page)

                                                                                                                          AS OF
                                                     AS OF JUNE 30,                   AS OF DECEMBER 31,                MARCH 31,
                                                   -------------------    ------------------------------------------    ---------
                                                     1995       1996        1996       1997       1998       1999         2000
                                                   --------   --------    --------   --------   --------   ---------    ---------
BALANCE SHEET DATA:
Cash and cash equivalents........................  $  5,553   $  5,477    $ 18,377   $  7,406   $  5,594   $  22,332    $  33,607
Total assets.....................................   225,710    225,664     272,045    254,413    265,673     186,506      195,366
Long term debt including current maturities......        --        800      13,000      1,300         --     350,134      350,205
Preferred stock mandatorily redeemable in 2019...        --         --          --         --         --     194,250      199,106
Total common stockholders' equity (deficit)......   202,898    198,561     196,128    209,840    219,194    (412,860)    (435,780)

---------------

(1) The "Recapitalization expenses" consisted primarily of bonuses, special one-time recognition payments to employees, termination costs of a supplemental executive retirement plan and legal, accounting, public relations and other professional fees.

(2) Net income from discontinued operations represents the activity of The Finance Company of Illinois, an equipment financing business that was distributed to our preexisting stockholders on June 29, 1999.

(3) Effective January 1, 1997, our stockholders elected under the S Corporation rules of the Internal Revenue Code to have Knowles' income included in their own income for federal income tax purposes. As a result of our recapitalization, we terminated our S Corporation status for federal income tax purposes effective June 29, 1999. For informational purposes, the selected historical consolidated financial data includes an unaudited pro forma presentation of income taxes which would have been recorded if we had been a C Corporation.

(4) "EBITDA" has been calculated as earnings before interest, taxes, depreciation, amortization, for the three months ended March 31, 2000, and expenses relating to our restructuring announced in March 2000. EBITDA should not be construed as an alternative to operating income, or net income, as determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows generated by operating, investing and financing activities. EBITDA is presented solely as a supplemental disclosure because we believe that it is a widely used measure of operating performance. Because EBITDA is not calculated under GAAP, it may not be comparable to similarly titled measures reported by other companies.

(5) We announced a major restructuring in March 2000, resulting in a first quarter charge of $20.1 million. We are consolidating our worldwide manufacturing operations by ending production at five manufacturing facilities and either outsourcing the components or moving final assembly to lower cost locations in Malaysia, China and Hungary, and we expect to reduce our global workforce by about 20%.

(6) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income from continuing operations before income taxes and fixed charges) by fixed charges (interest expense plus one-third of rental expense (the portion deemed representative of the interest factor)). Knowles' earnings were inadequate to cover fixed charges for the three months ended March 31, 2000 by approximately $16.3 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     We are a leading international manufacturer of technologically advanced products in the hearing aid and automotive components markets. We also operate in markets for acoustics and infrared technology products that have high growth potential. Since we were founded in 1946, we have leveraged our core competency in acoustic technology to build expertise in hearing aid transducer and low voltage integrated circuit design, electronic controls and sensors, infrared technology and precision manufacturing in the United States and other countries. We have numerous international operations with our largest facilities in the United States, Germany, Austria, Malaysia and China. Our 1999 revenue, operating income and EBITDA, adjusted for our recapitalization expenses and special charges, were $229.1 million, $44.7 million and $57.4 million, respectively.

     Our three segments are:

      -- KE - HEARING AID COMPONENTS. KE, our most significant business unit, designs, manufactures and markets subminiature acoustic transducers and other components for hearing aids. The transducer is the name given to both the microphone and receiver in a hearing aid. KE is the world's largest manufacturer of hearing aid transducers.

      -- EMKAY - ACOUSTICS AND INFRARED TECHNOLOGY. Emkay began business in 1994 to explore non-hearing aid applications for our technology. Emkay combines KE's transducer and acoustic expertise with its core competencies in infrared technology and electronics to provide high technology solutions for markets with high growth potential, including computer telephony integration, automotive communications and entertainment systems, and devices other than PCs accessing the web. Emkay is developing high technology solutions for the computer telephony integration markets with high growth potential, such as voice recognition, Internet-on-television, and videoconferencing.

      -- AUTOMOTIVE COMPONENTS. Our Automotive Components business unit is comprised of two businesses, Synchro-Start Products, Inc. ("SSPI"), which produces diesel engine solenoids and electronic governors, and Ruf electronics GmbH ("Ruf"), a leading producer of automotive position sensors. Over the next six to twelve months, we expect to divest the Ruf position sensor business.

     The following table sets forth the approximate percentage of our net sales from each segment.

                                                                          THREE MONTHS
                                                                              ENDED
                                            YEAR ENDED DECEMBER 31,         MARCH 31,
                                           -------------------------     ---------------
SEGMENT                                    1997      1998      1999      1999      2000
-------                                    -----     -----     -----     -----     -----
KE.......................................   55.9%     57.1%     59.1%     57.0%     60.1%
Emkay....................................   11.4      13.4      14.1      13.6      12.2
Automotive Components....................   32.7      29.5      26.8      29.4      27.7
                                           -----     -----     -----     -----     -----
          Total..........................  100.0%    100.0%    100.0%    100.0%    100.0%
                                           =====     =====     =====     =====     =====

     The following table sets forth the percentage of our operating income from each segment. The percentages for the year ended December 31, 1999 exclude one-time recapitalization expenses of $10.7 million.

                                                                          THREE MONTHS
                                                                              ENDED
                                           YEAR ENDED DECEMBER 31,          MARCH 31,
                                          -------------------------     -----------------
                SEGMENT                   1997      1998      1999       1999       2000
                -------                   -----     -----     -----     ------     ------
KE......................................   77.9%     75.9%    101.1%      83.0%      87.1%
Emkay...................................    8.5      10.1       3.4        8.6        3.2
Automotive Components...................   13.6      14.0      (4.5)       8.4        9.7
                                          -----     -----     -----     ------     ------
          Total.........................  100.0%    100.0%    100.0%     100.0%     100.0%
                                          =====     =====     =====     ======     ======

     Net sales.  We recognize net sales upon the shipment of products.

     Growth in net sales for KE has generally been driven by demographics, technological advances and improved hearing aids. There has been growing price competition in KE's market over the last several years. KE believes that the market for hearing aids can be expanded to more than offset this decline in transducer prices.

     Net sales for Emkay have been driven by the emergence of new markets for acoustic and infrared technologies and our penetration of those markets. The market for Emkay's products has been growing substantially, due to technological advances in and increased penetration of voice recognition and computer telephony integration products. However, we believe that sales of complex voice recognition products will not increase substantially until voice recognition software provides better performance. We also believe that sales of voice recognition products have stagnated in North America in particular as a result of consumer dissatisfaction with product performance. There has been price competition in these markets.

     Net sales from Automotive Components are generally driven by the sale of diesel engine solenoids and position sensors. Sales of diesel engine solenoid products for use as replacement parts fluctuate substantially from quarter to quarter, which can have a noticeable effect on the operating income of the Automotive Components segment. In the last several years, the diesel engine solenoid market has been flat in the United States, declining in western Europe and growing in the rest of the world. We expect net sales of these solenoids to grow slowly. Net sales of position sensors products are driven by sales of new automobiles and trucks, which are expected to remain relatively flat. However, we expect advanced "drive-by wire" control systems to be included in more new luxury vehicles, and later across other product lines of the automotive manufacturers, which would result in more position sensors being installed per vehicle.

     Automotive Components' net sales of sensors have recently decreased for two reasons. First, currency changes between the German Deutschemark and the U.S. dollar caused a reduction of approximately $1.8 million in position sensor sales in 1999 compared to 1998. Second, the current diesel fuel injection pump of our largest position sensor customer is being replaced by a new technology on some diesel engines, due in part to environmental regulations in Europe and North America. Consequently, this customer reduced orders of this sensor for use on both larger and smaller diesel engines from approximately $10 million in 1998 to $6 million in 1999, and has continued to reduce orders of this sensor this year. Automotive Components' net sales to another original equipment manufacturer have also recently decreased as that manufacturer has begun to dual source components that we had previously supplied on a sole source basis. Our sales to this manufacturer were over $4 million in 1998 compared to less than $3 million in 1999. We are seeking to address these declines in sales by developing new products and establishing new customer relationships. For example, we have recently entered into a single source contract with a major North American automobile parts manufacturer from whom we have not previously had significant revenues. There is substantial price competition in the Automotive Components' market. Original equipment manufacturers generally require scheduled price decreases.

     Cost of sales. Our cost of sales consists mainly of materials, direct and indirect labor costs and other overhead. Other overhead includes depreciation, equipment maintenance, shipping and manufacturing supplies. Direct and indirect labor payroll expense is the largest component of cost of sales. Depreciation is included as an expense in the line item that corresponds to the asset being depreciated (i.e., manufacturing facilities are depreciated in cost of sales, headquarter facilities are depreciated in selling and administrative expense). The majority of our depreciation expense is reflected in cost of sales.

     Most of our direct labor is performed by a semi-skilled workforce. Therefore, we have emphasized moving manufacturing to lower wage locations, including China, Malaysia and Hungary. We have recently expanded our facilities in China and Hungary. In March 2000, we announced plans to consolidate our worldwide manufacturing operations. We will outsource some activities currently performed in Itasca and Rolling Meadows, Illinois. In addition, we will cease production at our United Kingdom, Taiwanese and German manufacturing facilities. Production from those operations will be moved to China, Malaysia and Hungary. Over the next twelve to eighteen months, the Company expects to reduce its global workforce by approximately 20 percent.

     KE's material costs primarily relate to unprocessed materials or commodities, including steel, copper wire, and magnet bar stock. KE purchases certain integrated circuits and magnets customized specifically for its products from single source suppliers. Emkay's materials costs generally relate to similar unprocessed materials or commodities. Emkay has subcontracted some of its final assembly to third parties. These costs are included in materials costs. Automotive Components also purchases similar unprocessed materials and commodities. However, it also purchases parts and sub-assemblies customized specifically for its products and depends, therefore, to a greater extent on suppliers.

     Selling and administrative expense. Our selling and administrative expenses consist of personnel costs, legal, accounting and other professional costs, management information systems and rent. Our selling expenses have not been a significant portion of this line item, but are increasing due to Emkay, which is building a sales infrastructure to support future growth. We sell most of our products to original equipment manufacturers and distributors, through internal sales forces and outside sales agents.

     We expect to replace certain management information systems over the next three years, requiring expenditures of approximately $9 million through 2002. A portion of the associated costs will be expensed and the remainder will be capitalized.

     Research and development. Research and development costs consist mainly of labor, facilities and contract costs. The principal purpose of our research and development efforts is to strengthen the product lines of our segments and to provide new products for growth markets.

     Other income (expense). Other income (expense) consists of interest income, interest expense and miscellaneous expenses. Neither interest income nor interest expense was significant in 1997 and 1998. However, due to our recapitalization, net interest expense increased to $22.3 million in 1999 and it will increase to approximately $42 million in 2000.

     Income taxes. For 1997, 1998 and the first half of 1999 (prior to our recapitalization), Knowles was an S corporation and was generally not subject to federal income taxes. Income taxes paid during that time period relate to Knowles' non-U.S. subsidiaries that did not have the benefit of S corporation treatment and state and local taxes applicable to Knowles and its subsidiaries. Effective June 30, 1999, Knowles became a C corporation and will therefore be subject to federal income taxes. Income taxes are expected to be approximately 25% of pretax income in 2000.

     Income from discontinued operations. Knowles discontinued its equipment financing business and distributed it on June 29, 1999, the day prior to the recapitalization, to its preexisting stockholders. Net sales and costs and expenses directly attributable to these operations are not included in recurring operations on our income statements in the periods presented.

     Foreign exchange exposure. Our revenues are primarily denominated in the U.S. dollar and the German Deutschemark (which is now tied to the euro). Our expenses are principally denominated in those currencies, but are also denominated in the local currencies of Austria, the United Kingdom, Hungary, China, Japan, Malaysia and Taiwan. We do not hedge this exposure, since we generally incur significant costs in the same currencies in which we have sales. As we move more production out of Europe to Asia, we could become more exposed to relative changes in value among the euro, the U.S. dollar and major Asian currencies.

SPECIAL CHARGES IN 1999

     During the second quarter of 1999, we recognized non-recurring expenses related to our recapitalization of $10.7 million. These recapitalization expenses consisted primarily of bonuses, special one-time recognition payments to employees, termination costs of a supplemental executive retirement plan and legal, accounting, public relations and other professional fees. In addition, during the second and fourth quarters of 1999, we recognized special charges of $8.9 million to increase our reserves for slow moving and obsolete inventory and our product warranty accrual. The increases in these reserves were due primarily to an increase in excess inventory due to the introduction of non-competitive products, the support of many old product models, a change in management's philosophy on disposal of slow moving inventory and an increase in warranty claim experience due to extended warranty periods. Also, during the third quarter of 1999, we recognized a non-recurring expense of $3.9 million related to the amortization of deferred financing charges associated with our subordinated bridge notes.

CONSOLIDATED RESULTS OF OPERATIONS

     The table below shows the principal line items from our historical consolidated income statements, as a percentage of our net sales, for each of the periods discussed below.

                                                                      THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,        MARCH 31,
                                           -----------------------    ------------------
                                           1997     1998     1999      1999       2000
                                           -----    -----    -----    -------    -------
Net sales................................  100.0%   100.0%   100.0%   100.0%     100.0%
  Cost of sales..........................   57.5     59.2     63.9      59.7       56.8
  Selling and administrative expense.....   16.1     15.0     15.7      16.4       15.9
  Recapitalization expense...............    0.0      0.0      4.7       0.0        0.0
  Restructuring expense..................    0.0      0.0      0.0       0.0       33.6
  Research and development...............    4.5      4.6      4.8       5.0        4.2
                                           -----    -----    -----    ------     ------
Operating income.........................   21.9     21.2     10.9      18.9     (10.5)
EBITDA...................................   26.6     26.0     16.5      24.2      (5.5)

Operating income and EBITDA, as a percentage of net sales, excluding the special charges discussed above, were 19.5% and 25.1%, respectively, for the year ended December 31, 1999. Operating income and EBITDA, as a percentage of net sales, excluding expenses relating to our restructuring announced in March 2000, were 23.1% and 28.1%, respectively, for the three months ended March 31, 2000.

  THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31,
1999

     The following table sets forth the change in net sales by segment, both in dollars and in percentage terms.

                                                        THREE MONTHS
                                                           ENDED
                                                         MARCH 31,            CHANGE
                                                      ----------------    ---------------
                      SEGMENT                          1999      2000       $         %
                      -------                         ------    ------    ------    -----
                                                       (IN MILLIONS, EXCEPT PERCENTAGES)
KE..................................................  $31.9     $36.0     $ 4.1     12.9%
Emkay...............................................    7.7       7.3      (0.4)    (5.2)
Automotive Components...............................   16.5      16.6       0.1      0.6
                                                      -----     -----     -----
     Total..........................................  $56.1     $59.9     $ 3.8      6.8%
                                                      =====     =====     =====

     KE's increase in net sales was primarily due to a 12% increase in transducer product sales. In addition, the Deltek non-transducer hearing aid components business enjoyed a 27% increase, but on a smaller sales base. KE sales growth was stronger in the first quarter of this year than in the second half of last year, and although sales are expected to continue to grow, they are likely to grow at a slower rate for the remaining quarters of 2000. Emkay's net sales decreased primarily due to unfavorable U.S. dollar to German Deutschemark exchange rate changes from the 1999 period to the 2000 period of $0.4 million. Infrared business sales increased 3% in constant currency, but decreased 10% on a reported basis. Sales of Emkay's acoustics business, which includes the sales of components and headsets, were flat in the 2000 period compared to the same period last year. Automotive Components' lack of significant increase in sales resulted largely from unfavorable U.S. dollar to German Deutschemark exchange rate changes, which reduced reported sales by $1.1 million. Sales for the SSPI solenoid controls business increased by 20% due to improved service orders and agricultural equipment orders. Sales for the Ruf position sensor business declined by 6% on a constant dollar basis, but by 18% on a reported basis (i.e., almost seventy percent of the Ruf sales decline was caused by unfavorable currency changes). The remainder of the decline in Ruf sales was due to significantly lower sales of a diesel fuel sensor as a result of one customer's diesel fuel pump being replaced by new technology, partly in response to environmental regulations.

     The following table sets forth the change in cost of sales by segment, both in dollars and in percentage terms.

                            COST OF SALES BY SEGMENT

                                                        THREE MONTHS
                                                           ENDED
                                                         MARCH 31,             CHANGE
                                                      ----------------    ----------------
                     SEGMENT                           1999      2000       $         %
                     -------                          ------    ------    ------    ------
                                                       (IN MILLIONS, EXCEPT PERCENTAGES)
KE................................................    $17.7     $18.2     $ 0.5       2.8%
Emkay.............................................      4.4       4.2      (0.2)     (4.5)
Automotive Components.............................     11.3      11.6       0.3       2.7
                                                      -----     -----     -----
     Total........................................    $33.4     $34.0     $ 0.6       1.8%
                                                      =====     =====     =====

     Consolidated cost of sales decreased by 2.9 percentage points as a percent of sales. KE's increase of $0.5 million was due to an increase in sales, partially offset by higher production in lower cost facilities. Emkay's cost of sales decreased by $0.2 million because of lower sales and increased production at lower cost facilities. Automotive Components' cost of sales increased by $0.3 million due to higher SSPI sales, partially offset as a result of lower Ruf sales and the change in the exchange rate of the German Deutschemark.

     Selling and administrative expenses were higher in the 2000 period due to increased pension expenses.

     Research and development expenses were lower in the 2000 period because of reduced activity related to Ruf.

     In connection with our recapitalization, we incurred $200 million of senior debt and $153 million of senior subordinated debt. As a result, interest expense was substantial during the first quarter of this year compared to a negligible amount in the same period last year.

     Income tax expense was approximately the same in the 1999 and 2000 periods, notwithstanding the significant difference in pretax income, largely due to Knowles being an S Corporation for federal income tax purposes until June 29, 1999.

     The following table sets forth the change in operating income by segment, both in dollars and in percentage terms.

                          OPERATING INCOME BY SEGMENT

                                                         THREE MONTHS
                                                            ENDED
                                                          MARCH 31,            CHANGE
                                                       ----------------    ---------------
                      SEGMENT                           1999      2000       $        %
                      -------                          ------    ------    -----    ------
                                                        (IN MILLIONS, EXCEPT PERCENTAGES)
KE.................................................    $ 9.8     $13.1     $3.3      33.7%
Emkay..............................................      0.9       0.4     (0.5)    (55.5)
Automotive Components..............................      0.9       1.3      0.4      44.4
Unallocated amount--corporate overhead.............     (1.0)     (1.0)     0.0
                                                       -----     -----     ----
     Total.........................................    $10.6     $13.8     $3.2      30.2%
                                                       =====     =====     ====

     We announced a major restructuring in March 2000, resulting in a first quarter charge of $20.1 million. We are consolidating our worldwide manufacturing operations by ending production at five manufacturing facilities and either outsourcing the components or moving final assembly to lower cost locations in Malaysia, China and Hungary. Over the next 12 to 18 months, we expect to reduce our global workforce by about 20%, and over the next six to twelve months, we expect to divest the Ruf position sensor business.

     As a result of the restructuring charge, we reported an operating loss for the quarter of $6.3 million compared to an operating profit of $10.6 million last year. Operating income before restructuring charges was $13.8 million or 30% greater than the $10.6 million in 1999. As a result of the restructuring charge and the interest expense, we reported a net loss in the first quarter of this year compared to net income in the same period last year.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     The following table sets forth the change in net sales by segment, both in dollars and in percentage terms. (Numbers may not total due to rounding.)

                                                      YEAR ENDED
                                                     DECEMBER 31,          CHANGE
                                                   ----------------    --------------
                     SEGMENT                        1998      1999       $        %
                     -------                       ------    ------    -----    -----
                                                   (IN MILLIONS, EXCEPT PERCENTAGES)
KE...............................................  $134.1    $135.4    $ 1.3      1.0%
Emkay............................................    31.6      32.3      0.7      2.2
Automotive Components............................    69.2      61.4     (7.8)   (11.3)
                                                   ------    ------    -----
          Total..................................  $234.9    $229.1    $(5.8)    (2.5)%
                                                   ======    ======    =====

     KE's increase in net sales is attributable to increased unit volumes, substantially offset by price decreases. Many of KE's contracts offering significant price decreases to customers expire in 2001 and we intend to work to reduce the number of such contracts in future years. Emkay's net sales increased due to further penetration of wired headsets in Europe and microphone sales in Asia, offset in large part by a decrease in wired headset sales in North America and, to a lesser extent, by lower sales of wireless headsets. We believe the decrease in wired headset sales resulted from stagnant sales of complex voice recognition software, particularly in North America, due to a lower level of performance than had been anticipated. We also believe that sales of complex voice recognition software and products will not increase substantially until the technology provides better performance. Emkay's net sales increase of infrared product was substantially offset by unfavorable foreign currency fluctuations. Automotive Components' net sales decrease was due to a negative foreign currency movement of $1.8 million plus a $4 million reduction in orders for a diesel fuel sensor as a result of one customer's diesel fuel pump being replaced by new technology, partly in response to environmental regulations. Net sales of this sensor to this manufacturer were $10 million in 1998 compared to $6 million in 1999. Automotive Components' net sales to another original equipment manufacturer also decreased as that manufacturer has begun to dual source components that we had previously supplied on a sole source basis.

Our net sales to this manufacturer were in excess of $4 million in 1998 compared to less than $3 million in 1999. We are seeking to address these declines in sales by developing new products and establishing new customer relationships.

     The following table sets forth the change in cost of sales by segment, both in dollars and in percentage terms. (Numbers may not total due to rounding.)

                                                          YEAR ENDED
                                                         DECEMBER 31,           CHANGE
                                                      ------------------    --------------
                      SEGMENT                          1998       1999        $        %
                      -------                         -------    -------    -----    -----
                                                       (IN MILLIONS, EXCEPT PERCENTAGES)
KE..................................................  $ 75.2     $ 78.9     $3.7      4.9%
Emkay...............................................    18.7       21.1      2.4     12.8
Automotive Components...............................    45.2       46.5      1.3      2.9
                                                      ------     ------     ----
          Total.....................................  $139.1     $146.5     $7.4      5.3%
                                                      ======     ======     ====

     Consolidated cost of sales increased by 4.7 percentage points as a percentage of sales. However, when the $8.9 million of special charges for the increases in the inventory reserve and warranty accrual are removed, consolidated cost of sales actually decreased by $1.5 million or 0.7 percentage points as a percentage of sales. KE's increase reflects higher unit volume, increased warranty accrual and increased slow-moving inventory reserves, partially offset by the shift of production to lower wage locations. Emkay's increase resulted largely from a one-time adjustment of inventory (particularly headsets) to a lower net realizable value, reflecting the stagnant conditions in the voice recognition software market as discussed above. For Automotive Components, lower sales volume was more than offset by increased slow-moving inventory reserves and higher rent for its German facilities. As a percent of net sales, Automotive Components' cost of sales increased 10.4 percentage points due to fixed costs being spread over lower net sales and higher rent in Germany.

     The selling and administrative expense increase is attributable to increased bad debt provisions at KE, higher spending by Emkay, primarily to penetrate the North American market, and the cost of a business development study for Automotive Components, all of which were partially offset by the absence of stock appreciation rights expense in 1999 as a result of our recapitalization.

     Research and development expenses were slightly higher in 1999 due to increased activity by Emkay, partially offset by a lower level of circuit prototype development at KE.

     Interest expense was significantly higher in 1999 than 1998 as a result of the debt that we incurred to finance our recapitalization.

     Income tax expense increased in 1999 because we established a valuation allowance of $6.3 million for certain foreign net operating loss carryforwards, which are more likely not to be realized, and we provided $3.1 million for the anticipated tax liability on unremitted foreign earnings, which are not considered permanently reinvested. Knowles Electronics Holdings was an S Corporation and generally not subject to federal income taxes during 1998, and in 1999 through June 29, when our S Corporation status was terminated.

     The following table sets forth information showing the change in operating income by segment, excluding one-time recapitalization expenses, but including special expenses of $8.9 million related to the increase in inventory reserve and warranty accrual.

                                                              YEAR ENDED
                                                             DECEMBER 31,          CHANGE
                                                            --------------    ----------------
                         SEGMENT                            1998     1999       $         %
                         -------                            -----    -----    ------    ------
                                                            (IN MILLIONS, EXCEPT PERCENTAGES)
KE........................................................  $40.4    $38.7    $ (1.7)    (4.2%)
Emkay.....................................................    5.4      1.3      (4.1)    (75.9)
Automotive Components.....................................    7.5     (1.7)     (9.2)   (122.7)
Unallocated amount -- corporate overhead..................   (3.5)    (2.4)      1.1
                                                            -----    -----    ------
Consolidated operating income (before one-time
  recapitalization expenses)..............................  $49.8    $35.9    $(13.9)   (27.9%)
                                                            =====    =====    ======

     Operating income as a percent of sales declined 3.9 percentage points due to special expenses for inventory reserve and warranty accrual increases, which totaled $8.9 million. When these special expenses are excluded, operating income declined 2.2 percentage points, or $5.0 million, primarily due to the costs of shifting production to lower wage locations and lower sales volumes and margins at Automotive Components.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     The following table sets forth information showing the change in net sales by segment, both in dollars and in percentage terms. (Numbers may not total due to rounding.)

                                                                YEAR ENDED
                                                               DECEMBER 31,         CHANGE
                                                             ----------------    -------------
                          SEGMENT                             1997      1998       $       %
                          -------                            ------    ------    -----    ----
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)
KE.........................................................  $121.9    $134.1    $12.2    10.0%
Emkay......................................................    24.9      31.6      6.7    26.9
Automotive Components......................................    71.4      69.2     (2.2)   (3.1)
                                                             ------    ------    -----
          Total............................................  $218.2    $234.9    $16.7     7.7%
                                                             ======    ======    =====

     KE's increase in net sales reflects an increase in unit sales and the introduction of a new high-end product, partially offset by pricing pressures from major customers and the competitive response of protecting market share by maintaining and, in some cases, reducing prices. Emkay's net sales increase resulted from the introduction of new products and increased penetration of voice recognition products. Automotive Components' revenue decline was due to the Asian economic crisis and the receipt in 1997 of a large one-time order from a major customer that was not repeated in 1998. Net sales were also negatively affected by scheduled price decreases and negotiated price decreases associated with shifting production to Hungary.

     The following table sets forth the change in cost of sales by segment, both in dollars and in percentage terms. (Numbers may not total due to rounding.)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,             CHANGE
                                                             --------------------    ----------------
                          SEGMENT                              1997        1998         $         %
                          -------                            --------    --------    --------    ----
                                                                (IN MILLIONS, EXCEPT PERCENTAGES)
KE.........................................................   $ 64.4      $ 75.2      $10.8      16.8%
Emkay......................................................     14.0        18.7        4.7      33.6
Automotive Components......................................     47.1        45.2       (1.9)     (4.0)
                                                              ------      ------      -----
          Total............................................   $125.5      $139.1      $13.6      10.8%
                                                              ======      ======      =====

     Consolidated cost of sales increased as a percentage of net sales by 1.7 percentage points as a result of pricing pressures at KE and Emkay (particularly on wired headsets) and lower sales at Automotive Components. KE's increase reflects higher unit volume and non-recurring costs associated with shifting production to low cost facilities. Emkay's increase resulted from significant sales growth. Automotive Components' cost of sales declined because of lower sales and the realization of the economies associated with the movement of production to our lower cost Hungarian plant.

     Selling and administrative expense decreased as a percentage of net sales due to decreased marketing expenses of KE.

     Research and development expenses increased as a percentage of net sales due in large part to the development costs associated with the silicon microphone, which is intended not only for hearing aid applications but also to meet the needs of automotive and computer (Emkay) customers.

     The higher interest expense in 1998 was due to the timing and increased size of capital expenditures and dividends in 1998, which caused a greater use of lines of credit compared to 1997.

     Income tax expense was higher in 1997 due to the write-off of the net deferred tax asset and LIFO recapture tax that resulted from the election of S Corporation status by the stockholders of Knowles Electronics Holdings under the Internal Revenue Code effective January 1, 1997.

     The following table sets forth information showing the change in operating income by segment, both in dollars and in percentage terms.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,             CHANGE
                                                              --------------------    ----------------
                          SEGMENT                               1997        1998         $         %
                          -------                             --------    --------    --------    ----
                                                                 (IN MILLIONS, EXCEPT PERCENTAGES)
KE..........................................................   $40.3       $40.4        $0.1       0.2%
Emkay.......................................................     4.4         5.4         1.0      22.7%
Automotive Components.......................................     7.0         7.5         0.5       7.1%
Unallocated amount -- corporate overhead....................    (4.1)       (3.5)        0.6
                                                               -----       -----        ----
Consolidated operating income (before one-time
  recapitalization expenses)................................   $47.6       $49.8        $2.2       4.6%
                                                               =====       =====        ====

     Operating income as a percent of sales declined by 0.6 percentage points due to an unusually good year in 1997 for Automotive Components resulting from the timing of a large one-time order from a major customer, greater sales of lower margin products at Emkay and non-recurring costs of shifting KE's production to low cost facilities.

LIQUIDITY AND CAPITAL RESOURCES

     We have historically used available funds for dividend payments, capital expenditures, inventory, accounts receivable and acquisitions. Prior to June 30, 1999 we also used available funds to finance our equipment lease lending operation which was discontinued. These funds have been obtained from operating activities and from lines of credit. In the future, we will continue to have these funding needs (other than dividends and lending operation receivables), and we will also need to fund repayments of principal under our term loans ($3.3 million in 2000, $7.8 million in 2001, $9.0 million in 2002, and additional amounts thereafter). We also will have substantial interest expense of approximately $42 million each year. We expect to satisfy these needs with cash from operating activities. We also have available under our Revolving Facility borrowings of up to $50 million, subject to certain conditions.

     The amount payable to our preexisting stockholders for the repurchase of their common stock in our recapitalization was subject to a post-closing adjustment. In June 2000, the independent accountants appointed pursuant to the recapitalization agreement determined that Knowles owes the preexisting stockholders approximately $8.3 million of the $13.3 million purchase price adjustment originally proposed by the preexisting stockholders, plus approximately $0.7 million in interest. The purchase price adjustment will be recorded as a reduction to stockholders' equity in the second quarter of 2000.

     Net cash provided by operating activities was $49.3 million for 1999, as compared to $56.1 million in 1998. These amounts include $30.0 million and $19.2 million, respectively, of net cash provided by discontinued operating activities in 1999 and 1998. Net cash provided by continuing operations was $19.3 million and $36.9 million, respectively, in 1999 and 1998. Income from continuing operations was a loss of $6.3 million in 1999 compared to income of $41.2 million in 1998. The 1999 results reflect charges for interest expense and recapitalization expenses of $23.2 million and $10.7 million, respectively. Accounts receivable increased by $3.8 million and inventory increased by $1.3 million. Deferred income taxes and accounts payable and other liabilities declined by $1.6 million and $13.2 million, respectively.

     Net cash used in investing activities was $14.5 million in 1999, as compared to $16.3 million in 1998. This decline is due to reduced purchases of property, plant and equipment.

     Net cash used in financing activities was $19.1 million in 1999 as compared to $41.7 million in 1998. The issuance of preferred and common stock of $190.6 million and the debt proceeds of $350.1 million funded the purchase of common stock and the related recapitalization costs in 1999. Dividends paid were $24.8 million and $40.4 million in 1999 and 1998, respectively. In the future, cash used in financing activities will consist mostly repayments of principal beginning in September 2000 of our credit facilities and the Notes.

     We expect capital expenditures of $15.0 million in 2000. Approximately $3.5 million of our capital expenditures during 2000 are expected to be used to build a new facility for the expansion of our manufacturing operations in Hungary. We may also pursue acquisitions or joint ventures in lower wage locations, which would require additional capital resources. The amount and timing of actual capital expenditures may be different than our current expectations.

                                    INDUSTRY

     Data on general economic conditions and the markets and industries in which we participate presented in this prospectus are based upon industry studies, including an industry study prepared for us by Frost & Sullivan, an international market research firm, and publicly available information. We have not verified any of this information. We cannot assure you that the assumptions used in making any estimates contained in any industry studies will prove to have been correct, particularly assumptions with respect to general economic growth rates.

     We apply our acoustic technology capabilities in several markets, including hearing aids and acoustic and infrared technology. In addition, we manufacture diesel engine solenoids, electronic governors and position sensors for the automotive components market.

HEARING AID TRANSDUCERS

     Hearing aids have three basic internal components: a microphone, signal processing and amplification circuitry, and a receiver. The microphone is located at the top of the hearing aid and converts surrounding sounds to electronic signals. The circuitry then modifies the signal over the audio frequency spectrum. These signals are transferred to the receiver, which then converts the signals to sounds in the ear. The transducer is the name given to both the microphone and the receiver. Transducers are critical to the performance capabilities of any hearing aid. Without high performance transducers, the processing capabilities of hearing devices are ineffective.

     Hearing aid manufacturers distribute their products through hearing aid fitters, referred to as dispensers, which are either audiologists or hearing instrument specialists. An audiologist has a masters degree in audiology and is National Board Certified by the American Speech and Hearing Association Board. Hearing instrument specialists are licensed and may or may not be National Board Certified. Ear, nose and throat physicians' offices, hospitals and clinics typically employ only audiologists, whereas retail settings employ both audiologists and hearing instrument specialists. Audiologists are responsible for fitting approximately 56.3% of the hearing aids sold in the United States.

     In 1998, the world transducer market grew 6.0% to $161.6 million. Frost & Sullivan forecasts that from 1999 to 2005 the market will increase to over $280 million, representing an annual growth rate of 8.3%. It is expected that the rate of growth for the transducer market will be somewhat higher than the rate of growth for the hearing aid market, principally as a result of repairs and an expected increase in the use of multiple microphone hearing aids.

     Significant factors affecting demand for hearing aids include the following:

      -- Technological advances. A number of technological advances made in recent years have increased consumer satisfaction by decreasing the size and improving the performance of hearing aids. The development of programmable, digital and multiple microphones devices, greater applicability of computer software, increased use of high technology circuitry, enhanced performance in noisy environments and improved hearing aid casings are expected to further improve product performance and increase consumer satisfaction.

      -- Fitting and after sales care. Improved fitting of hearing aids, both physically and audiologically, is an important factor affecting growth of the hearing aid market. Additionally, a few dispensers are introducing after sales care of patients and their hearing aids, including personal visits to older clients.

      -- Improvement in cosmetic appearance and reduction in stigma. Through technological advances, some higher priced hearing aids have become so small that they are virtually invisible, although occlusion (ear blockage) in connection with their use must be managed. At the same time, the stigma associated with hearing loss may be decreasing, as there was a 22% increase from 1994 to 1997 in the number of baby boomers (between ages 45 to 54) who admitted to having a hearing loss.

      -- Growing elderly population. 30% of the population over the age of 65 has historically had a hearing loss problem. The last U.S. Census indicated that 13% of the population was over the age of 65 and projected that 25% of the U.S. population will be over 65 by 2025. The World Health Organization estimates that there will be more than 800 million people over 65 by 2025.

      -- Greater use of binaural hearing aids. Clinical data has demonstrated that the use of binaural hearing aids (i.e., two hearing aids per user) benefits individuals with a hearing loss in both ears. Increased use of binaural hearing aids would result in more transducer sales (four per hearing aid user instead of two).

      -- Undiagnosed hearing loss. We estimate that approximately 10% of the U.S. population has some form of hearing loss, and that a relatively high proportion of this population is either unaware of their hearing loss since it has occurred gradually over time or has not sought medical advice. There are considerable opportunities to increase sales to this group by educating them on the signs of hearing loss and encouraging them to visit physicians who can diagnose the hearing loss and recommend purchase of a hearing aid. The development of a systematic program of routine hearing screening could also lead to significantly more referrals for treatment.

      -- International penetration. According to industry studies, approximately 10% of the population in developed countries could benefit from hearing aids, but only approximately 2% of the population in developed countries owns them. Since two-thirds of the worldwide population over 65 will be in developing countries by 2025, there are substantial opportunities for increased use of hearing aids in developing economies such as China, India and eastern Europe, especially as hearing aids become more affordable.

      -- Price sensitive market segments. The average price of hearing aids in the United States was approximately $1,218 in 1999 according to a survey in The Hearing Journal, making them too expensive for a large portion of the elderly population who rely on fixed incomes. In the last year, several manufacturers have entered the low price hearing aid market to explore opportunities in this segment.

ACOUSTIC AND INFRARED TECHNOLOGY

     The Emkay business unit began operations in 1994, leveraging our acoustic and infrared competencies to target new growth markets within the digitally enhanced and converging information technology, telecom and broadcasting industries. Critical to the successful evolution of specific markets within these industries will be the speed and quality of the voice and data input technology.

  COMPUTER TELEPHONY INTEGRATION

     Computer telephony integration embraces many examples of ways in which the computer and telephone (fixed line and cellular) can be integrated to provide value-added telephony and has for a long time been synonymous with large call centers. As a result of recent technological advancements, however, computer telephony integration is now being used in both large and small corporate environments.

     Existing platforms are currently being reinforced with high growth, acoustically driven applications, such as voice mail, access to speech enabled web browsers, internet telephony (Frost & Sullivan forecast the global market at $1.89 billion by 2001), text to speech conversion, voice identification, video conferencing (Frost & Sullivan estimate the business video conferencing market will be around $24.6 billion by 2004) and voice recognition (Lemout & Hauspie estimate the global market will approach $3.5 billion by 2002).

     Emkay has developed a focused range of ultra noise canceling wired and wireless (based on the global short range 2.4Ghz wireless connection standard -- Bluetooth) computer telephony integration headsets and a patented desktop computer-telephony interface to address the needs of users within this segment. Merrill Lynch forecasts that the penetration of Bluetooth chipsets within the personal computer sector will be approximately 40% by 2003.

  AUTOMOTIVE COMMUNICATIONS

     Industry officials expect that half of the cars manufactured in the US, Japan and Western Europe will have in-vehicle communications and entertainment systems by 2005. Further, Matsushita Industrial Communications estimates that 40% of all cars sold in Japan by 2003 will have onboard computers with Internet access, up from less than 1% in 1999.

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     Using natural voice commands, users will be able to check e-mail, receive navigational information, dial cellular phone numbers, change radio stations, play compact disks and run third party software applications. The 1999 Hanson report estimates that the in-vehicle computing market will exceed $1 billion by 2005.

     Emkay has been aggressively promoting its range of acoustic components and sub-assemblies for such hostile environments to automotive computing suppliers.

  MULTI-MEDIA

     According to Frost & Sullivan, the percentage of individuals accessing the Internet through devices other than the personal computer is expected to increase from 4% in 1998 to 43% by 2002. Television penetration is about 98% in the United States and western Europe compared with less than 50% for the personal computer, and individuals can now connect to the Internet with the addition of a digital television accessory product. As a result, a large number of consumers can now access on-line banking, on-line gaming, home shopping, e-mail, chat and other integrated home entertainment without ever needing to purchase a personal computer.

     Emkay has developed a complete infrared input transmission portfolio of game pad, keyboard, pre-programmed and voice driven remote control for this type of on-line access. Emkay has also developed a unique infrared transmission system for original equipment manufacturer customers that allows bi-directional communication for 4 individual game pads and an increase in battery life of more than 40%.

AUTOMOTIVE COMPONENTS

  DIESEL ENGINE SOLENOIDS

     Solenoids are two position linear actuators that are used mainly to start and stop diesel engines by converting electrical energy into mechanical work. The North American diesel engine solenoid market grew more than 2% to $28.8 million in 1998. This growth was fueled by a strong North American economy, which increased demand for products that require diesel engine solenoids, such as mobile industrial and construction equipment. Revenue growth in the North American market is projected to decline after 2000, as the market for solenoid-equipped diesel engines is approaching saturation. Longer-lasting engines and alternative technologies, developed principally in response to stringent vehicle emissions regulations in the United States and Europe, are expected to constrain unit demand in both the original equipment manufacturer and the aftermarket (replacement) segments of the solenoid market. The western European diesel engine solenoid market declined 0.7% to $10.9 million in 1998. This decline was related to a decrease in diesel engine production resulting from higher fuel prices. The market for diesel engine solenoids in the rest of the world grew 7.5% to $17.8 million in 1998, driven by the desire to incorporate the key start/stop function into commercial and industrial diesel engines.

  ELECTRONIC GOVERNORS

     Electronic governors control engine speed and power by adjusting the engine throttle. The North American electronic governor market grew 3% to $47.1 million in 1998, as a result of increased industrial use as well as advanced "drive-by-wire" control systems for vehicles. Increased future demand is projected based on the increased need for precision speed control of small governors and the increased use of advanced control drive-by-wire systems in small mobile industrial equipment. The western European electronic governor market declined 0.7% to $15.1 million in 1998. The market for electronic governors in the rest of the world grew 7.5% to $45.0 million in 1998 as a result of the introduction of technologies that are commonplace in North America and western Europe.

  POSITION SENSORS

     Automotive position sensors are commonly used to measure the position of the throttle, headlights, exhaust gas recirculation valve, the level of suspension with respect to the road and the level of fuel in the tank. Vehicle production is the major determinant of demand for position sensors. According to industry sources, worldwide vehicle production is projected to remain relatively flat over the near term. However, new and expanded applications, including pedal and throttle position sensors for advanced control "drive-by-wire"

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systems and suspension height and steering position sensors for suspension control systems for luxury vehicles, are expected to increase the number of position sensors used in each vehicle. These new applications are already being widely used in Europe and are now being incorporated in the United States. A transition to contactless sensors is expected in the next five years. Contactless sensors are being designed by us and others to increase the life and reliability of position sensors by reducing wear. Although contactless sensors are more expensive than contact sensors, we expect contactless technologies to offer greater functionality and longevity than the existing contact sensor technology. In addition, there is an ongoing shift in diesel fuel injection technology, partially in response to more stringent emissions regulations. This new technology, unlike existing technology, uses sensors of a type that we do not manufacture. The North American automotive position sensor market declined 2.3% in 1998 to $147.4 million. The western European market grew 1.2% to $126.8 million in 1998, and the market for the rest of the world declined 11.8% to $120.8 million during the same period.

                                    BUSINESS

OVERVIEW

     We are a leading international manufacturer of technologically advanced products in the hearing aid and automotive components markets. We also operate in markets for acoustics and infrared technology products that have high growth potential. Since our company was founded in 1946 by Hugh and Josephine Knowles, we have leveraged our core competency in acoustic technology to build expertise in hearing aid transducer and low voltage integrated circuit design, electronic controls and sensors, infrared technology and precision manufacturing in the United States and other countries. We have operations around the world with our largest facilities in the United States, Germany, Austria and Malaysia. Our 1999 revenue, operating income and EBITDA were $229.1 million, $25.1 million and $37.8 million, respectively. Excluding recapitalization expenses of $10.7 million and special expenses of $8.9 million, our 1999 operating income and EBITDA were $44.7 million and $57.4 million, respectively. Through our three core business units, KE, Emkay and Automotive Components, we manufacture and market products that maintain strong market share positions in several key markets. We believe that we have achieved these positions in our markets as a result of our strong customer base, technological expertise, international low cost manufacturing capability and strong management team.

OUR THREE BUSINESS UNITS

  KE -- HEARING AID COMPONENTS

     KE, which accounted for approximately 59% of our 1999 revenue, is our most significant business unit. The KE business unit designs, manufactures and markets subminiature acoustic transducers and other components for hearing aids. KE is the world's largest manufacturer of hearing aid transducers, with approximately 80% of the worldwide market, and has held a major share of the transducer market for over 30 years. The transducer is the name given to both the microphone and the receiver in a hearing aid. The microphone is located at the top of the hearing aid and converts surrounding sounds to electronic signals. The circuitry then modifies the signal over the audio frequency spectrum. These signals are transferred to the receiver, which then converts the signals to sounds in the ear. We manufacture transducers for all hearing aid categories, and also produce non-transducer hearing aid components under the brand name Deltek. KE often customizes transducers to meet the specifications of our customers, and in certain cases develops transducer designs in partnership with our customers. KE provides data on the hearing aid market to our customers through the publication MarkeTrak, and is a leader in transducer technology with 22 scientists and engineers dedicated to research and development. We have consistently and successfully maintained our market share over the years due to our long-standing relationships with a wide range of customers, value-added services and technological leadership.

  EMKAY -- ACOUSTIC AND INFRARED TECHNOLOGY

     Emkay, which accounted for approximately 14% of our 1999 revenue, was created in 1994 to explore non-hearing aid applications for our technology. Emkay combines KE's transducer and acoustic expertise with its core competencies in infrared technology and electronics to provide high technology solutions for markets with

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high growth potential, including computer telephony integration, automotive communications and entertainment systems, and multi-media technology for accessing the Internet through devices other than a computer. Computer telephony applications include speech enabled web browsers, Internet telephony, videoconferencing, voice identification and voice recognition. Emkay produces and is developing a range of microphones, speakers, headsets and infrared remote controls primarily for sale to original equipment manufacturers in these markets. Emkay has significant in-house research and development capabilities, with 21 engineers operating worldwide.

  AUTOMOTIVE COMPONENTS

     Our Automotive Components business unit is comprised of two businesses, SSPI, which produces diesel engine solenoids and electronic governors, and Ruf, a leading producer of automotive position sensors. Automotive Components accounted for approximately 27% (52% from SSPI and 48% from Ruf) of our 1999 revenue. The largest percentage of SSPI's sales consists of solenoids for key start/stop operations of diesel engines used in trucks (in countries outside the United States and Europe), tractors, turf equipment, construction, generators and other industrial equipment. Solenoids are two position linear actuators that are used mainly to start and stop diesel engines by converting electrical energy into mechanical work. Electronic governors, which control engine speed and power by adjusting the engine throttle, represent a small but growing percentage of SSPI's business.

     Ruf, headquartered near Munich, Germany, was founded in 1926 and acquired by Knowles in 1996. Approximately 85% of Ruf's business is based on sales of position sensors for automotive applications, including passenger vehicles and light trucks. Automotive position sensors are commonly used to measure the position of the throttle, headlights, exhaust gas recirculation valve, the level of suspension with respect to the road and the level of fuel in the tank. Other developing applications for position sensors include pedal and throttle position sensors for drive-by-wire systems and suspension height and steering position sensors for suspension control systems for luxury vehicles. Ruf supplies sensors to most major European automobile manufacturers. Ruf is also attempting to break into the North American market and has recently become a primary supplier to a major North American automobile manufacturer of microphones used in cellular phones on several vehicle platforms. Ruf also has recently entered into a contract to supply steering angle sensors to a major North American automobile parts manufacturer. Over the next six to twelve months, we expect to divest the Ruf position sensor business.

COMPETITIVE STRENGTHS

     Our strong financial record is attributable to the following competitive strengths:

  LEADING INTERNATIONAL MARKET POSITION AND STRONG CUSTOMER BASE

      -- We have been a market leader in hearing aid transducers for more than 30 years, and our worldwide market share is approximately 80%. We protect our leading market share by maintaining strong relationships with all of the key manufacturers in the hearing aid industry. We offer transducers for all hearing aid categories and often customize models to meet the specifications of individual hearing aid manufacturers.

      -- We have also been the market leader in solenoids for diesel engine shutdown devices for over 20 years, and our worldwide market share is approximately 70%. Customers of our Automotive Components group include every major industrial diesel engine manufacturer and most industrial and mobile equipment builders.

  TECHNOLOGICAL EXPERTISE

      -- We believe that we are a technological leader in each of our business units. We offer an advanced transducer product line that is the most comprehensive in the hearing aid industry, setting the standard for both miniaturization and performance, and have been a technology leader in the transducer market for over 30 years. We are also at the forefront of the voice technology market as a result of our superior microphones and headsets and our 50 years of experience in acoustics. We believe that we are the only headset manufacturer that also manufactures its own line of low cost high

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           quality microphones. With our Automotive Components unit, we have leveraged our technological expertise to create innovative designs of solenoids, electronic governors and position sensors for our Automotive Components customers.

      -- To enhance our technological expertise, we emphasize research and development investment. Our 1999 research and development expenditures were $10.9 million, or 4.8% of net sales. We have demonstrated leadership in developing new technologies and have the scale to devote substantial resources toward product development. In addition, we have strategically established patent protection for our products while creating manufacturing processes that competitors cannot readily replicate. We believe these factors serve as barriers to entry to the hearing aid and automotive components businesses.

  INTERNATIONAL LOW COST MANUFACTURING CAPABILITY

      -- Since our founding more than 50 years ago, we have developed an international network of well equipped manufacturing facilities. We operate 12 manufacturing facilities in the United States, the United Kingdom, Germany, Austria, Hungary, Taiwan, Malaysia and China. We have a proven capability of moving manufacturing to lower cost environments and are increasing our capacity at our facility in Hungary to reduce labor costs. Our manufacturing facilities are not unionized, with the exception of our facilities in China, Germany and Austria, which are required to be unionized under local law. In March 2000, we announced plans to consolidate our worldwide manufacturing operations. We will outsource some activities currently performed in Itasca and Rolling Meadows, Illinois. In addition, we will cease production at our United Kingdom, Taiwanese and German manufacturing facilities. Production from those operations will be moved to China, Malaysia and Hungary. Over the next twelve to eighteen months, Knowles expects to reduce its global workforce by about 20 percent.

      -- The manufacturing life cycles of some transducers, particularly models for less technologically advanced applications, have been as long as 25 years, reducing our production development costs and allowing us to improve the efficiency of our manufacturing processes. Our KE and Automotive Components business units use automated sub-assembly operations and manual final assembly operations. Emkay's operations are subcontracted in part, providing us with cost structure flexibility and allowing us to change capacity quickly based on product demand.

  STRONG MANAGEMENT TEAM WITH SIGNIFICANT EQUITY OWNERSHIP

      -- Our senior management team has significant experience in the hearing aid industry and we believe their knowledge and relationships within the industry provide us with a significant competitive advantage. Our chairman, Reg Garratt, has worked with Knowles for 22 years. Our president and chief executive officer, John Zei, has 24 years of experience in the hearing aid industry.

      -- Members of our senior management team own approximately 6.8% of our common stock. Management participation in our equity represents a significant portion of their net worth and demonstrates their commitment to Knowles.

GROWTH STRATEGY

     Our principal objective is to increase revenues, cash flow and profitability by strengthening our leading market positions in our core businesses and applying our technological expertise to new growth opportunities in related businesses. The primary components of our strategy are to:

  CAPITALIZE ON GROWTH OPPORTUNITIES IN THE HEARING AID MARKET

     Our worldwide share of the hearing aid transducer market is approximately 80% and we have been a market leader in transducer technology for over 30 years. We believe we will increase our sales as the hearing aid industry continues to expand. The world hearing aid market was $1.6 billion at manufacturers' wholesale prices in 1998 and is expected to grow to $2.6 billion in 2005, an estimated 7% compounded annual growth rate, according to Frost & Sullivan. Hearing aid penetration into the market of potential users has historically

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been low, ranging from approximately 20% in the United States to less than 1% in some emerging economies. The hearing aid industry is projected to grow based on the following trends:

      --   technological advances and improved customer satisfaction;

      --   improvement in the cosmetic appearance and reduction in stigma;

      --   growth in the elderly population;

      --   increasing use of binaural hearing aids; and

      -- increasing international penetration of hearing aids into developing economies.

     Our strategy is designed to capitalize on these trends and develop products designed to expand the hearing aid and hearing aid component market. For example, we have developed transducers for multiple microphone hearing aids which provide better performance than single microphone hearing aids and require three, rather than two, transducers per hearing aid. To increase hearing aid market growth, we also collect market data that identifies consumer needs and work with industry participants to improve market penetration.

  LEVERAGE CORE ACOUSTIC EXPERTISE TO DEVELOP INNOVATIVE PRODUCTS FOR MARKETS WITH HIGH GROWTH POTENTIAL

     We expect to continue combining our core competency in acoustics with other technologies such as wireless, micro-machining systems, digital signal processing and video image sensing to provide high technology solutions for high growth markets, including voice recognition and Internet-on-television. We are also developing high technology solutions for other markets with high growth potential, such as computer telephony integration and videoconferencing. Some of the new products for markets with high growth potential include the following.

      -- Emkay has developed several infrared remote control products, including remote controls for Internet-on-television that in some cases also provide controls for a variety of home entertainment equipment. Emkay has also developed several products for the telephony market, including a single earset, a two-in-one headset and a computer-telephone headset interface system. Emkay is currently developing various devices to enable a headset to be connected to any stationary telephone instrument.

      -- Our Automotive Components unit is exploring potential applications for our silicon microphone under development, including hands-free cellular telephones, voice command and control systems, parking-aid systems and fuel volume measurement systems.

  STRENGTHEN CUSTOMER RELATIONSHIPS

     Our business units have well-established customer relationships. We plan to continue to strengthen our existing relationships and develop new relationships through the following.

      -- KE often customizes its transducer models to design and manufacture transducers that meet the specifications of individual hearing aid manufacturers. KE and Emkay also conduct joint research and product development with some of its customers. Emkay is also involved in developing products with its customers.

      -- We act as a leading source of consumer data for the hearing aid industry. We have conducted more than 30 market studies for our customers and communicate our market data that identifies consumer needs to the hearing aid industry through our MarkeTrak reports, other publications and seminars.

      -- Automotive Components has a strong position in the international solenoid marketplace and supplies over 250 customers. We anticipate that future growth of the Automotive Components unit will come from leveraging our existing relationships internationally. For example, SSPI's longstanding relationship with Cummins Engine Company provides a foundation for growth in diesel engine solenoid and electronic governor sales in the North American market. Cummins also has a strong international

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           presence, presenting a significant opportunity for SSPI to contract with Cummins' international divisions and joint ventures.

  MAINTAIN LOW COST AND HIGH QUALITY MANUFACTURING LEADERSHIP

     We believe that we are the lowest cost producer of hearing aid transducers due to our relatively large volume production and market share. KE has more than 25 years of experience operating in both Asia and Europe. During this time, it has developed manufacturing and management systems that allow it to operate low cost offshore facilities without compromising either quality or level of service. To further enhance its competitive position, KE is expanding manufacturing in low cost labor markets near its current and emerging markets in anticipation of future needs. In March 2000, we announced plans to consolidate our worldwide manufacturing operations. We will outsource some activities currently performed in Itasca and Rolling Meadows, Illinois. In addition, we will cease production at our United Kingdom and Taiwanese manufacturing facilities. Production from those operations will be moved to China, Malaysia and Hungary.

  DEVELOP AUTOMOTIVE MICROPHONE BUSINESS

     The introduction of hands-free cellular telephones and voice command navigation systems in automobiles will result in increased demand for microphones. We believe that these developments present a significant opportunity for us to expand. We have begun supplying microphones for hands-free cellular phones and navigation systems to a major North American automobile manufacturer.

  PURSUE STRATEGIC ACQUISITIONS

     Strategic acquisitions have been an important element in our growth and efforts to enhance our leading market and technological positions. We will continue to review attractive acquisition opportunities that preserve our financing flexibility. We will focus on acquisitions that can:

      --   enhance existing product, process and technological capabilities;

      -- provide us with growth opportunities that complement our acoustic expertise; and/or

      --   expand our presence in new geographic areas.

PRODUCTS

  KE

     KE primarily manufactures hearing aid transducers, including microphones and receivers, that are sold to hearing aid manufacturers. KE offers transducers for all types of hearing aids, from the smallest which completely fit in the canal to the largest which are body-worn, and often customizes models to meet the specifications of individual hearing aid manufacturers. KE also occasionally conducts joint research and product development with some of its customers. In addition to transducers, KE sells under the brand name Deltek other hearing aid components, including trimmers, volume controls and connectors for hearing aid manufacturers. These other products represented a very small percentage of our sales in 1999.

     KE also acts as a source of consumer data for the hearing aid industry. It provides free market data to its customers through distribution of its publication MarkeTrak and has conducted more than 30 market studies for its customers.

  EMKAY

     Emkay produces and is developing a range of microphones, speakers, headsets and infrared remote controls primarily for sale to original equipment manufacturers. Major products are discussed below.

     Wired Headsets. Emkay manufactures a variety of wired, noise canceling headsets used for computer telephony integration applications, including voice recognition and videoconferencing.

     Wireless Headsets. Emkay has developed an ultra-lightweight, wireless, single channel headset with a Knowles noise canceling microphone for computer telephony integration applications that provides Emkay with a competitive edge over other wireless headsets. The microphone and receiver use radio frequency technology. This next generation wireless headset also incorporates a cordless phone function which allows the headset to be used as a computer voice input device and as a handset for cordless phones.

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     Infrared Remote Controls.  Emkay has developed several infrared remote control products, including remote controls for televisions that provide Internet access. Some of these remote controls, such as our Cyberclick product, also control all multimedia applications for personal computers as well as a variety of home entertainment equipment, using integrated cursor control and media control center software. Emkay's Internet-on-television remote controls have been introduced in Europe both in the retail market and as a platform for sales to original equipment manufacturers in connection with specific applications.

     Microphones. Emkay has leveraged its microphone technology to create devices for diverse applications, including boom-mounted microphones for use in conference rooms, helmets, aerospace and civil/military communications; high sensitivity condenser microphones for laptop computers, wireless phones and modem accessories; computer monitor microphones; lapel microphones; and noise canceling and waterproof microphones for headsets, helmets and handsets. In partnership with a government-sponsored research laboratory in Singapore, we are developing a low-cost silicon microphone. The microphone will have the ability to incorporate custom circuits for specific applications and will be used for a range of applications including computers, cellular phones and telecommunications. Working samples have been manufactured, but further development is required.

  AUTOMOTIVE COMPONENTS

     Diesel Engine Solenoids. SSPI produces solenoids used to control diesel engines, as well as certain natural gas, liquid propane and gasoline engines, in industrial applications. These products serve various functions including throttle and choke control and emergency engine shutdown. Solenoid kits made by SSPI include mounting hardware, brackets and linkage accessories for connecting the solenoid to the engine and fuel system. We rigorously test these kits to meet the highest industry standards.

     Electronic Governors. SSPI's electronic governors are used to control the speed and power of industrial engines used in applications such as generators, compressors, tractors, pumps and man lifts. SSPI's recently introduced Advanced Proportional Engine Control System (APECS) addresses the increasingly sophisticated equipment of its customers by comparing actual engine speed to the desired operational parameters of the equipment using a digital microprocessor and proprietary software and adjusting the throttle of the engine accordingly.

     Position Sensors. Ruf has fifty years of experience producing position sensors and associated components. These components are sold in the automotive, industrial, telecommunications, computer and appliance markets. The majority of Ruf's sensors are custom designed for specific customer applications such as throttle position sensors, headlight range control sensors, fuel level sensors, steering sensors and pedal position sensors. Ruf is investing in efforts to produce contactless sensors designed to increase the life and reliability of position sensors by reducing wear. As part of these efforts, Ruf has both developed its own contactless technology and purchased a license for an alternative type of contactless technology.

RESEARCH AND DEVELOPMENT

     Our 1999 research and development expenditures were $10.9 million, or 4.8% of net sales. We focus on leveraging our acoustic research for use by all three of our business units. We are carrying out extensive research and development on producing a silicon microphone using the emerging technology of the micro-machining of silicon (also referred to as micro-electro mechanical systems). We believe that we now have a leading position in this application of micro-electro mechanical systems and are continuing development along two paths, one for KE to meet the exacting standards of the hearing aid industry and the other for Emkay and Automotive Components. There are approximately 40 people at our integrated circuit processing and micro-machining research facility in Rolling Meadows, Illinois, including a team of four engineers within Emkay that is developing a low-cost silicon microphone in conjunction with a government sponsored laboratory in Singapore.

  KE

     KE's research and development group consists of 22 scientists and engineers located in Itasca, Illinois and focuses on product and process development. KE believes that its ability to develop transducers with improved features is critical to sustaining its market share and margins. In 1997, KE launched a cylindrical microphone,

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which is the smallest microphone available to hearing aid manufacturers, and in
1998, KE launched a small receiver. Continued transducer miniaturization gives KE a competitive advantage as manufacturers demand smaller systems in order to produce the popular completely in the canal (CIC) hearing aid. Planned new products and improvements include a smaller receiver, an analog/digital (A/D) signal converter, a directional microphone, automatic volume control and microphone improvements with respect to noise reduction, electrostatic discharge thresholds and cellular telephone interference.

  EMKAY

     Emkay has developed a significant in-house research and development effort, with 21 engineers. Over the next five years, Emkay will continue to focus its research and development efforts on acoustics, radio frequency, infrared, micro-electro mechanical systems and digital signal processing products for the computer telephony integration, automotive communications and multi-media markets. Emkay is also concentrating on the development of a "far field" microphone system which employs an array of microphones that focuses on a particular speaker while canceling other background noise. We expect to leverage this microphone technology for the development of additional products for our KE and Automotive Components units.

     Emkay has decentralized research and development groups located in the United States, Germany and Taiwan in order to coordinate closely with regional sales and marketing teams and more efficiently meet the demands of local markets. Research and development efforts for micro-electro mechanical systems for the production of silicon microphones, digital signal processing technology and far field microphone technology is conducted in the United States, infrared product development is conducted in Germany and radio frequency development is conducted in Taiwan.

  AUTOMOTIVE COMPONENTS

     SSPI. In 1993, SSPI acquired DAI Technologies in Lisle, Illinois to strengthen its position in microprocessor-based engine controls and engine management software. This subsidiary functions as an advanced development group for SSPI products. SSPI currently employs 12 engineers for the development of advanced products and design and development of actuators and solenoids.

     Ruf. Ruf products are developed using high performance work stations that allow products to be transferred to production in a short period of time. Final designs are tested in a complete product verification laboratory to determine product reliability. Ruf employs 25 engineers at its facility near Munich in the design, development and testing of sensors. Ruf formed a new advanced technology group to design, develop, and test contactless sensor technology and hands-free microphones for automobiles. New designs are being tested on applications at tier-one automotive parts manufacturers. In addition, Ruf is one of the few sensor suppliers that maintains its own chemists to formulate proprietary resistance inks which determine the performance of the product. This allows flexibility and quick response to customer requirements.

MANUFACTURING

     We operate from twelve manufacturing facilities in the United States, the United Kingdom, Germany, Austria, Hungary, Taiwan, Malaysia and China. We believe that our facilities meet our present needs and that our properties are generally well-maintained and suitable for their intended uses. We believe that we generally have sufficient capacity to satisfy the demand for our products in the foreseeable future. To ensure that we have sufficient manufacturing capacity, we have recently expanded our facility in China and our factory in Hungary. We periodically evaluate the composition of our various manufacturing facilities in light of current and expected market conditions and demand.

     In March 2000, we announced plans to consolidate our worldwide manufacturing operations. We will outsource some activities currently performed in Itasca and Rolling Meadows, Illinois. In addition, we will cease production at our United Kingdom, Taiwanese and German manufacturing facilities. Production from those operations will be moved to China, Malaysia and Hungary. Over the next twelve months to eighteen months, the Company expects to reduce its global workforce by about 20 percent.

  KE

     KE operates manufacturing facilities in Illinois, England, Taiwan, Malaysia and China. Several sub-assembly processes are automated, but transducer assembly is largely manual. Manual transducer assembly has proven to be a cost-flexible production method and KE's workforce is generally highly stable and semi-skilled. A description of KE's operation and production facilities is provided in the table below under "Properties."

     In addition, KE uses a small amount of space at the Emkay facility in Austria and the Automotive Components facility in Hungary. The total space available to KE is approximately 85% utilized. Our transducer manufacturing facilities are ISO 9000 certified, with the exception of the Rolling Meadows facility.

  EMKAY

     Several of Emkay's assembly processes are automated, although the assembly operations are largely manual and performed by subcontractors in China and Taiwan. Capacity can be increased as demand increases. A description of Emkay's operation and production facilities is provided in the table below under "Properties."

  AUTOMOTIVE COMPONENTS

     SSPI. Most of SSPI's finished products for the North American and European markets are manufactured in Niles, Illinois. Finished products for the Asian markets are manufactured in Suzhou, China. Components such as coils and stamping are primarily manufactured in Suzhou. All of SSPI's manufacturing facilities are ISO 9000 certified and the Niles facility was QS 9000 certified (the highest quality standard for automotive manufacturing facilities) in December 1998.

     Ruf. Ruf manufactures finished products in Hoehenkirchen, Germany, Ajka, Hungary and Neumarkt, Austria. The Hungarian facility was opened in July 1997 to support European automotive customers and employs more than 80 people. Sensitive sub-assembly manufacturing, such as screen printing of the resistance lacquers, is performed in Germany in "Class 10K" clean rooms to insure high quality. A new larger facility is under construction in Hungary to provide manufacturing space for all of the manufacturing operations currently conducted in Germany. The Ruf facilities in Austria, Hungary and Germany are ISO 9000 certified and the facilities in Germany and Austria are QS 9000 certified.

     A description of the Automotive Components business unit's operation and production facilities are provided in the table below under "Properties."

SALES AND MARKETING

  KE

     KE sells directly to hearing aid manufacturers through its 23-member sales force which operates from offices in Illinois, England, Taiwan and Tokyo. Italy and Australia are covered by independent sales representatives. Pricing of KE's products is based on a volume/price grid in which volume discounts are provided based on actual purchases. From time to time, KE reduces prices to meet competition. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  EMKAY

     Emkay sells most of its products through a 17-member direct sales force to original equipment manufacturers including computer hardware and software vendors, headset suppliers and consumer electronics manufacturers. Emkay's sales force and independent sales representatives are located in the United States, the United Kingdom, Germany, France, Austria, Japan, Taiwan, China and Australia. Agreements have been reached with several retail distributors to sell Emkay's infrared products in Europe.

  AUTOMOTIVE COMPONENTS

     SSPI. Solenoids and electronic governors are generally sold directly to manufacturers of diesel engines and mobile industrial equipment. SSPI's sales force and independent sales representatives are located in the United States, the United Kingdom, China and Taiwan. SSPI also maintains independent distributors in Japan and Australia. This direct distribution system is expected to continue due to the specialized design of products for particular customers. SSPI often works in conjunction with its major customers to design and manufacture customized products.

     Ruf. Ruf's products are sold primarily in Europe to tier one automotive suppliers and, in some cases, directly to auto manufacturers. Ruf's sales force and independent sales representatives are located in the United States, Germany, China and Taiwan. Most products are custom designed for specific application requirements. Ruf has a strong project management system that helps ensure that demanding automotive development and delivery timetables are met. In addition, Ruf has developed an experienced North American sales team based in Monroe, Michigan.

CUSTOMERS

  KE

     KE is the principal supplier of transducers to all of the major hearing aid manufacturers, including Dahlberg (marketed under the Miracle Ear brand name), GN ReSound, Oticon, Phonak, Siemens, Starkey Laboratories and Topholm and Westermann. In 1999, KE's top ten customers represented approximately 78% of sales, with the largest customer, Siemens, accounting for approximately 19% of sales.

  EMKAY

     Emkay's top customers for voice recognition products are based in Europe and Asia, and include Lotus Development and IBM. Generally, customers for voice command and control products include modem manufacturers, computer and communications original equipment manufacturers and computer peripheral manufacturers. Top customers for Emkay's monitor microphone cable assembly products are ADI, Daewoo and Philips Electronics. Modem manufacturers include Askey Computer and GVC, both based in Taiwan. Customers for Emkay's acoustic transducers include Plantronics. Emkay's major infrared remote control customers are NTL and TW Electronic. In 1999, Emkay's top ten customers represented approximately 34% of sales, with the largest customer accounting for approximately 6% of sales.

  AUTOMOTIVE COMPONENTS

     SSPI. SSPI provides engine control solenoids to every major diesel engine manufacturer. Its top customers are Carrier, Cummins, John Deere, Kubota, Melroe, Navistar and Yanmar. SSPI's top five customers comprised 60% of its worldwide sales in 1999. SSPI has been a primary supplier of solenoids to Cummins for over five years.

     Ruf. Ruf manufactures sensors and components for many of Europe's largest tier one automotive suppliers, including Eaton, Hella, Italtel, Meneti Marelli, Robert Bosch Group, Sarkinnen and VDO. Ruf's products can be found in automobiles produced by Ford, Opel, Mercedes, Volkswagen, BMW, Ferrari, Volvo, Nissan, Honda, Audi, Peugeot, Renault, Rolls Royce, Jaguar and Fiat. Ruf's top ten customers accounted for approximately 81% of 1999 sales. Its largest customer accounted for approximately 44% of 1999 sales.

     Through a joint development effort of Knowles, Ruf and Etymotic Research, a design engineering firm based in Elk Grove, Illinois, Ruf has entered into an agreement to develop and sell hands-free microphones to a major North American automobile manufacturer. Using the Knowles cartridge microphone, Ruf has become a primary supplier to a major North American auto manufacturer of microphones for hands-free cellular communications and other voice recognition applications on several vehicle platforms. It also has recently entered into a contract to supply steering angle sensors to a major North American automobile parts manufacturer.

COMPETITION

  KE

     KE has held a major share of the transducer market for over 30 years, and its worldwide market share was approximately 80% in 1999. KE's principal competitor is Microtronic, which we believe had a significant portion of the remaining market share in 1999. After purchasing the Dutch transducer manufacturing business (Microtel) from Siemens in 1995, Microtronic has tried to build its market share by reducing prices. As a result, the market for transducers has been subject to downward pressures on pricing in recent years. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  EMKAY

     The voice recognition, Internet-on-television, computer telephony integration and videoconferencing markets are highly competitive and in many cases highly fragmented. Many companies compete with Emkay in its targeted markets, generally on the basis of technological expertise, price, product quality, reliability and on-time delivery. These competitors include large consumer electronics, communications equipment and computer peripheral equipment companies as well as a number of smaller specialized companies.

  AUTOMOTIVE COMPONENTS

     SSPI. As the leading producer of key start/stop diesel engine solenoids, SSPI had worldwide market share of approximately 70% in 1999. SSPI also held an estimated 1% share of the worldwide electronic governor market in 1999. SSPI competes with a variety of U.S. and non-U.S. companies in these two markets.

     Ruf. Ruf had an estimated 24% share of the western European automotive position sensor market and less than 1% of the North American market in 1999. Ruf competes with a variety of U.S. and non-U.S. companies including CTS, Bournes, Stoneridge, Novatechnik and Pierberg.

PATENTS, COPYRIGHTS AND TRADEMARKS

     Patents play an important role in the strategy for each of our business units. As a matter of practice, we follow an aggressive program of filing patent applications for all new design and development concepts as soon as practical, subject to review for patentability, technical and commercial feasibility and approval by the appropriate business unit. We currently have approximately 170 patents issued in 15 countries around the world. The technology covered by these patents range from the very latest in solid state, micro-machined microphone technology to the now well-established Class D amplifier in hearing aid transducers.

     In addition to patents, we have more than 100 trademarks registrations and application for registration in 20 countries around the world and 8 registered domain names for Internet web sites.

     Although we have no registered copyrights, we have unregistered copyrights in our original works of authorship. In addition, we have in excess of 150 unregistered trade names used to identify our products and a number of trade secret processes used to design and manufacture our products.

EMPLOYEES

     We had 3,044 employees as of March 31, 2000. Of these, approximately 65% were production employees and approximately 35% were staff. At that date, 18 employees were employed at our corporate headquarters and our KE, Emkay and Automotive Components business units had 2,063, 220 and 743 employees, respectively. Geographically, 796 of our employees are based in North America, 1,365 employees are based in Asia and 883 employees are based in Europe. With the exception of employees in China, Germany and Austria, who are required to be unionized under local law, none of our employees are members of labor unions. We have good relationships with our employees and turnover is relatively low. As part of our restructuring in March 2000, we expect to reduce our global workforce by about 20% over the next twelve to eighteen months.

ENVIRONMENTAL MATTERS

     Our facilities, like similar manufacturing facilities, are subject to a range of stringent environmental laws and regulations, including those relating to air emissions, wastewater discharges, the handling and disposal of solid and hazardous waste, and the remediation of contamination associated with the current and historic use of hazardous substances or materials. Based on the information available to us, environmental laws currently in force and the advice and assessment of our environmental consultants, we do not consider that we have any material environmental liabilities or failures to comply with applicable environmental laws.

REGULATION

     Hearing aid manufacturers are subject to a variety of regulatory agency requirements in the United States and in various other countries in which they sell hearing aids. Manufacturers of hearing aids are subject to the United States Food, Drug, and Cosmetic Act and other federal statutes and regulations governing, among other things, the design, manufacture, testing, safety, labeling, storage, record keeping, reporting, approval, advertising and promotion of medical devices.

     Sales of hearing aids outside the United States are also subject to regulatory requirements that vary from country to country. Similar requirements to those in place in the United States are imposed on hearing aid manufacturers by the European Union. All hearing aid manufacturers are required to obtain quality assurance certifications for their components to sell their products in the European Union. Accordingly, KE maintains ISO 9001 and ISO 9002 quality assurance certifications which subject KE's operations to periodic surveillance audits.

LEGAL MATTERS

     The Company has no material pending or threatened litigation.

PROPERTIES

     A description of Knowles Electronics Holdings' operations and production facilities is provided in the table below.

                                                                                  SQUARE FEET
                                                                     --------------------------------------
                                                 OWNED/    LEASE                       AUTOMOTIVE
LOCATION                                 USAGE   LEASED  EXPIRATION    KE     EMKAY    COMPONENTS    TOTAL
--------                                -------  ------  ----------  -------  ------   ----------   -------
US
Elgin, IL.............................   Mfg.    Owned                71,800                         71,800
Itasca, IL............................  Hdqtrs.  Owned                60,900                         60,900
Lisle, IL.............................   Mfg.    Leased  02/28/2003                      21,000      21,000
Niles, IL.............................   Eng.    Owned                                   70,900      70,900
Rolling Meadows, IL...................   Mfg.    Leased  02/28/2001   24,800  4,000                  28,800
Monroe, MI............................   Sales   Leased  06/15/2001                         300         300
Lansdale, PA..........................   Sales   Leased  12/31/2001                         300         300
                                                                     -------  ------    -------     -------
                                                                     157,500  4,000      92,500     254,000

EUROPE
Neumarkt, Austria.....................   Mfg.    Owned                 4,000  54,400                 58,400
Hohenkirchen, Germany.................   Mfg.    Leased  09/30/2001                     203,800     203,800
Ajka, Hungary.........................   Mfg.    Owned                 1,500             21,400      22,900
*Ajka, Hungary........................   Mfg.    Owned                                   70,000      70,000
Burgess Hill, UK (No. 73).............   Mfg.    Owned                42,300                         42,300
Burgess Hill, UK (No. 71).............   Sales   Owned                                   12,000      12,000
                                                                     -------  ------    -------     -------
                                                                      47,800  54,400    307,200     409,400

ASIA
Pudong, China.........................   Sales   Leased  06/30/2000      100    100                     200
Suzhou, China (No. 20)................   Mfg.    Leased  11/30/2004   21,000                         21,000
Suzhou, China (Block B)...............   Mfg.    Leased  10/31/2000   12,400    500                  12,900
Suzhou, China (No. 16)................   Mfg.    Leased  11/30/2004                      15,100      15,100
Tokyo, Japan..........................   Sales   Leased  03/31/2001      300    300                     600
**Penang, Malaysia....................   Mfg.    Owned                57,500                         57,500
Taipei, Taiwan........................   Mfg.    Owned                43,500  21,600     20,900      86,000
                                                                     -------  ------    -------     -------
                                                                     134,800  22,500     36,000     193,300
                                                                     -------  ------    -------     -------
Grand Total...........................                               340,100  80,900    435,700     856,700
                                                                     =======  ======    =======     =======

---------------
*  Currently under construction

** Land lease expires 09/18/2049

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to Knowles' by-laws, each of its directors is designated as a "Class A director" or a "Class B director." Each Class A director is entitled to four votes and each Class B director is entitled to one vote. Knowles currently has five directors, two of whom are with Doughty Hanson (Kenneth Terry and Kevin Luzak). Set forth below is certain information with respect to our directors and senior officers.

             NAME                AGE                             POSITION
             ----                ---                             --------
Reg G. Garratt.................  70    Chairman; Class B Director
James E. Knowles...............  69    Class B Director
Kenneth John Terry.............  35    Class A Director
Kevin Luzak....................  37    Class A Director
John J. Zei....................  55    President and Chief Executive Officer; Class B Director
James F. Brace.................  54    Executive Vice President and Chief Financial Officer
Patrick W. Cavanagh............  47    Vice President and General Manager Automotive Components
David Yang.....................  41    Vice President and General Manager Emkay
Stephen D. Petersen............  41    Vice President of Finance and Secretary

     Reg G. Garratt began his career with Knowles in 1977 as Vice President of Marketing. He subsequently served as Senior Vice President and President before assuming the position of Chief Executive Officer of Knowles in 1992. He became Chairman and Chief Executive Officer in 1997. Prior to joining Knowles, he worked 19 years in various management positions for Honeywell, Inc. Mr. Garratt is an engineering graduate of Aston University and currently serves on the Board of the Hearing Industries Association.

     James E. Knowles is president of The Finance Corporation of Illinois. Prior to his current position, Mr. Knowles served as a Director of Knowles from 1987 to 1996. He served as Chairman of the Compensation Committee and the Audit Committee of Knowles from 1990 to 1996. Mr. Knowles also served as President of Synergistic International Ltd. from 1969 to 1996. Mr. Knowles holds a bachelor of science and a Master of Business Administration degree from Stanford University.

     Kenneth John Terry is a partner of Doughty Hanson & Co. Limited, where he has spent his entire professional career since its foundation in 1986. Mr. Terry currently serves on the Board of Directors of Impress Metal Packaging Holdings BV and Dunlop Standard Aerospace Group Limited. He is a graduate of University of Leeds.

     Kevin Luzak is a corporate director of Doughty Hanson & Co., Inc. Prior to his current position, he served in various positions at Salomon Brothers Inc from 1991 to 1998. Mr. Luzak currently serves on the Board of Directors of Dunlop Standard Aerospace Group Limited.

     John J. Zei joined Knowles in January 2000 as President and Chief Operating Officer. He was elected a Class B Director in March 2000 and President and Chief Executive Officer in April 2000. Mr. Zei was with Siemens Hearing Instrument Corporation from 1987 to 1999 and served as President and Chief Executive Officer from 1990 through 1999. Prior to his time at Siemens, John was with Beltone Electronics from 1976 to 1987. Mr. Zei is a graduate of Loyola University, Loyola University School of Law and the University of Chicago.

     James F. Brace joined Knowles in January 2000 as Vice President and Chief Financial Officer. He was elected Executive Vice President and Chief Financial Officer in April 2000. Mr. Brace served as Senior Vice President and Chief Financial Officer of Argent Healthcare Financial Services during 1999, as Vice President, Treasurer and Chief Financial Officer of Littelfuse, Inc. from 1992 to 1998, and as Vice President, Treasurer and Chief Financial Officer of Sanford Inc. from 1987 to 1992. Mr. Brace is a graduate of Princeton University and the University of Chicago.

     Patrick W. Cavanagh has managed SSPI since 1992 and Automotive Components since its inception in 1996. From 1978 to 1992, prior to joining Knowles, he held various domestic and international management positions at the Barber Colman Company. He is a graduate of the Milwaukee School of Engineering.

     David Yang joined Knowles in 1994 as General Manager of Knowles Taiwan and Regional Sales and Marketing Manager for the Asia/Pacific region. He was promoted to Vice President and General Manager of Emkay in February 1997. Prior to joining Knowles, Mr. Yang was Sales and Marketing Manager for the Asia Pacific region for Molex Inc. for nine years. He is a graduate of the National Chiao Tong University in Taiwan and graduated from an Executive program at Harvard University in 1990.

     Stephen D. Petersen joined Knowles in 1980 and served in various accounting positions including Assistant Treasurer and Vice President -- Controller of KE. He was promoted to Vice President of Finance in September 1999. Mr. Petersen is a graduate of Augustana College and holds a Master of Management degree from Northwestern University. Mr. Petersen is a certified public accountant.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table provides information concerning the compensation we paid to our senior officers for 1999, 1998 and 1997:

                                                                             LONG-TERM
                                                                            COMPENSATION
                                            ANNUAL COMPENSATION             ------------
                                    ------------------------------------     SECURITIES
                                                            OTHER ANNUAL     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY      BONUS      COMPENSATION    OPTIONS/SARS   COMPENSATION(3)
---------------------------  ----   --------   ----------   ------------    ------------   ---------------
Reg G. Garratt............   1999   $410,294   $  483,975          --            --          $3,715,691
  Chairman and Chief         1998    398,700      487,989          --            --               6,195
  Executive Officer          1997    389,729    1,218,393          --            --               8,354
Doug Brander..............   1999    210,640      101,417          --            --             445,196
  Vice President & General   1998    173,682      105,999          --            --               2,351
  Manager KE(1)              1997    165,784       22,621          --            --               2,351
Patrick W. Cavanagh.......   1999    173,821       63,147     $23,746(2)         --             441,113
  Vice President & General   1998    162,090      111,932      29,137(2)        100               2,565
  Manager Automotive         1997    138,483       26,216          --           150               2,166
  Components
David Yang................   1999    160,502       65,286          --            --             405,090
  Vice President & General   1998    132,412       42,208          --           200                 678
  Manager Emkay              1997    126,880       36,940          --           200                 129
Bernard J. Smith..........   1999    166,829      158,856          --            --             545,495
  Vice President Finance(1)  1998    160,402       93,198          --            --               2,594
                             1997    156,862       17,835          --           200               2,652

------------
(1) Doug Brander, Vice President and General Manager of the KE Division since 1996, left Knowles on January 28, 2000, and Bernard J. Smith, Vice President of Finance, retired on February 15, 2000.

(2) Expenses and allowances associated with Mr. Cavanagh's two year relocation to Germany.

(3) Knowles paid Success Bonuses based on the successful sale of the company in 1999: Mr. Garratt: $2,226,000; Mr. Brander: $397,500; Mr. Cavanagh:
    $397,500; Mr. Yang: $397,500; and Mr. Smith: $400,000. Knowles paid benefits in 1999 under its Supplemental Executive Retirement Plan which was terminated as of our recapitalization: Mr. Garratt: $1,483,406; Mr. Brander:
    $44,745; Mr. Cavanagh: $40,918; Mr. Yang: $5,336; and Mr. Smith: $141,889.
    The company paid a Tenure Bonus in 1999 to all employees: Mr. Garratt:
    $2,100; Mr. Brander: $600; Mr. Cavanagh: $350; Mr. Yang: $654; and Mr.
    Smith: $1,000. Knowles contributed the following amounts to the Knowles Electronics, Inc. Employee Retirement Savings 401(k) Plan for the above senior officers in 1999: Mr. Garratt: $1,600; Mr. Brander: $1,600; Mr.
    Cavanagh: $1,287; Mr. Yang: $1,600; and Mr. Smith: $1,278; in 1998: Mr.
    Garratt: $1,600; Mr. Brander: $1,600; Mr. Cavanagh: $1,600; Mr. Yang: $678;
    and Mr. Smith: $1,266; and in 1997: Mr. Garratt: $1,600; Mr. Brander:
    $1,600; Mr. Cavanagh: $1,201; Mr. Yang: $129; and Mr. Smith: $1,324. Knowles paid the following life insurance premiums in 1999: Mr. Garratt: $2,585; Mr.
    Brander: $751; Mr. Cavanagh: $1,058; and Mr. Smith: $1,328; in 1998: Mr.
    Garratt: $4,595; Mr. Brander: $751; Mr. Cavanagh: $965; and Mr. Smith:
    $1,328; and in 1997: Mr. Garratt: $4,754; Mr. Brander: $751; Mr. Cavanagh:
    $965; and Mr. Smith: $1,328.

  EXECUTIVE STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     We did not grant any stock options or stock appreciation rights to our senior officers in 1999.

     In connection with our recapitalization all outstanding stock appreciation rights and options were surrendered in exchange for a cash payment. Our senior officers surrendered their then outstanding stock appreciation rights and options in exchange for a cash payment equal to the aggregate book value increases in the value of the underlying stock through December 31, 1998. As a result, Reg G. Garratt, Doug Brander, Patrick W. Cavanagh, David Yang and Bernard J. Smith received $818,080, $315,794, $221,180, $103,338 and $170,201,
respectively. The SAR Plan was terminated as of our recapitalization.

  PENSION PLAN

     The following table provides information concerning the estimated annual pension benefit we pay to employees of KE and SSPI on their retirement, based upon their years of service and their average monthly earnings prior to their retirement (as described below).

                                                          YEARS OF SERVICE
                                       -------------------------------------------------------
            REMUNERATION                 15          20          25          30          35
            ------------               -------     -------     -------     -------     -------
$125,000.............................  $34,000     $46,000     $57,000     $57,000     $57,000
 150,000.............................   42,000      55,000      69,000      69,000      69,000
 175,000.............................   45,000      59,000      74,000      74,000      74,000
 200,000.............................   45,000      59,000      74,000      74,000      74,000
 225,000.............................   45,000      59,000      74,000      74,000      74,000
 250,000.............................   45,000      59,000      74,000      74,000      74,000
 275,000.............................   45,000      59,000      74,000      74,000      74,000
 300,000.............................   45,000      59,000      74,000      74,000      74,000
 325,000.............................   45,000      59,000      74,000      74,000      74,000
 350,000.............................   45,000      59,000      74,000      74,000      74,000
 400,000.............................   45,000      59,000      74,000      74,000      74,000
 450,000.............................   45,000      59,000      74,000      74,000      74,000
 500,000.............................   45,000      59,000      74,000      74,000      74,000

     Our pension plan, which became effective on July 1, 1963, is a non-contributory defined benefit plan covering employees of the KE business unit and SSPI. As of December 31, 1999, Reg G. Garratt, Doug Brander, Patrick W. Cavanagh, David Yang and Bernard J. Smith have 22, 6, 7, 2 and 15 credited years of service, respectively. Under the plan, a participant who terminates employment on or after attaining his or her normal retirement age is entitled to receive a monthly pension benefit commencing on his or her normal or deferred retirement date. The retirement benefit payable under the plan is equal to 2% of a participant's average monthly covered compensation during the five consecutive years during which such participant received his or her highest earnings within the ten year period ending on the date of termination, multiplied by each year of credited service up to a maximum of twenty-five, reduced by the participant's Social Security offset allowance. Under the plan, the Social Security offset allowance is equal to the product of 0.65% multiplied by (1) the participant's years of credited service up to a maximum of twenty-five years and (2) the lesser of: (A) the participant's average monthly earnings over the three years prior to determination or (B) 1/12th of the average of the Social Security taxable wage bases for the 35 year period ending with the last day of the calendar year in which the participant attains Social Security retirement age.

     Effective January 1, 1998, we established the Supplemental Executive Retirement Plan, an excess benefit plan designed to provide certain of our employees with benefits in excess of those otherwise permitted under our pension plan due to the compensation and benefit limitations placed on qualified retirement plans under the Internal Revenue Code of 1986, as amended. Benefits under the Supplemental Executive Retirement Plan were paid to the following individuals in the corresponding amounts immediately prior to our recapitalization and the Supplemental Executive Retirement Plan was terminated as of the recapitalization: Mr. Garratt: $1,483,406; Mr. Smith: $141,889; Mr.
Brander: $44,745; Mr. Cavanagh: $40,918; and Mr. Yang: $5,336.

     The following table provides information regarding the estimated lump sum compensation payable to employees of Knowles Electronics Taiwan, Ltd. on their retirement (as described below).

                                                        YEARS OF SERVICE
                               ------------------------------------------------------------------
        REMUNERATION               15            20            25            30            35
        ------------           ----------    ----------    ----------    ----------    ----------
$125,000.....................  $  312,500    $  364,583    $  416,666    $  468,750    $  468,750
 150,000.....................     375,000       437,500       500,000       562,500       562,500
 175,000.....................     437,500       510,416       583,333       656,250       656,250
 200,000.....................     500,000       583,333       666,666       750,000       750,000
 225,000.....................     562,500       656,250       750,000       843,750       843,750
 250,000.....................     625,000       729,166       833,333       937,500       937,500
 275,000.....................     687,500       802,083       916,666     1,031,250     1,031,250
 300,000.....................     750,000       875,000     1,000,000     1,125,000     1,125,000
 325,000.....................     812,500       947,916     1,083,333     1,218,750     1,218,750
 350,000.....................     875,000     1,020,833     1,166,666     1,312,500     1,312,500
 375,000.....................     937,500     1,093,750     1,250,000     1,406,250     1,406,250
 400,000.....................   1,000,000     1,166,666     1,333,333     1,500,000     1,500,000
 425,000.....................   1,062,500     1,239,583     1,416,666     1,593,750     1,593,750
 450,000.....................   1,125,000     1,312,500     1,500,000     1,687,500     1,687,500
 475,000.....................   1,187,500     1,385,416     1,583,333     1,781,250     1,781,250
 500,000.....................   1,250,000     1,458,333     1,666,666     1,875,000     1,875,000

     David Yang is entitled to receive pension benefits as defined in the employee retirement plan of Knowles Electronics Taiwan, Ltd., a non-contributory defined benefit plan which became effective on December 13, 1986. Mr. Yang will have five credited years of service. Under the plan, the payment is equal to the sum of (1) two times the participant's average monthly pay for each of the participant's first fifteen years of service, (2) half of the participant's average monthly pay for each year of service in excess of fifteen years prior to August 1, 1984, and (3) the participant's average monthly pay for each year of service in excess of fifteen years after August 1, 1984. The maximum retirement benefit payable under the plan is forty-five times average monthly pay. Participants are eligible for retirement benefits under the plan upon (1) compulsory retirement at age 60, (2) voluntary retirement at age 55 with 15 years of service or (3) retirement upon completion of 25 years of service. The plan also provides for disability benefits which are calculated in the same manner as the retirement benefit, except that the payment may be increased by 20% if the participant's disability was induced through the participant's employment with Knowles Electronics Taiwan, Ltd.

  EMPLOYMENT ARRANGEMENTS

     On April 7, 1992, we entered into an employment agreement with Reg G. Garratt. The agreement, which was amended and restated on March 15, 1998 and amended verbally with Doughty Hanson prior to the closing of our recapitalization, provides for Mr. Garratt's employment as the chairman and chief executive officer of Knowles until a replacement chief executive officer is appointed. Mr. John J. Zei was appointed President and Chief Executive Officer as of April 1, 2000. Mr. Garratt will continue to serve as chairman until December 31, 2003, at his ongoing salary plus bonus. If we terminate Mr. Garratt's employment without cause before December 31, 2003, Mr. Garratt is entitled to receive his base salary in effect on the date of termination through December 31, 2003, a pro-rata portion of the bonus to which he was entitled on the date of termination, and a lump sum payment of $60,000. During the term of his employment and for two years thereafter, Mr. Garratt is restricted from competing with Knowles or any of its subsidiaries and soliciting employees, distributors and customers of Knowles or any of its subsidiaries. The employment agreement also restricts Mr. Garratt from disclosing any confidential or proprietary information relating to Knowles or any of its subsidiaries.

     Effective January 3, 2000, John Zei became the President and Chief Operating Officer of Knowles, with an annual salary of $325,000, a signing bonus of $25,000 payable on the date Mr. Zei commenced his employment with Knowles, and eligibility to participate in certain bonus plans generally available for senior management employees. Mr. Zei succeeded Mr. Garratt as Chief Executive Officer of Knowles on April 1, 2000.

     In connection with the commencement of his employment, Knowles has agreed to loan Mr. Zei $300,000 to purchase Knowles' common stock at fair market value, and Mr. Zei has purchased an additional $200,000 worth of common stock at fair market value with his own funds. The stock is subject to Stockholders' and Registration Rights Agreements described under the heading "Related Party Transactions." The loan will be repayable in full on the earlier of the sale of Knowles and the fifth anniversary of the purchase date. In addition, Mr. Zei will be required to mandatorily prepay a portion of the loan if he sells any of his common stock. Knowles has also agreed to pay up to six months of reasonable interest on any bridge loan, not to exceed $750,000, Mr. Zei incurs in connection with his relocation expenses.

     Effective January, 2000, James Brace became the Vice President and Chief Financial Officer of Knowles, with an annual salary of $225,000 and eligibility to participate in certain bonus plans generally available for senior management of Knowles. In the event that Mr. Brace's employment with Knowles is terminated by Knowles without cause, Mr. Brace will be entitled to receive salary and benefit continuation for six months. Mr. Brace was appointed Executive Vice President and Chief Financial Officer on April 1, 2000.

     In connection with the commencement of his employment, Mr. Brace has purchased $200,000 of common stock with his own funds and will have the opportunity to purchase an additional $125,000 worth of Knowles' common stock at $30 per share with his own funds. The stock is subject to the Stockholders' and Registration Rights Agreements described under the heading "Related Party Transactions."

  Severance Arrangements

     We maintain a Change in Control Severance Pay Plan to provide for the payment of severance benefits to selected executives whose employment terminates in connection with a change in control of Knowles Electronics, Inc. Doug Brander, Patrick W. Cavanagh, David Yang and Bernard J. Smith participate in the Change in Control Severance Pay Plan. According to the terms of the Change in Control Severance Pay Plan, the executive is entitled to receive up to two times his annual base salary and bonus, less any salary and bonus paid to the executive after the change in control, if we terminate a participating executive's employment without cause or the executive terminates his employment as a result of an adverse modification to the terms of the executive's employment during the two-year period following a change in control of Knowles. The Recapitalization constitutes a change in control under the Change in Control Severance Pay Plan.

     In addition, we maintain a special severance commitment with Bernard J. Smith which supplements Mr. Smith's benefits under the Change in Control Severance Pay Plan. The special severance commitment provides that if Mr. Smith terminates his employment during the second year of the protection period applicable under the Change in Control Severance Pay Plan or we terminate Mr. Smith's employment without cause or as a result of Mr. Smith's disability during the one-year following the end of the protection period, we will pay Mr. Smith an amount equal to his base salary, bonus and any other wages, continue Mr. Smith's participation in Knowles' qualified pension plans for one year following the termination of his employment and pay Mr. Smith a lump sum payment representing the present value of projected medical insurance costs for Mr. Smith and his wife from the date of termination through his 65th birthday.

     Mr. Smith retired on February 15, 2000 and is currently receiving benefits under the Change in Control Severance Pay Plan and special severance commitment.

     In 1998, we entered into success bonus agreements with each of our five senior officers to provide incentives for such officers to assist in a successful sale of the business. Except for the agreement with Bernard J. Smith, which provided that we pay Mr. Smith a lump-sum of $400,000 upon the successful sale of Knowles, the agreements provide for us to pay the senior officers a percentage of the sale price of Knowles in the form of a "Success Bonus" as follows: Reg G. Garratt: 0.42%; Doug Brander: 0.075%; Patrick W. Cavanagh:
0.075%; and David Yang: 0.075%. Payment was made under each of the success bonus agreements at the time of our recapitalization.

COMPENSATION OF DIRECTORS

     Prior to our recapitalization, directors who were not employees were paid a quarterly fee of $4,500, plus a fee of $3,750 for each Board meeting attended, $2,500 for each special meeting and, as committee members, received $500 per committee meeting attended. Directors also received a fee of $300 per hour for each additional hour worked. Employees and officers who are directors received no additional compensation for services rendered as directors.

     Effective January 13, 1997, we adopted the Retirement Plan for Outside Directors, which allows a participating director to defer all or any portion of his or her director fees until the earlier of the director's termination of service or the 65th birthday. Benefits under the Retirement Plan for Outside Directors were unfunded and were paid from Knowles' general assets. The Retirement Plan for Outside Directors was terminated in connection with our recapitalization.

     Following the recapitalization, our directors no longer receive any fees or other compensation for services rendered in their capacity as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the recapitalization in 1999, the following individuals served on the compensation committee of Knowles: E.L. Keyes, R.E. Goodson, C.L. Knowles and R.G. Garratt. In connection with the recapitalization, Kenneth John Terry and Kevin Luzak served on an interim compensation committee. Effective as of March 14, 2000, the compensation committee was reconstituted and now consists of the following individuals: Kenneth John Terry and John Zei. John Zei also serves as the President and Chief Executive Officer of Knowles.

                             PRINCIPAL STOCKHOLDERS

     Set forth below is certain information, as of May 31, 2000, concerning (a) the beneficial ownership of our voting securities by entities and persons who beneficially own more than 5% of our voting securities and (b) the ownership of our securities by our executive officers and directors. The determinations of "beneficial ownership" of voting securities are based upon Rule 13d-3 under the Securities Exchange Act of 1934, as amended. This rule provides that securities will be deemed to be "beneficially owned" where a person has, either solely or in conjunction with others, (1) the power to vote or to direct the voting of securities and/or the power to dispose or to direct the disposition of, the securities or (2) the right to acquire any such power within 60 days after the date such "beneficial ownership" is determined.

                                                                 AMOUNT
                                                              BENEFICIALLY    PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)               OWNED(2)      OF CLASS
          ---------------------------------------             ------------    --------
Key Acquisition, L.L.C.
  c/o Doughty Hanson & Co. Limited
  Times Place, 45 Pall Mall, London SW1Y 5JG, England.......    800,000         81.4%
Doughty Hanson & Co. Limited(3)
  Times Place, 45 Pall Mall, London SW1Y 5JG, England.......    800,000         81.4%

------------
(1) After our recapitalization, various members of the Knowles family and trusts for the benefit of members of the Knowles family hold in the aggregate 100,000 shares of common stock, or 10.2% of currently outstanding shares of common stock. Such stockholders have the right to elect one of our directors pursuant to a stockholders' agreement with Key Acquisition, L.L.C. We have no reason to believe that various members of the Knowles family and trusts for the benefit of members of the Knowles family constitute a group, as that term is in Section 13(d)(3) of the Securities Exchange Act of 1934.
(2) Class A Common Stock.
(3) Consists only of shares of Knowles owned by Key Acquisition, L.L.C., all of whose membership interests are held by limited partnerships for which Doughty Hanson acts as general partner.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

                                                                               AMOUNT
                                                                            BENEFICIALLY    PERCENT
              NAME OF BENEFICIAL OWNER                  TITLE OF CLASS         OWNED        OF CLASS
              ------------------------                ------------------    ------------    --------
Reg G. Garratt(1)...................................  Class A Common           20,000         2.0%
James E. Knowles....................................  Class A Common            9,947         1.0
                                                      Series A Preferred        2,045         0.2
Kenneth John Terry..................................  --                           --          --
Kevin Luzak.........................................  --                           --          --
John J. Zei(1)......................................  Class A Common           16,667         1.7
James F. Brace(1)...................................  Class A Common            6,667         0.7
Patrick W. Cavanagh(1)..............................  Class A Common           10,000         1.0
David Yang(1).......................................  Class A Common            8,333         0.8
Stephen D. Petersen(1)..............................  Class A Common            3,333         0.3
                                                      ------------------    ---------       ------
Combined holdings of directors and executive          Class A Common           76,992         7.8%
  officers as a group...............................  Series A Preferred        2,045         0.2%
                                                                            ---------       ------
                                                                            ---------       ------

------------
(1) The shares were purchased pursuant to an Executive Stock Purchase Agreement which provides that if the executive's employment with Knowles and its subsidiaries terminates under certain circumstances, the executive or his permitted transferees may require Knowles to repurchase or Knowles may require the executive to resell the shares. For certain executives and depending upon the circumstances surrounding the termination of employment, the repurchase may be made at a price that is greater or less than the fair market value of the shares.

                           RELATED PARTY TRANSACTIONS

DISTRIBUTION OF THE EQUIPMENT FINANCING BUSINESS

     On June 29, 1999, Knowles' equipment financing business (The Finance Corporation of Illinois), including certain parcels of real estate, were distributed to our preexisting stockholders, in redemption of 10% of the stock owned by those stockholders. James E. Knowles, one of our directors, is a stockholder of, and currently serves as the president of, The Finance Corporation of Illinois.

SERVICE AND COMMISSION AGREEMENTS

     In connection with our recapitalization, we entered into a Service Agreement dated June 23, 1999 (the "Service Agreement") with Doughty Hanson & Co. Managers Limited ("DHCM"), a subsidiary of Doughty Hanson & Co. Limited, pursuant to which DHCM received a fee of $3,000,000 upon the successful completion of the recapitalization for financial advisory services related to the recapitalization. The Service Agreement made available the resources of DHCM concerning a variety of financial and operational matters including advice and assistance in negotiating the purchase of shares owned by the Knowles family.

     Also in connection with our recapitalization, we entered into a Commission Agreement dated June 23, 1999 (the "Commission Agreement") with DHCM pursuant to which DHCM received a total aggregate commission of $2,000,000 upon the successful completion of the recapitalization for its services in arranging the equity financing for the recapitalization.

STOCKHOLDERS' AND REGISTRATION RIGHTS AGREEMENTS

     In connection with our recapitalization, Knowles and the holders of its common stock, including Key Acquisition and Reg G. Garratt, Doug Brander, Patrick W. Cavanagh, David Yang, Bernard J. Smith, James F. Brace and John J. Zei, entered into a stockholders' agreement dated as of June 30, 1999 and a registration rights agreement dated as of June 30, 1999. Among other things, the stockholders' agreement and the registration rights agreement (1) impose certain restrictions on the transfer of shares of common stock by such holders and (2) give such holders registration rights under certain circumstances. We will bear the costs of preparing and filing any such registration statement and will indemnify and hold harmless, to the extent customary and reasonable, holders selling shares covered by such a registration statement. Directors and executive officers of the company to date have purchased 76,992 shares of common stock which are subject to the stockholders' agreement and the registration rights agreement.

SOFTWARE CONTRACTS BETWEEN KNOWLES AND SEAN R. GARRATT

     Effective January 23, 1998, we entered into a software development agreement with Daystrom Software Ltd., a limited liability company owned by Reg
G. Garratt's son, Sean R. Garratt. Pursuant to the software development agreement, Daystrom agreed to develop and assist in the maintenance of certain voice command and control engine software for Knowles in exchange for a fee. We renewed the software development agreement in January 1999, and it was terminated on June 16, 1999. Pursuant to the software development agreement, we paid $96,080 to Daystrom. We entered into a new six month software development agreement on July 2, 1999 for an automatic system for optimizing hearing aid instruments. Pursuant to the new agreement, we paid Daystrom $116,580. Effective February 29, 2000, this agreement was terminated.

LOAN TO JOHN J. ZEI

     In connection with the commencement of his employment, Knowles agreed to loan Mr. Zei $300,000 to purchase Knowles' common stock at fair market value and to pay up to six months of reasonable interest on any bridge loan, not to exceed $750,000, Mr. Zei incurs in connection with his relocation expenses (see the description of these items under "Employment Arrangements").

LOAN TO JAMES F. BRACE

     Knowles has loaned $50,000 to Mr. Brace, due on or before May 31, 2002, in connection with his employment.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     We entered into the Credit Agreement, dated June 28, 1999 and amended and restated as of July 21, 1999, and amended on December 23, 1999 and April 10, 2000, with the Lenders named therein, The Chase Manhattan Bank, as Administrative Agent and Swingline Lender, Morgan Stanley Senior Funding, Inc., as Syndication Agent, and Chase Securities Inc., as Lead Arranger and Book Manager. The Credit Agreement consists of (i) a $50 million seven-year term loan facility ("Term Loan A"), (ii) a $150 million eight-year term loan facility ("Term Loan B") and (iii) a $50 million seven-year revolving credit facility (the "Revolving Facility"), subject to certain conditions. Under the terms of the Credit Agreement, and in order to provide financing for our recapitalization, Term Loan A and Term Loan B were fully drawn on June 30, 1999, the closing date of the recapitalization. The Revolving Facility will be available for working capital and general corporate purposes.

  TERM LOAN A

     Term Loan A will amortize quarterly, with the following payments being made at the end of each quarter during the following periods.

                      REPAYMENT DATES                           AMOUNT
                      ---------------                         -----------
September 30, 2000 to June 30, 2001.........................  $ 1,250,000
September 30, 2001 to June 30, 2003.........................    1,875,000
September 30, 2003 to June 30, 2006.........................    2,500,000
                                                              -----------
     Total..................................................  $50,000,000
                                                              ===========

  TERM LOAN B

     Term Loan B will amortize quarterly, with the following payments being made at the end of each quarter during the following periods.

                      REPAYMENT DATES                            AMOUNT
                      ---------------                         ------------
September 30, 2000 to June 30, 2006.........................  $    375,000
September 30, 2006 to June 29, 2007.........................    35,250,000
                                                              ------------
     Total..................................................  $150,000,000
                                                              ============

  REVOLVING FACILITY

     The Revolving Facility is available as revolving credit advances or letters of credit. This facility has no scheduled reduction in availability. Final repayment is due on all amounts outstanding under this facility on June 30, 2006. The Credit Agreement provides for certain limitations governing advances under the Revolving Facility, in particular limits on the amount of letters of credit and swingline loans outstanding at any one time.

  PREPAYMENT

     In addition to the scheduled repayment dates described above, in certain circumstances the Credit Agreement requires us to make mandatory prepayments of outstanding amounts under Term Loans A and B, when we or our subsidiaries receive proceeds of certain material dispositions and insurance claims or issue certain indebtedness, and commencing in 2001 and depending on our leverage ratio, when we have a positive adjusted cash flow in the prior year.

     Indebtedness under the Credit Agreement may be voluntarily prepaid by us in whole or in part without premium or penalty. Any such prepayment of Term Loans A or B will be made pro rata with each other, unless, in the case of mandatory prepayments, lenders of Term Loan B elect not to be prepaid, in which case Funds which would have been used for such payments will be applied to prepay Term Loan A.

  COVENANTS

     The Credit Agreement contains a number of covenants requiring us to achieve or maintain specified consolidated financial ratios, including certain interest expense coverage ratios and certain leverage ratios. The

Credit Agreement also contains general covenants which restrict the incurrence of debt and liens, the payment of dividends, the incurrence of substantially all other additional debt (with the exception of the notes), the disposition of assets, the incurrence of capital expenditures above certain levels or the making of other investments and certain other activities and transactions. The covenants and restrictions were modified to provide us greater flexibility by an amendment to the Credit Agreement on April 10, 2000.

  INTEREST RATE AND FEES

     In connection with the April 10, 2000 amendment to the Credit Agreement, we agreed to increase the interest rate for all amounts borrowed by 0.25%. Amounts outstanding under Term Loan A and the Revolving Facility will bear interest, at our option, at either (1) one-, two-, three- or six-month LIBOR plus an initial interest margin of 2.75% or (2) the greatest of the prime rate, a base certificate of deposit rate plus 1.0% or the federal funds effective rate plus 0.50% ("Alternate Base Rate"), in each case plus an initial margin of 1.75%. Amounts outstanding under Term Loan B will bear interest, at our option, at either (1) one-, two-, three- or six-month LIBOR plus an initial interest margin of 3.25% or (2) the Alternate Base Rate plus an initial margin of 2.25%. The interest margin may be reduced for advances under all three facilities if we, on a consolidated basis, meet certain specified leverage ratio targets during a period consisting of the prior four consecutive fiscal quarters. Any reduced interest margin may be increased to the original interest margin if such leverage ratios do not continue to be met.

     We will pay a commitment fee on the undrawn portion of the Revolving Facility at a rate of 0.375% to 0.50% per annum, depending upon our leverage ratio. In addition, we will pay certain agency and other fees.

  GUARANTEE

     Our obligations under the Credit Agreement are guaranteed by our U.S. subsidiaries.

  SECURITY

     As security for our obligations under the Credit Agreement, we have pledged all of the shares of our U.S. subsidiaries and 65% of the shares of our non-U.S. subsidiaries and have granted the lenders a security interest in substantially all of our assets and the assets of our U.S. subsidiaries.

  EVENTS OF DEFAULT

     The Credit Agreement contains events of default customary for senior leveraged recapitalization financings, including non-payment of principal and interest thereunder, defaults with respect to certain other indebtedness, failure to observe certain covenants set forth in the Credit Agreement, certain judgment defaults and certain bankruptcy-related events. In addition, an event of default will occur if funds managed by Doughty Hanson cease to hold at least 51% of the voting shares and aggregate equity of us prior to an initial public offering and at least 35% thereafter or certain other events constituting an occurrence of change of control.

                       DESCRIPTION OF THE EXCHANGE NOTES

     We issued the initial notes and will issue the exchange notes under an indenture, dated as of October 1, 1999 (the "Indenture"), among us, the Subsidiary Guarantors and the Bank of New York, as Trustee (the "Trustee"). The terms of the exchange notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 (the "TIA").

     We summarize below certain provisions of the Indenture, but do not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Holder of the exchange notes. You can obtain a copy of the Indenture from us upon request.

     Key terms used in this section are defined under "Certain Definitions." When we refer to "Knowles Electronics Holdings" in this section, we mean Knowles Electronics Holdings, Inc. and not its subsidiaries.

GENERAL

     The exchange notes will:

      --   be general unsecured obligations of Knowles Electronics Holdings,

      -- rank subordinate to all Senior Indebtedness of Knowles Electronics Holdings, and pari passu or senior to all other Indebtedness of Knowles Electronics Holdings, and

      -- be unconditionally guaranteed on a general unsecured senior subordinated basis by all of Knowles Electronics Holdings' existing and future domestic Restricted Subsidiaries and any other Restricted Subsidiaries of Knowles Electronics Holdings that guarantee Knowles Electronics Holdings' indebtedness under the Credit Agreement.

PRINCIPAL, MATURITY AND INTEREST

     Knowles Electronics Holdings will issue $153,200,000 aggregate principal amount of exchange notes under the exchange offer in denominations of $1,000 and integral multiples of $1,000. The notes will mature on October 15, 2009. The notes will not be entitled to the benefit of any mandatory sinking fund.

     Subject to the covenants described below under "Covenants" and applicable law, Knowles Electronics Holdings may issue additional notes under the Indenture. The notes offered hereby and any additional notes subsequently issued will be treated as a single class for all purposes under the Indenture.

     Interest on the notes will accrue at the rate of 13 1/8% per annum and will be payable semi-annually in arrears on each April 15 and October 15 (each, an "Interest Payment Date"), commencing on April 15, 2000. Payments will be made to the persons who are registered Holders at the close of business on April 1 and October 1, respectively (each, a "Regular Record Date"), immediately preceding the applicable interest payment date.

     Interest on the notes will accrue from the most recent date to which interest has been paid. Interest will be computed on a U.S. corporate bond basis of a 360-day year comprised of twelve 30-day months. The redemption of notes with unpaid and accrued interest to the date of redemption will not affect the right of Holders of record on a prior record date to receive interest due on an interest payment date.

     Initially, the Trustee will act as Paying Agent and Registrar for the exchange notes. Knowles Electronics Holdings may change the Paying Agent and Registrar without notice to Holders. All payments on the exchange notes will be made at the office or agency of the Paying Agent and Registrar in New York City unless Knowles Electronics Holdings elects to make interest payments by check mailed to the registered Holders at their registered addresses.

OPTIONAL REDEMPTION

     Knowles Electronics Holdings may, at its option, on or after October 15, 2004, upon not less than 30 nor more than 60 days prior notice mailed by first class mail to each Holder's last address as it appears in the

Security Register, redeem all or part of the notes at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing October 15, of the years set forth below:

                    YEAR                       REDEMPTION PRICE
                    ----                       ----------------
2004.........................................      106.563%
2005.........................................      104.375
2006.........................................      102.188
2007 and thereafter..........................      100.000%

     In addition, at any time prior to October 15, 2002, Knowles Electronics Holdings may redeem, at any time or from time to time in part, up to 35% of the principal amount of the notes with the Net Cash Proceeds of one or more sales of Capital Stock of Knowles Electronics Holdings (other than Disqualified Stock) at a Redemption Price (expressed as a percentage of principal amount) of 113.125%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that:

      -- at least 65% of the aggregate principal amount of notes originally issued on October 1, 1999 remains outstanding after each such redemption and

      -- notice of any such redemption is mailed within 60 days of each such sale of capital stock.

     In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. No note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note.

GUARANTEES

     Payment of the principal of, premium, if any, and interest on the notes will be guaranteed, jointly and severally, on an unsecured senior subordinated basis by certain Subsidiaries of Knowles Electronics Holdings (the "Subsidiary Guarantors"), each of which has guaranteed Indebtedness of Knowles Electronics Holdings incurred under the Credit Agreement. All current and future Restricted Subsidiaries of Knowles Electronics Holdings other than Foreign Subsidiaries will be "Subsidiary Guarantors." In addition, if any Restricted Subsidiary which is a Foreign Subsidiary becomes a guarantor of Indebtedness of Knowles Electronics Holdings incurred under the Credit Agreement, Knowles Electronics Holdings will cause such Restricted Subsidiary to guarantee Knowles Electronics Holdings' obligations under the notes. Foreign Subsidiaries of Knowles Electronics Holdings, which have substantial assets, liabilities, net sales and income, will not initially guarantee the notes, and Knowles Electronics Holdings does not anticipate that any Foreign Subsidiary will at any time become a Subsidiary Guarantor. See "--Covenants--Limitation on Issuances of Guarantees by Restricted Subsidiaries; Release of Guarantees."

     Each Subsidiary Guarantor's obligation under its Note Guarantee may be subject to avoidance under federal or state fraudulent transfer law in the event of the Subsidiary Guarantor's bankruptcy or other financial difficulty. See "Risk Factors--The Exchange Notes and Guarantees May be Unenforceable due to Fraudulent Conveyance Statutes." The Indenture will limit each Guarantor's obligation under its Note Guarantee to the maximum amount that the Subsidiary Guarantor could incur or pay without the incurrence or payment constituting a fraudulent transfer under those laws. There is no assurance that, if this limitation is effective, the assets of the Subsidiary Guarantors whose Note Guarantees are not avoided would be sufficient to repay the notes in full.

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     The Note Guarantee of any Subsidiary Guarantor may be released in certain circumstances. See "-- Covenants -- Limitations on Issuances of Guarantees by Restricted Subsidiaries; Release of Guarantees."

RANKING

     The notes will be senior subordinated Indebtedness of Knowles Electronics Holdings. The payment of the notes will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of Knowles Electronics Holdings. The notes will be guaranteed by the Subsidiary Guarantors on a senior subordinated basis. Payments under the Note Guarantees will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all existing and future Senior Indebtedness of the Subsidiary Guarantors. As of March 31, 2000, Knowles Electronics Holdings and the Subsidiary Guarantors had $200 million of Indebtedness outstanding in addition to the notes, all of which was Senior Indebtedness.

     Indebtedness incurred under the Credit Agreement, in addition to being guaranteed on a senior basis by the Subsidiary Guarantors, is secured by substantially all of the assets of Knowles Electronics Holdings, including the stock of the Subsidiary Guarantors and other assets and is also secured by substantially all of the assets of the Subsidiary Guarantors.

     In addition, the notes will be effectively subordinated to all liabilities of Non-Guarantor Subsidiaries of Knowles Electronics Holdings; as of March 31, 2000, the amount of such liabilities was $60.5 million. See "Risk Factors -- The Exchange Notes are Subordinated to Our Indebtedness and Indebtedness of Our Subsidiaries."

     Upon any payment or distribution of assets or securities of Knowles Electronics Holdings or any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of Knowles Electronics Holdings or any Subsidiary Guarantor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, or upon any assignment or marshalling of assets for the benefit of creditors, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, in cash or cash equivalents, before the Holders of the notes or the Trustee on behalf of the Holders of the notes shall be entitled to receive any payment by, or on behalf of, Knowles Electronics Holdings or any Subsidiary Guarantor on account of the notes, whether in cash, property or securities. In such event, before any payment may be made by, or on behalf of, Knowles Electronics Holdings or any Subsidiary Guarantor on the notes, any payment or distribution of assets or securities of Knowles Electronics Holdings or any Subsidiary Guarantor of any kind or character, whether in cash, property or securities, to which the Holders of the notes or the Trustee on behalf of the Holders of the notes would be entitled, but for the subordination provisions of the Indenture, shall be made by Knowles Electronics Holdings, such Subsidiary Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution or by the Holders of the notes or the Trustee if received by them or it directly to the holders of the Senior Indebtedness to the extent necessary to pay all such Senior Indebtedness in full, in cash or cash equivalents after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

     No direct or indirect payment or distribution by or on behalf of Knowles Electronics Holdings or any Subsidiary Guarantor of the notes, whether pursuant to the terms of the notes or upon acceleration or otherwise shall be made if, at the time of such payment, (1) there exists a default in the payment of all or any portion of the obligations on any Senior Indebtedness of Knowles Electronics Holdings or such Subsidiary Guarantor and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness or (2) the maturity of any Senior Indebtedness has been accelerated in accordance with its terms. In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Trustee of written notice from the trustee or other representative for the holders of such Designated Senior Indebtedness (or the holders of at least a majority in principal amount of such Designated Senior Indebtedness then outstanding), no payment or distribution may be made by or on behalf of Knowles

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

Electronics Holdings or the applicable Subsidiary Guarantor upon or in respect of the notes for a period (a "Payment Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter (unless, in each case, such Payment Blockage Period shall be terminated by written notice to the Trustee from such trustee of, or other representatives for, such holders or by payment in full in cash or cash equivalents of such Designated Senior Indebtedness or such event of default has been cured or waived).

     Not more than one Payment Blockage Period may be commenced with respect to the notes during any period of 360 consecutive days; provided that if any Payment Blockage Period within such 360-day period is initiated by or on behalf of any holders of Designated Senior Indebtedness other than the representative of the holders of Indebtedness under the Credit Agreement, the representative of the holders of Indebtedness under the Credit Agreement may initiate a Payment Blockage Period within such period. Notwithstanding anything in the Indenture to the contrary, there must be 180 consecutive days in any 360-day period in which no Payment Blockage Period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or shall be made, the basis for the commencement of a second Payment Blockage Period by the representative for, or the holders of, such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less that 90 consecutive days.

     To the extent any payment of Senior Indebtedness (whether by or on behalf of Knowles Electronics Holdings or any Subsidiary Guarantor, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

     By reason of the subordination provisions described above, in the event of liquidation or insolvency, creditors of Knowles Electronics Holdings or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than Holders of the notes.

     Notwithstanding the foregoing, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" below will not be contractually subordinated in right of payment to any Senior Indebtedness or subject to restrictions described herein.

COVENANTS

  LIMITATION ON INDEBTEDNESS

     (a) Knowles Electronics Holdings will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the initial notes, the exchange notes, the Note Guarantees and Indebtedness existing on October 1,1999); provided that Knowles Electronics Holdings and any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2:1 with respect to any Incurrence prior to April 1, 2001, 2.25:1 with respect to any Incurrence on or after April 1, 2001 and prior to October 1, 2002, and 2.5:1 with respect to any Incurrence on or after October 1, 2002.

     Notwithstanding the foregoing, Knowles Electronics Holdings and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

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          (1)  Indebtedness of Knowles Electronics Holdings or any Restricted
     Subsidiary under the Credit Agreement outstanding at any time in an aggregate principal amount (together with any refinancing thereof) not to exceed the greater of (A) $250 million or (B) the sum of (x) $200 million plus (y) 80% of accounts receivable and 50% of inventory, in each case net of reserves and as shown on the most recent consolidated balance sheet of Knowles Electronics Holdings (excluding Unrestricted Subsidiaries) prepared in accordance with GAAP and filed with the Commission or provided to the Trustee, excluding, in either case, for purposes of calculating such aggregate principal amount, the principal amount of any Interest Rate Agreements or Currency Agreements, Guarantees and indemnification payments due under the Credit Agreement, and less, in the case of the amounts specified in clause (A) and subclause (B)(x), any amount of Indebtedness under the Credit Agreement permanently repaid as provided under the "Limitation on Asset Sales" covenant described below;

          (2) Indebtedness owed (A) to Knowles Electronics Holdings or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Knowles Electronics Holdings or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

          (3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded, including committed but undrawn amounts (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes or the Note Guarantees shall only be permitted under this clause (3) if (A) in case the notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the notes or Note Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes or Note Guarantees, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes or Note Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes or Note Guarantees at least to the extent that the Indebtedness to be refinanced is subordinated to the notes or the Note Guarantees and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that this clause (C) shall not apply to refinancings, refundings or renewals of indebtedness described in clause (1) above;

          (4) Indebtedness (A) in respect of performance, surety or appeal bonds or stand-by letters of credit provided in the ordinary course of business, (B) under Currency Agreements, Commodities Agreements and Interest Rate Agreements; provided that such agreements (x) are designed solely to protect Knowles Electronics Holdings or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates, commodities prices or interest rates and (y) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, commodities prices or interest rates or by reason of fees, indemnities and compensation payable or cash calls thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Knowles Electronics Holdings or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the Recapitalization or the disposition of any business or assets of Knowles Electronics Holdings or any Restricted Subsidiary or the disposition of any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Knowles Electronics Holdings or any Restricted Subsidiary in connection with such disposition;

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          (5)  Indebtedness of Knowles Electronics Holdings, to the extent the net proceeds thereof are promptly (A) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the notes as described below under "Defeasance";

          (6) (A) Guarantees of the notes, (B) Guarantees of Indebtedness of Knowles Electronics Holdings by any Restricted Subsidiary and (C) Guarantees of Indebtedness of any Restricted Subsidiary by another Restricted Subsidiary or by Knowles Electronics Holdings;

          (7) Indebtedness of Knowles Electronics Holdings or any Restricted Subsidiary Incurred to finance the acquisition, construction or improvement of any fixed or capital assets (including related fees and expenses), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is Incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier Stated Maturity or decreased Average Life thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (7) (together with refinancings thereof) shall not exceed the greater of (A) $20 million or (B) 10% of Adjusted Consolidated Net Tangible Assets at any time outstanding;

          (8) Acquired Indebtedness in an aggregate principal amount at any time outstanding (together with refinancings thereof) not to exceed $25 million;

          (9) any obligation of Knowles Electronics Holdings to pay any purchase price adjustment in connection with the recapitalization pursuant to Section 2.4 of the Recapitalization Agreement;

          (10) the Junior Subordinated Exchange Notes issued in exchange for, and in an aggregate principal amount not in excess of the liquidation value of, plus all accumulated and all accrued and unpaid but not yet accumulated dividends on, the Series A-1 Preferred Stock; and

          (11) Indebtedness of Knowles Electronics Holdings or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (10) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $30 million.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that Knowles Electronics Holdings or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness to be refinanced in the same currency and in the same or a lesser principal amount, due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Indebtedness Incurred under the Credit Agreement on or prior to the Issue Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of this "Limitation on Indebtedness" covenant, (2) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (3) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (1) of the preceding sentence), Knowles Electronics Holdings, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  LIMITATION ON SENIOR SUBORDINATED INDEBTEDNESS

     Knowles Electronics Holdings will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness that is subordinate in right of payment to any Senior Indebtedness of such Person unless such Indebtedness is pari passu with, or subordinated in right of payment to, the notes or the Note Guarantee of

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such Subsidiary Guarantor, as the case may be; provided that the foregoing limitation shall not apply to distinctions between categories of Senior Indebtedness of Knowles Electronics Holdings or any Subsidiary Guarantor that exist by reason of any Liens or Guarantees arising or created in respect of some but not all such Senior Indebtedness.

  LIMITATION ON RESTRICTED PAYMENTS

     Knowles Electronics Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than Knowles Electronics Holdings or any of its Restricted Subsidiaries;

          (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of Knowles Electronics Holdings;

          (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Knowles Electronics Holdings that is subordinated in right of payment to the notes; or

          (4) make any Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing

          (B) Knowles Electronics Holdings could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or

          (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Issue Date shall exceed the sum, without duplication, of:

             (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately preceding the Issue Date and ending on the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee plus

             (2) 100% of the aggregate Net Cash Proceeds received by Knowles Electronics Holdings or any Restricted Subsidiary after the Issue Date as a capital contribution or from the issuance and sale permitted by the Indenture of the Capital Stock (other than Disqualified Stock) of Knowles Electronics Holdings or a Restricted Subsidiary to a Person who is not Knowles Electronics Holdings or a Subsidiary of Knowles Electronics Holdings, including an issuance or sale permitted by the Indenture of Indebtedness of Knowles Electronics Holdings or any Restricted Subsidiary for cash subsequent to the Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Knowles Electronics Holdings or a Restricted Subsidiary, or from the issuance to a Person who is not Knowles Electronics Holdings or a Subsidiary of Knowles Electronics Holdings of any options, warrants or other rights to acquire Capital Stock of Knowles Electronics Holdings or any Restricted Subsidiary (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes) plus

             (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends,

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

        repayments of loans or advances, release of Guarantees (other than pursuant to the payment thereunder), or other transfers of assets, in each case to Knowles Electronics Holdings or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by Knowles Electronics Holdings or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus

             (4)  $10 million.

     The foregoing provision shall not be violated by reason of:

          (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

          (3) the repurchase, redemption or other acquisition of Capital Stock of Knowles Electronics Holdings or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Knowles Electronics Holdings (or options, warrants or other rights to acquire such Capital Stock);

          (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Knowles Electronics Holdings which is subordinated in right of payment to the notes in exchange for, or out of proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of Knowles Electronics Holdings (or options, warrants or other rights to acquire such Capital Stock);

          (5) payments or distributions to dissenting stockholders, pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Knowles Electronics Holdings;

          (6) Investments acquired as a capital contribution or in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Knowles Electronics Holdings (or options, warrants or other rights to acquire such Capital Stock);

          (7) the declaration or payment of dividends on the Capital Stock (other than Disqualified Stock) of Knowles Electronics Holdings in an aggregate annual amount not to exceed 6% of the gross cash proceeds received by Knowles Electronics Holdings after the Issue Date from the sale of such Capital Stock;

          (8) Restricted Payments, not exceeding $1.5 million during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Knowles Electronics Holdings or its Subsidiaries;

          (9) the purchase, redemption, retirement or other acquisition of Capital Stock or options, warrants or other rights to purchase Capital Stock of Knowles Electronics Holdings owned by directors, employees or officers, or former directors, employees or officers of Knowles Electronics Holdings or its Subsidiaries or their assigns, estates, or beneficiaries under the estates and heirs, upon the death, retirement, disability, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options, warrants or other rights were issued, in aggregate amount during any fiscal year not in excess of the sum of (A) $2 million plus (B) the Net Cash Proceeds received by Knowles Electronics

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     Holdings during such fiscal year from the issuance of its Capital Stock to directors, employees or officers of Knowles Electronics Holdings or its Subsidiaries to the extent such Net Cash Proceeds are not used to make a Restricted Payment pursuant to clause (C) of the first paragraph, or clauses (3), (4), (6) or (11) of the second paragraph, of this "Limitation on Restricted Payments" covenant;

          (10) the repurchase of shares of its Capital Stock from stockholders who were stockholders of Knowles Electronics Holdings immediately prior to the Recapitalization or their assignees, at a price not in excess of fair market value determined in good faith by the Board of Directors in an aggregate amount not in excess of $1.5 million during any fiscal year;

          (11) upon the occurrence of an IPO, Knowles Electronics Holdings may redeem all or a portion of the Series A-1 Preferred Stock for an aggregate redemption price not in excess of the Net Cash Proceeds received by Knowles Electronics Holdings from such IPO to the extent such Net Cash Proceeds are not used to make a Restricted Payment pursuant to clause (C) of the first paragraph, or clause (3), (4), (6) or (9) of the second paragraph, of this "Limitation on Restricted Payments" covenant;

          (12) the exchange of the Series A-1 Preferred Stock for the Junior Subordinated Exchange Notes;

          (13) the exercise of any options, warrants or other rights and the conversion of any convertible security into the common stock of Knowles Electronics Holdings; and

          (14)  other Restricted Payments not to exceed $15 million;

provided that, except in the case of clauses (1), (3), (4), (5), (6) and (13), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment, other than Restricted Payments specified in clauses (2), (3), (4), (6), (8), (9), (10), (11), (12) and (13), of the
preceding paragraph shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. The Net Cash Proceeds from any issuances of Capital Stock referred to in, and used to make a Restricted Payment pursuant to, clauses (3), (4), (6), (9) and (11) shall be excluded in calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of this "Limitation of Restricted Payments" covenant. In the event the proceeds of an issuance of Capital Stock of Knowles Electronics Holdings are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Knowles Electronics Holdings will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Knowles Electronics Holdings or any other Restricted Subsidiary;

          (2) pay any Indebtedness owed to Knowles Electronics Holdings or any other Restricted Subsidiary;

          (3) make loans or advances to Knowles Electronics Holdings or any other Restricted Subsidiary; or

          (4) transfer any of its property or assets to Knowles Electronics Holdings or any other Restricted Subsidiary.

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     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (1) existing on the Issue Date in the Credit Agreement, the Indenture or any other agreements in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that, with respect to encumbrances and restrictions under agreements other than the Credit Agreement, the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in the aggregate in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2)  existing under or by reason of applicable law;

          (3) existing with respect to any Person or the property or assets of such Person acquired by Knowles Electronics Holdings or any Restricted Subsidiary, existing at the time of such acquisition or at the time such Person becomes a Restricted Subsidiary and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired or that becomes a Restricted Subsidiary;

          (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Knowles Electronics Holdings or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Knowles Electronics Holdings or any Restricted Subsidiary in any manner material to Knowles Electronics Holdings or any Restricted Subsidiary;

          (5) existing in contracts for the sale of assets permitted by the "Limitation on Asset Sales" covenant, including, without limitation, with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

          (6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (y) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by Knowles Electronics Holdings) and (B) Knowles Electronics Holdings determines that any such encumbrance or restriction will not materially affect Knowles Electronics Holdings' ability to make principal or interest payments on the notes;

          (7) contained in Interest Rate Agreements, Commodities Agreements and Currency Agreements not prohibited by the Indenture; or

          (8) contained in any agreement relating to secured Indebtedness or Liens not prohibited by the Indenture, if such encumbrance or restriction applies only to the property or assets securing such Indebtedness or Liens.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Knowles Electronics Holdings or any Restricted Subsidiary from (a) creating, incurring, assuming or suffering to exist any Liens otherwise not prohibited in the "Limitation on Liens" covenant or (b) restricting the sale or other disposition of property or assets of Knowles Electronics Holdings or any of its Restricted Subsidiaries that secure Indebtedness of Knowles Electronics Holdings or any of its Restricted Subsidiaries.

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

  LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
SUBSIDIARIES

     Knowles Electronics Holdings will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (1)  to Knowles Electronics Holdings or a Restricted Subsidiary;

          (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

          (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale;

          (4) issuances or sales of Capital Stock of a Restricted Subsidiary which is a Subsidiary Guarantor or Common Stock of a Restricted Subsidiary which is not a Subsidiary Guarantor (including options, warrants or other rights to purchase shares of such Capital Stock), provided that (x) Knowles Electronics Holdings or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant or (y) in the case of issuances or sales of such Capital Stock (including options, warrants or other rights to purchase shares of Capital Stock) of a non-Wholly Owned Restricted Subsidiary, after giving effect to such issuance or sale, Knowles Electronics Holdings maintains its percentage ownership on a fully-diluted basis in such non-Wholly Owned Restricted Subsidiary; or

          (5) the issuance of up to additional 5% of the total nominal capital of Ruf electronics GmbH pursuant to the Shareholders and Employment Agreement, dated September 23, 1996, between Knowles Electronics Holdings and Herbert Hafner.

  LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES; RELEASE OF GUARANTEES

     Each Restricted Subsidiary of Knowles Electronics Holdings which is not a Foreign Subsidiary will Guarantee the notes on a senior subordinated basis and Knowles Electronics Holdings will cause each future Restricted Subsidiary which is not a Foreign Subsidiary to execute a supplemental Indenture pursuant to which such Restricted Subsidiary will Guarantee the obligations of Knowles Electronics Holdings under the notes. In addition, Knowles Electronics Holdings will cause any Foreign Restricted Subsidiary which Guarantees Knowles Electronics Holdings' obligations under the Credit Agreement to Guarantee the obligations of Knowles Electronics Holdings under the notes on a senior subordinated basis for as long as Indebtedness under the Credit Agreement is guaranteed by such Foreign Restricted Subsidiary.

     In addition, Knowles Electronics Holdings will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness of Knowles Electronics Holdings or any Subsidiary Guarantor which is pari passu with or subordinate in right of payment to the notes or the Note Guarantees ("Subordinate Guaranteed Indebtedness"), unless

          (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the notes by such Restricted Subsidiary and

          (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Knowles Electronics Holdings or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee;

provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Subordinate Guaranteed Indebtedness is (A) pari passu with the notes or the Note Guarantees, then the Guarantee of such Subordinate Guaranteed

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

Indebtedness shall be pari passu with, or subordinated to, such Restricted Subsidiary's Note Guarantee or (B) subordinated to the notes or the Note Guarantees, then the Guarantee of such Subordinate Guaranteed Indebtedness shall be subordinated to such Restricted Subsidiary's Note Guarantee at least to the extent that the Subordinate Guaranteed Indebtedness is subordinated to the notes or Note Guarantees.

     Any Note Guarantee by a Subsidiary Guarantor, whether given at the time the notes are issued or thereafter, shall be automatically and unconditionally released and discharged upon (1) any sale, transfer or other disposition of all or substantially all of the assets of such Subsidiary by way of merger, consolidation or otherwise, or a sale, transfer or other disposition (including, without limitation, by foreclosure or a transfer in lieu of foreclosure) of at least a majority of the Voting Stock of such Subsidiary or a direct or indirect parent of such Subsidiary beneficially owning at least a majority of the Voting Stock of such Subsidiary to any Person not a Subsidiary, (2) the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such Guarantee, or (3) the designation of such Subsidiary as an Unrestricted Subsidiary.

  LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     Knowles Electronics Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of Knowles Electronics Holdings or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to Knowles Electronics Holdings or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and will not apply to:

          (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which Knowles Electronics Holdings or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to Knowles Electronics Holdings or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between Knowles Electronics Holdings and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

          (3) the payment of reasonable and customary regular fees, expenses, compensation and indemnities to directors, officers, employees or consultants of Knowles Electronics Holdings or any of its Restricted Subsidiaries, including ordinary course loans and advances;

          (4) any payments or other transactions pursuant to any tax-sharing agreement between Knowles Electronics Holdings and any other Person with which Knowles Electronics Holdings files a consolidated tax return or with which Knowles Electronics Holdings is part of a consolidated group for tax purposes;

          (5) any issuance or sale of shares of Capital Stock (other than Disqualified Stock) of Knowles Electronics Holdings;

          (6) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant or any transactions permitted by the "Limitation on Indebtedness," "Limitation on Asset Sales," and "Consolidation, Merger and Sale of Assets" covenants;

          (7) the payment of management and other similar fees to Doughty Hanson or any of its Affiliates in an aggregate amount not to exceed $2 million in any calendar year;

          (8) transactions contemplated by employment agreements approved by the Board of Directors of Knowles Electronics Holdings; or

          (9) any transaction contemplated by an employee stock option or similar incentive equity plan approved by the Board of Directors of Knowles Electronics Holdings.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (9) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be

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

approved or determined to be fair in the manner provided for in clause (1)(A) or
(B) above and (b) the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

  LIMITATION ON LIENS

     Knowles Electronics Holdings will not Incur and will not permit any Subsidiary Guarantor to Incur, any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the notes if such Indebtedness is issued by Knowles Electronics Holdings or the Note Guarantee issued by the Subsidiary Guarantor if such Indebtedness is issued by such Subsidiary Guarantor equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the notes and the Note Guarantees, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  LIMITATION ON ASSET SALES

     Knowles Electronics Holdings will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

          (1) the consideration received by Knowles Electronics Holdings or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

          (2)  at least 75% of the consideration received consists of:

             (A)  Replacement Assets (as defined in clause (1)(B) below); or

             (B) cash or Temporary Cash Investments, provided that the amount of:

                (a) any liabilities (as shown on Knowles Electronics Holdings' or such Restricted Subsidiary's most recent balance sheet) of Knowles Electronics Holdings or any such Restricted Subsidiary that are assumed by the transferee of any such assets, provided that Knowles Electronics Holdings or such Restricted Subsidiary is irrevocably and unconditionally released in writing from all such liabilities, or

                (b) any notes or other obligations received by Knowles Electronics Holdings or any such Restricted Subsidiary from such transferee that are converted within 120 days by Knowles Electronics Holdings or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for the purposes of determining the percentage of cash or Temporary Cash Investments received by Knowles Electronics Holdings or such Restricted Subsidiary.

     In the event and to the extent that the Net Cash Proceeds received by Knowles Electronics Holdings or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Issue Date in any period of 385 days exceed the greater of (A) $10 million or (B) 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 385 day period for which a consolidated balance sheet of Knowles Electronics Holdings and its Subsidiaries has been filed with the Commission or provided to the Trustee), then Knowles Electronics Holdings shall or shall cause the relevant Restricted Subsidiary to:

          (1) within 385 days after the date Net Cash Proceeds so received exceed the greater of $10 million or 10% of Adjusted Consolidated Net Tangible Assets

             (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay Senior Indebtedness of Knowles Electronics Holdings or any Restricted Subsidiary, in each case owing to a Person other than Knowles Electronics Holdings or any of its Restricted Subsidiaries or

             (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 385 days after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Knowles Electronics Holdings and its Restricted Subsidiaries existing on the date of such investment ("Replacement Assets") and

          (2)  apply (following the end of the 385 days referred to in clause
     (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 385 days as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, Knowles Electronics Holdings must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase, Knowles Electronics Holdings or such Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture, and the amount of Excess Proceeds shall be reset at zero.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Knowles Electronics Holdings must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that Knowles Electronics Holdings will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of Knowles Electronics Holdings which might be outstanding at the time). The above covenant requiring Knowles Electronics Holdings to repurchase the notes will, unless consents are obtained, require Knowles Electronics Holdings to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     At all times from and after the earlier of (1) the date of the commencement of the exchange offer or the effectiveness of a shelf registration statement relating to the notes (the "Registration") and (2) the date that is 210 days after the Issue Date, in either case, whether or not Knowles Electronics Holdings is then required to file reports with the Securities and Exchange Commission, (the "Commission") but only if then permitted by the Commission, Knowles Electronics Holdings will file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Securities Exchange Act of 1934 (the "Exchange Act") if it were subject thereto. Knowles Electronics Holdings will supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.

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

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the Indenture:

          (a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise whether or not such payment is prohibited by the provisions described above under "--Ranking";

          (b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 consecutive days whether or not such payment is prohibited by the provisions described above under "--Ranking";

          (c) default in the performance or breach of the provisions of "Consolidation, Merger or Sale of Assets" covenant or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (d) Knowles Electronics Holdings defaults in the performance of or breaches any other covenant or agreement of Knowles Electronics Holdings in the Indenture or under the notes (other than a default specified in clause
     (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

          (e) there occurs with respect to any issue or issues of Indebtedness of Knowles Electronics Holdings or any Significant Subsidiary having an outstanding principal amount of $15 million or more in the aggregate for all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f) any final judgment or order (not covered by insurance or subject to an indemnity) for the payment of money in excess of $15 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Knowles Electronics Holdings or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $15 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of Knowles Electronics Holdings or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Knowles Electronics Holdings or any Significant Subsidiary or for all or substantially all of the property and assets of Knowles Electronics Holdings or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of Knowles Electronics Holdings or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

          (h) Knowles Electronics Holdings or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Knowles Electronics Holdings or any Significant Subsidiary or for all or substantially all of the property and assets of Knowles Electronics Holdings or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

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

          (i) except as permitted by the Indenture, any Note Guarantee by a Subsidiary Guarantor ceases to be in full force and effect or any Subsidiary Guarantor repudiates its obligations under its Note Guarantee.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to Knowles Electronics Holdings) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to Knowles Electronics Holdings (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, and premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, and premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by Knowles Electronics Holdings or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to Knowles Electronics Holdings, the principal of, and premium, if any, and accrued interest on the notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes, by written notice to Knowles Electronics Holdings and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, and premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Notwithstanding the foregoing, for so long as any Designated Senior Indebtedness is outstanding, no declaration of acceleration shall be effective until five business days after the agent or other representative for the holders of the Designated Senior Indebtedness receives notice of such acceleration and thereafter payment may be made only if and to the extent that the subordination provisions described above permit such payment.

     The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

          (1) the Holder gives the Trustee written notice of a continuing Event of Default;

          (2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

          (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, and premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

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

     The Indenture requires certain officers of Knowles Electronics Holdings to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Knowles Electronics Holdings and its Restricted Subsidiaries and the Knowles Electronics Holdings' and its Restricted Subsidiaries' performance under the Indenture and that Knowles Electronics Holdings and the Subsidiary Guarantors have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Knowles Electronics Holdings will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Knowles Electronics Holdings will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a Restricted Subsidiary) or permit any Person (other than a Restricted Subsidiary) to merge with or into Knowles Electronics Holdings unless:

          (1) Knowles Electronics Holdings shall be the continuing Person, or the Person (if other than Knowles Electronics Holdings) formed by such consolidation or into which the Knowles Electronics Holdings is merged or that acquired or leased such property and assets of the Knowles Electronics Holdings shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of Knowles Electronics Holdings on all of the notes and under the Indenture;

          (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (3) immediately after giving effect to such transaction on a pro forma basis Knowles Electronics Holdings, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (3) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of Knowles Electronics Holdings if all Liens and Indebtedness of Knowles Electronics Holdings or any Person becoming the successor obligor on the notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of Knowles Electronics Holdings and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture;

          (4) Knowles Electronics Holdings delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

          (5) each Subsidiary Guarantor, unless such Guarantor is the Person with which Knowles Electronics Holdings has entered into a transaction under this "Consolidation, Merger and Sale of Assets," shall have, by executing an amendment to the Indenture, confirmed that its Note Guarantee shall apply to the obligations of the surviving entity in accordance with the terms of the Indenture;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of Knowles Electronics Holdings, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of Knowles Electronics Holdings and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

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DEFEASANCE

     Defeasance and Discharge. The Indenture provides that Knowles Electronics Holdings will be deemed to have paid and Knowles Electronics Holdings and the Subsidiary Guarantors will be discharged from any and all obligations in respect of the notes and the Note Guarantees on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes and the Note Guarantees (except for, among other matters, certain obligations to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (A) Knowles Electronics Holdings has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes;

          (B) Knowles Electronics Holdings has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Knowles Electronics Holdings' exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after October 1, 1999 such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

          (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Knowles Electronics Holdings or any of its Subsidiaries is a party or by which Knowles Electronics Holdings or any of its Subsidiaries is bound;

          (D) Knowles Electronics Holdings is not prohibited from making payments in respect of the notes by the provisions described under "-- Ranking;" and

          (E) if at such time the notes are listed on a national securities exchange, Knowles Electronics Holdings has delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (3) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clause (3) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (B)(2), (C), (D) and (E) of the preceding paragraph and the delivery by Knowles Electronics Holdings to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and

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

defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event Knowles Electronics Holdings exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, Knowles Electronics Holdings will remain liable for such payments and the Note Guarantees with respect to such payments will remain in effect.

MODIFICATION AND WAIVER

     The Indenture may be amended, without the consent of any Holder, to:

          (1)  cure any ambiguity, defect or inconsistency in the Indenture;

          (2) comply with the provisions described under "Consolidation, Merger and Sale of Assets";

          (3) comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

          (4) evidence and provide for the acceptance of appointment by a successor Trustee; or

          (5) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

     Modifications and amendments of the Indenture may be made by Knowles Electronics Holdings, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes, provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

          (2) reduce the principal amount of, or premium, if any, or interest on, any note;

          (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

          (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

          (5) waive a default in the payment of principal of, or premium, if any, or interest on the notes;

          (6) modify the subordination provisions in a manner adverse to the Holders;

          (7) release any Subsidiary Guarantor which is a Significant Subsidiary from its Note Guarantee other than in accordance with provisions of the Indenture; or

          (8) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Knowles Electronics Holdings or any Subsidiary Guarantor in the Indenture, or in any of the notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or

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

controlling person of Knowles Electronics Holdings, any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture and the provisions of the TIA incorporated by reference therein provide that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Knowles Electronics Holdings, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the notes will be issued in the form of one or more global notes (collectively, the "Global Note"). The Global Note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Note may be transferred in whole and not in part and only to DTC or other nominees of DTC.

     Ownership of beneficial interests in the Global Note will be limited to "participants" who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     Knowles Electronics Holdings understands that DTC is:

      -- a limited purpose trust company organized under the laws of the State of New York,

      --   a "banking organization" within the meaning of New York Banking Law,

      --   a member of the Federal Reserve System,

      -- a "clearing corporation" within the meaning of the Uniform Commercial Code and

      -- a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     So long as DTC, or its nominees, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the Global Note for all purposes under the Indenture and the notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedelbank.

     Payments of the principal of, and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Knowles Electronics Holdings, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

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

     Knowles Electronics Holdings expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. Knowles Electronics Holdings also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Knowles Electronics Holdings expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for registered certificated notes, which it will distribute to its participants.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by Knowles Electronics Holdings within 90 days, Knowles Electronics Holdings will issue registered certificated notes without interest coupons in exchange for the Global Note.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedelbank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Cedelbank accountholders, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedelbank, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Cedelbank as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedelbank as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effected final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear accountholders and Cedelbank participants may not deliver instructions directly to the depositaries for Euroclear or Cedelbank.

     Because of time zone differences, the securities account of a Euroclear or Cedelbank accountholder purchasing an interest in the Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedelbank accountholder, during the securities settlement processing day (which must be a business day for Euroclear and Cedelbank) immediately following the settlement date of DTC. Cash received in Euroclear or Cedelbank as a result of sales of interest in the Global Note by or through a Euroclear or Cedelbank accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedelbank cash account only as of the business day for Euroclear or Cedelbank following DTC's settlement date.

     Although DTC, Euroclear and Cedelbank are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, Euroclear and Cedelbank, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither Knowles Electronics Holdings nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedelbank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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

GOVERNING LAW

     The Indenture provides that the Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

DEFINITIONS

     Set forth below is a summary of some of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used in this section for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with or becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition or merger or consolidation shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Knowles Electronics Holdings and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (1) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Knowles Electronics Holdings or any of its Restricted Subsidiaries by such Person during such period;

          (2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payment" covenant, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Knowles Electronics Holdings or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Knowles Electronics Holdings or any of its Restricted Subsidiaries;

          (3) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payment" covenant, the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4) any net gains or losses (on an after-tax basis) attributable to Asset Sales;

          (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends on Preferred Stock of Knowles Electronics Holdings owned by Persons other than Knowles Electronics Holdings and any of its Restricted Subsidiaries; and

          (6)  all extraordinary and non-recurring gains and losses.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Knowles Electronics Holdings and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (1) all current liabilities of Knowles Electronics Holdings and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of Knowles Electronics Holdings, excluding Unrestricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee.

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

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means:

          (1) an investment by Knowles Electronics Holdings or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Knowles Electronics Holdings or any of its Restricted Subsidiaries; or

          (2) an acquisition by Knowles Electronics Holdings or any of its Restricted Subsidiaries of the property and assets of any Person (other than Knowles Electronics Holdings or any of its Restricted Subsidiaries) that constitute substantially all of a division or line of business of such Person.

     "Asset Disposition" means the sale or other disposition by Knowles Electronics Holdings or any of its Restricted Subsidiaries (other than to Knowles Electronics Holdings or another Restricted Subsidiary) of:

          (1) all or substantially all of the Capital Stock of any Restricted Subsidiary; or

          (2) all or substantially all of the assets that constitute a division or line of business of Knowles Electronics Holdings or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Knowles Electronics Holdings or any of its Restricted Subsidiaries to any Person other than Knowles Electronics Holdings or any of its Restricted Subsidiaries of:

          (1) all or any of the Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by Persons other than Knowles Electronics Holdings or a Restricted Subsidiary), and other than the Capital Stock of a non-Wholly-Owned Restricted Subsidiary if, after giving effect to such sale, Knowles Electronics Holdings maintains its percentage ownership on a fully-diluted basis of such non-Wholly-Owned Subsidiary;

          (2) all or substantially all of the property and assets of an operating unit or business of Knowles Electronics Holdings or any of its Restricted Subsidiaries; or

          (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of Knowles Electronics Holdings or any of its Restricted Subsidiaries outside the ordinary course of business of Knowles Electronics Holdings or such Restricted Subsidiary, and, in the case of (1), (2) or (3), that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of Knowles Electronics Holdings, provided that "Asset Sale" shall not include:

          (a) sales or other dispositions of inventory, receivables and other current assets, licenses of intellectual property and sales or other dispositions of other assets in the ordinary course of business;

          (b) sales or other dispositions of assets constituting a Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant;

          (c) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute Replacement Assets as defined in the "Limitation on Asset Sales" covenant;

          (d) trade-ins, trade-ups and other similar exchanges of equipment of Knowles Electronics Holdings and its Restricted Subsidiaries for other equipment to be used in the ordinary course of business;

          (e) sales or other dispositions of assets that have become obsolete, worn out or surplus for the purpose for which such assets are normally used or which are no longer required for use in connection with the business of Knowles Electronics Holdings or any of its Restricted Subsidiaries;

          (f) the making of a Permitted Investment; or

          (g) sales or other dispositions of assets (other than assets disposed in accordance with clauses (a) through (f) above) in a maximum aggregate amount of $2 million in a fiscal year.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as

          (1) (a) prior to a Public Equity Offering, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Existing Stockholders becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of Knowles Electronics Holdings, on a fully diluted basis, than is held by the Existing Stockholders on such date and (b) after a Public Equity Offering, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Existing Stockholders becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of Knowles Electronics Holdings on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Knowles Electronics Holdings, on a fully diluted basis, than is held by the Existing Stockholders on such date; or

          (2) during any consecutive two year period, individuals who at the beginning of such period constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by Knowles Electronics Holdings' stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved or who are otherwise elected by a majority vote of the Existing Stockholders) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Commodities Agreement" means any commodity future or options contract or other similar agreement or arrangement.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

          (1)  Consolidated Interest Expense;

          (2) income taxes (other than income taxes, either positive or negative, attributable to extraordinary or non-recurring gains or losses);

          (3)  depreciation expense;

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          (4)  amortization expense; and

          (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Knowles Electronics Holdings, excluding Unrestricted Subsidiaries, in conformity with GAAP, provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Knowles Electronics Holdings or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by Knowles Electronics Holdings or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Knowles Electronics Holdings and its Restricted Subsidiaries during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to the definition of Adjusted Consolidated Net Income or the definition of Consolidated EBITDA (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to the definition of Adjusted Consolidated Net Income or the definition of Consolidated EBITDA) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the Recapitalization and the offering of the notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Credit Agreement" means the Credit Agreement dated as of June 28, 1999, as amended and restated as of July 21, 1999, among Knowles Electronics Holdings, The Chase Manhattan Bank, as administrative agent, Morgan Stanley Senior Funding, Inc., as syndication agent, Chase Securities Inc., as lead arranger and book manager, and the lenders party thereto, providing for a senior secured credit facility, as the same may be amended (including any amendment and restatement thereof), modified, supplemented, extended, renewed, restated, refunded, refinanced, restructured or replaced from time to time.

     "Currency Agreement" means any foreign exchange contract, currency future or options contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means:

          (1)  any Indebtedness under the Credit Agreement; and

          (2) any other Indebtedness constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of at least $25 million and that is specifically designated by Knowles Electronics Holdings in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness," as long as such designation is consented to by the Required Lenders (as defined in the Credit Agreement).

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

          (1) required to be redeemed prior to the Stated Maturity of the notes;

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

          (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes; or

          (3) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Knowles Electronics Holdings' repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Existing Stockholders" means Doughty Hanson & Co. Limited or any of its Affiliates, any limited partnership of which any of them is general partner and any investment fund controlled or managed by any of them or under common control therewith.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of October 1, 1999, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) any fees or expenses incurred in connection with the Recapitalization or any fees or expenses incurred in connection with the offering of the notes and (2) except as otherwise provided, the amortization of any amounts required or permitted to be amortized by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or

          (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness, provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

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

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (1)  all indebtedness of such Person for borrowed money;

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (5)  all Capitalized Lease Obligations;

          (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

          (8) to the extent not otherwise included in this definition, net obligations under Currency Agreements, Commodities Agreements and Interest Rate Agreements other than such agreements entered into in the ordinary course of business designed solely to protect Knowles Electronics Holdings and its Subsidiaries against foreign currency exchange rates, fluctuations in commodities prices or fluctuations in interest rates.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and such Debt and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (x) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have filed with the Commission or provided to the Trustee (the "Four Quarter Period") to (y) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation,

          (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement in effect on the last day of such Four Quarter Period except to the extent of any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of Knowles Electronics Holdings, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

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

          (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

          (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

          (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Knowles Electronics Holdings or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available. In addition, to the extent that clauses (C) and (D) of the preceding sentence require that pro forma effect be given to an asset acquisition, the Consolidated EBITDA of the acquired entities shall be included after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardisation of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardisation of sales and other distribution methods, reduction in taxes other than income taxes and other cost savings reasonably expected to be realised from such acquisition, as determined in good faith by an officer of Knowles Electronics Holdings, provided that such cost savings could be reflected in pro forma financial statements under GAAP.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Knowles Electronics Holdings or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

          (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

          (2) the retention of the Capital Stock (or any other Investment) by Knowles Electronics Holdings or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant.

For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (1) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to Knowles Electronics Holdings or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (2) the fair market value of the assets (net of liabilities (other than liabilities to Knowles Electronics Holdings or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a

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

Restricted Subsidiary shall be considered a reduction in outstanding Investments, (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer and (4) the amount of, or reduction in, an Investment shall be equal to the fair market value thereof at the time such investment is made or reduced.

     "IPO" means an initial registered public offering of Knowles Electronics Holdings' common stock which is a primary offering.

     "Issue Date" means October 1, 1999, the date on which the notes were originally issued under the Indenture.

     "Junior Subordinated Exchange Notes" means the junior subordinated exchange notes of Knowles Electronics Holdings, substantially in the form annexed to Knowles Electronics Holdings' Restated Certificate of Incorporation as in effect on the Issue Date, that are subordinated in right of payment to the notes and issued in exchange for the Series A-1 Preferred Stock of Knowles Electronics Holdings.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means:

          (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel, consultants and investment bankers) related to such Asset Sale,
     (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Knowles Electronics Holdings and its Restricted Subsidiaries, taken as a whole, (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or
     (B) is required to be paid as a result of such sale and (4) appropriate amounts to be provided by Knowles Electronics Holdings or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

          (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Guarantees" means the Guarantees of the notes by the Subsidiary Guarantors pursuant to the Indenture.

     "Offer to Purchase" means an offer to purchase notes by Knowles Electronics Holdings from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

          (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed)(the "Payment Date");

          (3) that any note not tendered will continue to accrue interest pursuant to its terms;

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

          (4) that, unless Knowles Electronics Holdings defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

          (7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, Knowles Electronics Holdings will:

          (1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

          (2) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

          (3) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by Knowles Electronics Holdings.

The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Trustee shall act as the Paying Agent for an Offer to Purchase. Knowles Electronics Holdings will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Knowles Electronics Holdings is required to repurchase notes pursuant to an Offer to Purchase.

     "Permitted Investment" means:

          (1) an Investment in Knowles Electronics Holdings or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Knowles Electronics Holdings or a Restricted Subsidiary;

          (2)  Temporary Cash Investments;

          (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4) stock, obligations or securities received in satisfaction of judgments or investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

          (5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (6) Interest Rate Agreements, Commodities Agreements and Currency Agreements designed solely to protect Knowles Electronics Holdings or its Restricted Subsidiaries against fluctuations in interest rates, commodities prices or foreign currency exchange rates;

          (7) accounts receivable or other extensions of trade credit owing to Knowles Electronics Holdings or a Restricted Subsidiary;

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

          (8) loans or advances to employees, officers or directors of Knowles Electronics Holdings and its Restricted Subsidiaries in their capacity as such, in an aggregate principal amount not to exceed $3 million at any one time outstanding;

          (9) Investments constituting non-cash proceeds of any sale, transfer or other disposition made in accordance with the provisions of "Limitations on Asset Sales" covenant;

          (10) Investments permitted by the provisions of the "Limitation on Transactions with Shareholders and Affiliates" Covenant other than those permitted by clause (i) thereof; and

          (11) other Investments in an aggregate principal amount not to exceed $15 million at any one time outstanding.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of Knowles Electronics Holdings or, to the extent that net proceeds are received by Knowles Electronics Holdings, any direct or indirect parent holding company of Knowles Electronics Holdings, pursuant to an effective registration statement under the Securities Act.

     "Recapitalization" means the Recapitalization pursuant to the Recapitalization Agreement pursuant to which Key Acquisition L.L.C. acquired control of Knowles Electronics Holdings.

     "Recapitalization Agreement" means the Recapitalization Agreement dated as of June 23, 1999 among Key Acquisitions, L.L.C., Knowles Electronics Holdings and the holders of Common Stock of Knowles Electronics Holdings named therein.

     "Restricted Subsidiary" means any Subsidiary of Knowles Electronics Holdings other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

     "Senior Indebtedness" means the following obligations of Knowles Electronics Holdings or any Subsidiary Guarantor, as the case may be, whether outstanding on October 1, 1999 or thereafter Incurred:

          (1) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, interest, reimbursement obligations under letters of credit and indemnities payable in connection therewith) of Knowles Electronics Holdings or any Subsidiary Guarantor under (or in respect of) the Credit Agreement or any Interest Rate Agreement or Currency Agreement relating to the Indebtedness under the Credit Agreement; and

          (2) all other Indebtedness and all other monetary obligations related thereto of Knowles Electronics Holdings (other than the notes) or any Subsidiary Guarantor (other than the Note Guarantees), including principal and interest on such Indebtedness, unless such Indebtedness, by its express terms or by the express terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the notes and the Note Guarantees;

provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of Knowles Electronics Holdings or any Subsidiary Guarantor that, when Incurred, was without recourse to Knowles Electronics Holdings or such Subsidiary Guarantor, (b) any Indebtedness of Knowles Electronics Holdings or any Subsidiary Guarantor to a Subsidiary of Knowles Electronics Holdings, or to a joint venture in which Knowles Electronics Holdings or any Subsidiary Guarantor has an interest, (c) any Indebtedness of Knowles Electronics Holdings, to the extent not permitted by the "Limitation on Indebtedness" covenant or the "Limitation on Senior Subordinated Indebtedness" covenant, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock, (e) any Indebtedness to any employee of Knowles Electronics Holdings or any of its respective Subsidiaries, (f) any liability for taxes owed or owing by Knowles Electronics Holdings or any Subsidiary Guarantor or (g) any Trade Payables.

     "Series A-1 Preferred Stock" means the Series A-1 Preferred Stock, par value $.001 per share, of Knowles Electronics Holdings.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of Knowles Electronics Holdings, accounted for more than 10% of the consolidated revenues of Knowles Electronics Holdings and its Restricted Subsidiaries or

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

(ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Knowles Electronics Holdings and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Knowles Electronics Holdings for such fiscal year.

     "Stated Maturity" means:

          (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

          (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Subsidiary Guarantors" means the subsidiaries of Knowles Electronics Holdings that guarantee the notes.

     "Temporary Cash Investment" means any of the following:

          (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed or insured by the United States of America or any agency thereof, maturing not more than 2 years after the date of acquisition;

          (2) time deposit accounts, certificates of deposit, money market deposits and bankers' acceptances maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, the District of Columbia or any foreign country recognized by the United States of America, and which bank or trust company issues (or the parent of which issues) commercial paper rated as described in clause (4) of this definition and has capital, surplus and undivided profits of not less than $500 million;

          (3) repurchase obligations with a term of not more than 270 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

          (4) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of Knowles Electronics Holdings) organized and in existence under the laws of the United States of America, any state thereof, the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made up of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (5) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

          (6) mutual funds 90% of whose assets are invested in any of the foregoing.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by Knowles Electronics Holdings or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of Knowles Electronics Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

          (2)  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Knowles Electronics Holdings) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Knowles Electronics Holdings or any

Restricted Subsidiary; provided that (A) any Guarantee by Knowles Electronics Holdings or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Knowles Electronics Holdings or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are:

          (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged; or

     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person; provided, however, that Ruf electronics GmbH and Knowles Electronics Taiwan, Ltd., respectively shall be deemed to be a Wholly Owned Subsidiary of Knowles Electronics Holdings so long as Knowles Electronics Holdings or one or more of its Wholly Owned Subsidiaries owns at least 95% of the outstanding Capital Stock of Ruf electronics GmBH and Knowles Electronics Taiwan, Ltd., respectively (excluding from such calculation any director's qualifying shares or investments by foreign nationals mandated by applicable law).

                         REGISTRATION RIGHTS AGREEMENT

     When we refer to Knowles Electronics Holdings in this section, we mean Knowles Electronics Holding, Inc. and not its subsidiaries.

     Knowles Electronics Holdings and the placement agents in the offering of the initial notes entered into a registration rights agreement (the "Registration Rights Agreement") concurrently with the issuance of the initial notes. Pursuant to the Registration Rights Agreement, Knowles Electronics Holdings is required to

      -- use its best efforts to file with the Commission a registration statement (the "Exchange Offer Registration Statement") relating to a registered exchange offer for the initial notes under the Securities Act and have the Exchange Offer Registration Statement remain effective until the closing of the exchange offer,

      -- commence the exchange offer promptly after the registration statement has been declared effective by the Securities and Exchange Commission,

      -- use its best efforts to cause the exchange offer to be consummated no later than 60 days after the effective date and

      -- keep the registration statement effective for not less than 20 business days after the date on which notice of the exchange offer is mailed to the holders of the initial notes, and Knowles Electronics Holdings may, at its discretion, accept tenders after the date that Knowles Electronics Holdings consummates the exchange offer.

     The Registration Rights Agreement requires that if:

          (1) because of any change in law or applicable interpretations thereof by the staff of the SEC, Knowles Electronics Holdings is not permitted to effect the exchange offer;

          (2) the exchange offer is not for any other reason consummated by April 28, 2000; or

          (3) the exchange offer has been completed and in the opinion of counsel for the placement agents a Registration Statement must be filed and a prospectus must be delivered by the placement agents in connection with any offering and sale of initial notes, then Knowles Electronics Holdings will file with the SEC as promptly as practical following the occurrence of any of the foregoing events listed under
(1) through (3) a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities (as defined below) by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each initial note until

      -- the date on which such initial note has been disposed of pursuant to the Shelf Registration Statement,

      --   the date on which such initial note has ceased to be outstanding or

      -- the date on which such initial note is eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

     If applicable, Knowles Electronics Holdings will use its reasonable best efforts to have the Shelf Registration Statement declared effective by the SEC as promptly as practicable after the filing thereof and to keep the Shelf Registration Statement effective for a period of two years after the Issue Date or such shorter period that will terminate when all of the registrable securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or cease to be outstanding.

     Because the exchange offer had not yet been consummated and the Shelf Registration Statement had not been declared effective, on April 28, 2000 the interest rate on the initial notes increased by 0.5% per annum until the exchange offer is consummated or the Shelf Registration Statement is declared effective.

     The exchange offer being made hereby will satisfy the requirements of the Registration Rights Agreement such that Knowles Electronics Holdings will no longer be required to pay additional interest from the date the exchange offer is consummated.

     The Registration Rights Agreement also provides that Knowles Electronics Holdings

      -- make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes and

      -- pay all expenses incident to the exchange offer (including the expense of one counsel to the holders of the initial notes) and jointly and severally indemnify holders of the initial notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

     Each holder of initial notes who wishes to exchange such initial notes for exchange notes in the exchange offer is required to make certain representations, including representations that

          (1) any exchange notes to be received by it have been acquired in the ordinary course of its business,

          (2) it has no arrangement or understanding with any person to participate in the distribution of the exchange notes,

          (3) it is not an "affiliate" or "promoter" (as defined in Rule 405 under the Securities Act) of Knowles Electronics Holdings, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and

          (4) if it is a broker-dealer, it will deliver a prospectus in connection with any resale of the exchange notes.

     Holders of the initial notes are required to make certain representations to Knowles Electronics Holdings (as described above) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their initial notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells initial notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

     The Registration Rights Agreement is included as an exhibit to the Registration Statement and you should read it in its entirety.

         UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal income and estate tax considerations relating to the ownership and disposition of notes by a person that is not a "United States person" for United States federal income tax purposes (a "Non-U.S. Holder"). A "United States person" is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (1) a U.S. court is able to exercise primary supervision over the trust's administration and (2) one or more United States persons have the authority to control all of the trust's substantial decisions. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations issued thereunder and interpretations thereof as of the date hereof, all of which are subject to change. In addition, the discussion does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position. Accordingly, each non-U.S. holder is urged to consult its own tax advisor with respect to the United States tax consequences of the ownership and disposition of notes, as well as any tax consequences that may arise under the laws of any state, municipality, foreign country or other taxing jurisdiction.

     Payments on a note by Knowles or the Trustee to a Non-U.S. Holder will not be subject to withholding of United States federal income tax, provided that, with respect to payments of interest, (1) the holder does not actually or constructively own 10 percent or more of the combined voting power of all classes of stock of Knowles and is not a controlled foreign corporation related to Knowles through stock ownership and (2) the beneficial owner provides a statement signed under penalties of perjury (generally on IRS Form W-8 or Form W-8BEN) that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements (or, with respect to payments made after December 31, 2000, satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder). If a Non-U.S. Holder does not satisfy the foregoing conditions, payments of interest on any notes held by such Non-U.S. Holder will be subject to withholding tax at a rate of 30 percent, unless (a) the Non-U.S. Holder qualifies for the benefits of an income tax treaty that provides an exemption or a lower rate or (b) the interest income is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder.

     A Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or redemption of a note, unless (1) such gain is effectively connected with the conduct by the holder of a trade or business in the United States or (2) in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and either (A) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such holder or (B) such holder has a tax home in the United States.

     A note will not be included in the estate of a holder who is not a citizen or resident of the United States for U.S. federal estate tax purposes, provided that such holder did not at the time of death actually or constructively own 10 percent or more of the combined voting power of all classes of stock of Knowles and, at the time of such holder's death, payments of interest on such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

     United States information reporting requirements and backup withholding tax will not apply to payments on a note owned by a Non-U.S. Holder if the statement described in clause (2) of the second paragraph of this section is duly provided to the Trustee. Backup withholding tax is not an additional tax and may be refunded (or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any), provided that certain required information is furnished.

     With respect to payments made after December 31, 2000, for purposes of applying the rules set forth under this heading "United States Federal Tax Considerations for Non-U.S. Holders" to an entity that is treated as fiscally transparent (e.g., a partnership) for U.S. federal income tax purposes, the beneficial owner means each of the ultimate beneficial owners of the entity.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Knowles Electronics Holdings has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
                    , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     Knowles will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date, Knowles Electronics Holdings will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Knowles Electronics Holdings has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the initial notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the initial notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for Knowles by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1997, 1998 and 1999..........................   F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) for the Years Ended December 31, 1997, 1998 and
  1999......................................................   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997, 1998 and 1999..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTER
  ENDED MARCH 31, 2000
Consolidated Balance Sheet as of March 31, 2000.............  F-22
Consolidated Statements of Operations for the Three Months
  Ended March 31, 1999 and 2000.............................  F-23
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1999 and 2000.............................  F-24
Notes to Consolidated Financial Statements..................  F-25

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
Knowles Electronics Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Knowles Electronics Holdings, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Knowles Electronics Holdings, Inc. at December 31, 1999 and 1998 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles in the United States.

                                             Ernst & Young LLP
March 29, 2000,
except for Note 4 as to which
the date is April 10, 2000

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  22,332    $  5,594
  Accounts receivable, less allowance for doubtful accounts
     of $1,200 and $1,518...................................     43,412      39,629
  Inventories...............................................     45,906      50,450
  Prepaid expenses and other................................      3,414       3,248
  Net current assets of discontinued operations.............         --      41,364
                                                              ---------    --------
Total current assets........................................    115,064     140,285
Deferred income taxes.......................................         --       2,070
Property, plant, and equipment, at cost:
  Land......................................................      6,975       7,010
  Buildings and improvements................................     27,840      26,860
  Machinery and equipment...................................     73,298      64,448
  Furniture and fixtures....................................     22,082      20,641
  Construction in progress..................................      3,637       7,044
                                                              ---------    --------
                                                                133,832     126,003
  Accumulated depreciation..................................     74,943      65,629
                                                              ---------    --------
                                                                 58,889      60,374
Other assets, net...........................................      1,756       2,000
Deferred finance costs, net of accumulated amortization of
  $4,750....................................................     10,797          --
Net long-term assets of discontinued operations.............         --      60,944
                                                              ---------    --------
Total assets................................................  $ 186,506    $265,673
                                                              =========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $   8,237    $  8,477
  Income taxes..............................................      1,541       4,352
  Deferred income taxes.....................................      3,099          --
  Accrued compensation and employee benefits................      7,708       7,216
  Accrued interest payable..................................      8,370          --
  Accrued warranty and rebates..............................      7,575       4,706
  Other liabilities.........................................      7,197       4,880
  Current portion of notes payable..........................      3,250          --
                                                              ---------    --------
Total current liabilities...................................     46,977      29,631
Accrued pension liability...................................      9,231       6,945
Other noncurrent liabilities................................      2,024       9,903
Notes payable...............................................    346,884          --
Preferred stock mandatorily redeemable in 2019..............    194,250          --
Stockholders' equity (deficit):
  Common stock, $1 par value, shares authorized and issued:
     600,000 and 568,000, respectively at December 31,
     1998...................................................         --         568
  Common stock, Class A, $0.001 par value, 1,052,632 shares
     authorized and 971,067 shares issued at December 31,
     1999...................................................         --          --
  Common stock, Class B, $0.001 par value, 52,632 shares
     authorized and none issued at December 31, 1999........         --          --
  Capital in excess of par value............................     15,223          17
  Retained earnings (accumulated deficit)...................   (424,550)    247,123
  Accumulated other comprehensive income -- translation
     adjustments............................................     (3,533)     (1,206)
Less: Cost of 108,535 common shares in treasury.............         --      27,308
                                                              ---------    --------
Total stockholders' equity (deficit)........................   (412,860)    219,194
                                                              ---------    --------
Total liabilities and stockholders' equity (deficit)........  $ 186,506    $265,673
                                                              =========    ========

See accompanying notes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Net sales..................................................  $229,106    $234,899    $218,150
Cost of sales..............................................   146,472     139,074     125,533
                                                             --------    --------    --------
Gross margin...............................................    82,634      95,825      92,617
Selling and administrative expense.........................    35,901      35,188      35,148
Research and development expense...........................    10,930      10,870       9,884
Recapitalization expense...................................    10,674          --          --
                                                             --------    --------    --------
Operating income...........................................    25,129      49,767      47,585
Other income (expense):
  Interest income..........................................       883         278         566
  Interest expense.........................................   (23,194)       (634)       (392)
  Miscellaneous, net.......................................      (123)     (1,058)     (1,455)
                                                             --------    --------    --------
Income from continuing operations before income taxes......     2,695      48,353      46,304
Income taxes...............................................     8,980       7,107       9,856
                                                             --------    --------    --------
Income (loss) from continuing operations...................    (6,285)     41,246      36,448
Income from discontinued operations less applicable income
  taxes of $39, $106 and $103 in 1999, 1998 and 1997,
  respectively.............................................     2,556       6,936       6,729
                                                             --------    --------    --------
Net income (loss)..........................................  $ (3,729)   $ 48,182    $ 43,177
                                                             ========    ========    ========
Pro forma data (unaudited)(Note 1):
  Pro forma income taxes...................................  $ 19,125    $ 18,500    $ 11,600
                                                             ========    ========    ========
  Pro forma income (loss) from continuing operations
     adjusted for income taxes.............................  $(16,430)   $ 29,853    $ 34,704
                                                             ========    ========    ========

See accompanying notes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                               CAPITAL IN     RETAINED     COST OF     ACCUMULATED
                                               EXCESS OF      EARNINGS      COMMON        OTHER
                                      COMMON      PAR       (ACCUMULATED   TREASURY   COMPREHENSIVE
                                      STOCK      VALUE        DEFICIT)      SHARES       INCOME         TOTAL
                                      ------   ----------   ------------   --------   -------------   ---------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1996........  $ 573     $    17      $ 222,846     $(27,308)     $    --      $ 196,128
Net income..........................     --          --         43,177           --           --         43,177
Other comprehensive income--Foreign
  currency translation
  adjustments.......................     --          --             --           --       (2,811)        (2,811)
                                                                                                      ---------
Comprehensive income................     --          --             --           --           --         40,366
Dividends...........................     --          --        (26,649)          --           --        (26,649)
Other...............................     (5)         --             --           --           --             (5)
                                      -----     -------      ---------     --------      -------      ---------
Balance at December 31, 1997........    568          17        239,374      (27,308)      (2,811)       209,840
Net income..........................     --          --         48,182           --           --         48,182
Other comprehensive income--Foreign
  currency translation
  adjustments.......................     --          --             --           --        1,605          1,605
                                                                                                      ---------
Comprehensive income................     --          --             --           --           --         49,787
Dividends...........................     --          --        (40,433)          --           --        (40,433)
                                      -----     -------      ---------     --------      -------      ---------
Balance at December 31, 1998........    568          17        247,123      (27,308)      (1,206)       219,194
Net loss............................     --          --         (3,729)          --           --         (3,729)
Other comprehensive income--Foreign
  currency translation
  adjustments.......................     --          --             --           --       (2,327)        (2,327)
                                                                                                      ---------
Comprehensive loss..................     --          --             --           --           --         (6,056)
Other...............................     --          --           (472)          --           --           (472)
Issuance of common stock, Class A
  and B, net........................     --      15,223             --           --           --         15,223
Repurchase, exchange and retirement
  of common stock...................   (511)        (17)      (531,344)          --           --       (531,872)
Retirement of treasury stock........     --          --        (27,308)      27,308           --             --
Exchange of stock for assets........    (57)         --        (74,759)          --           --        (74,816)
Dividends...........................     --          --        (34,061)          --           --        (34,061)
                                      -----     -------      ---------     --------      -------      ---------
Balance at December 31, 1999........  $  --     $15,223      $(424,550)    $     --      $(3,533)     $(412,860)
                                      =====     =======      =========     ========      =======      =========

See accompanying notes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1999         1998        1997
                                                             ---------    --------    --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Income (loss) from continuing operations...................  $  (6,285)   $ 41,246    $ 36,448
Adjustments to reconcile income (loss) from continuing
  operations to net cash provided by operating activities:
  Depreciation and amortization............................     12,638      11,235      10,348
  Amortization of deferred financing fees and debt
     discount..............................................      4,818          --          --
  Inventory obsolescence provision.........................      5,866       1,246         477
  Change in assets and liabilities:
     Accounts receivable...................................     (3,783)     (8,355)     (2,093)
     Inventories...........................................     (1,322)    (10,381)     (6,642)
     Other current assets..................................         78      (2,766)      1,242
     Deferred income taxes.................................      4,697       1,426       2,837
     Accounts payable and other current liabilities........     13,209       2,459      (1,264)
     Other noncurrent liabilities..........................     (7,879)      1,695      (4,318)
     Income taxes payable..................................     (2,811)       (949)     (1,742)
Net cash provided by discontinued operating activities.....     30,048      19,222      17,102
                                                             ---------    --------    --------
Net cash provided by operating activities..................     49,274      56,078      52,395

INVESTING ACTIVITIES
Purchases of property, plant, and equipment, net...........    (14,500)    (16,326)    (12,129)
                                                             ---------    --------    --------
Net cash used in investing activities......................    (14,500)    (16,326)    (12,129)

FINANCING ACTIVITIES
Dividends paid.............................................    (24,811)    (40,433)    (38,969)
Payments on lines of credit................................         --      (1,300)    (11,700)
Issuance of preferred stock and common stock,
  Class A and B............................................    190,594          --          --
Costs associated with equity transactions..................    (11,042)         --          --
Payment of loan origination fees...........................    (15,547)         --          --
Debt proceeds..............................................    350,066          --          --
Purchase of common stock...................................   (508,315)         --          --
                                                             ---------    --------    --------
Net cash used in financing activities......................    (19,055)    (41,733)    (50,669)
Effect of exchange rate changes on cash....................      1,019         169        (568)
                                                             ---------    --------    --------
Net increase (decrease) in cash and cash equivalents.......     16,738      (1,812)    (10,971)
Cash and cash equivalents at beginning of year.............      5,594       7,406      18,377
                                                             ---------    --------    --------
Cash and cash equivalents at end of year...................  $  22,332    $  5,594    $  7,406
                                                             =========    ========    ========
Cash paid for interest.....................................  $  10,014    $    534    $    442
                                                             =========    ========    ========
Cash paid for taxes........................................  $   6,141    $  2,351    $  2,418
                                                             =========    ========    ========

See accompanying notes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)
                           DECEMBER 31, 1999 AND 1998

1.  ACCOUNTING POLICIES

BASIS OF RECAPITALIZATION AND PRESENTATION

     The consolidated financial statements of Knowles Electronics Holdings, Inc. (the Company) include all of its subsidiaries, including Austrian, British, German, Hungarian, Chinese, Japanese, Malaysian, and Taiwanese subsidiaries. Significant intercompany and affiliate accounts and transactions have been eliminated.

     In connection with a reorganization as a holding company, the Company changed its name from Knowles Electronics, Inc. to Knowles Electronics Holdings, Inc. on September 23, 1999.

     On June 23, 1999, the Company entered into a recapitalization agreement with Key Acquisition, L.L.C., (the Investor) and the preexisting common stockholders of the Company (the Recapitalization). The recapitalization transaction closed on June 30, 1999.

     In conjunction with the Recapitalization, the Company authorized and issued, on June 30, 1999, new shares of mandatorily redeemable preferred stock (Series A-1 and Series A-2), each with par value $0.001 per share (the Preferred Stock), and common stock (Class A and Class B), par value $0.001 per share (Common Stock). The Investor purchased shares of Common and Preferred Stock for a total purchase price of $188,444. In addition, certain members of management purchased Common Stock for $2,150. As of December 31, 1999, the liquidation value of the outstanding Series A-1 Preferred Stock is $172,666 and the liquidation value of the outstanding Series A-2 Preferred stock is $21,584.

     The Preferred Stock ranks senior to all other equity securities of the Company with respect to dividend and distribution preference. The liquidation value of each share of Preferred Stock is $1,000. Dividends on each share of Preferred Stock accrue at a rate of 10 percent per annum of the liquidated value plus any accumulated dividends. Such dividends for the year ended December 31, 1999, amounted to $9,250. The Preferred Stock is mandatorily redeemable on July 2, 2019 at a redemption price per share equal to the liquidation value plus all previously accumulated dividends and all accrued dividends not yet paid or accumulated. The Company may, at any time, and the holders may, upon the earlier of June 30, 2010 or an initial public offering of the Company's Common Stock which is a primary registered offering or the sale of all or substantially all of the Company's Common Stock or assets, require the Company to redeem all or any portion of the Series A-1 Preferred Stock then outstanding at a price per share equal to the liquidation value plus all accumulated and all accrued and unpaid or unaccumulated dividends. The Series A-2 Preferred Stock is not redeemable at the Company's option at any time. In the event of such an initial public offering, holders of Series A-2 Preferred Stock may elect to convert the shares into Common Stock. In addition, on each June 30, the Company has an option to exchange the then outstanding shares of Series A-1 Preferred Stock in whole, but not in part, for 10% Junior Subordinated Notes due 2010 of the Company, in an aggregate principal amount equal to the sum of the liquidation value of the Series A-1 Preferred Stock plus an amount equal to all accumulated and all accrued and unpaid, but not yet accumulated, dividends.

     Series A Preferred Stock have no voting rights; with respect to any issue required to be voted on and approved by holders of Series A-1 Preferred Stock, the holders of the Series A-1 Preferred Stock and the holders of Series A-2 Preferred Stock will each vote as a single class.

     On June 29, 1999, the Company distributed the equipment financing business and certain real estate of the Company to certain preexisting stockholders in exchange for 10% of the Common Stock (see Note 9). On June 30, 1999, the Company used the proceeds from the sale of the Preferred and Common Stock in addition to funds obtained from a senior credit facility and bridge notes (see Note 4) to finance the purchase of 90% of the remaining 90% of the preexisting stockholders' common shares for $505,520. The Company also agreed to

                       KNOWLES ELECTRONICS HOLDINGS, INC.

pay a liability of $2,774 to the preexisting stockholders to reimburse for certain tax implications of the Recapitalization. This amount represents an additional cost of the common stock acquired from the preexisting stockholders, subject to final purchase price adjustments. The preexisting stockholders also exchanged their remaining shares for the newly authorized Preferred Stock and Common Stock.

     The Recapitalization has been treated as a leveraged recapitalization in which the issuance of the debt has been accounted for as a financing transaction, the sales and purchases of the Company's stock have been accounted for as capital transactions at amounts paid or received, and no changes were made to the carrying values of the Company's assets and liabilities. The Company incurred $13,927 of direct costs related to the purchases and sales of common and preferred stock which have been charged to equity. The Company also incurred expenses of $10,674 related to special bonuses and one-time recognition payments to employees, termination expenses of a supplemental executive retirement plan, and professional fees which are included as Recapitalization Expenses in the Consolidated Statement of Operations.

     After completion of the Recapitalization, the Investor's, preexisting stockholders' and management's ownership percentage of the Company is approximately 82.3%, 10.3% and 7.4%, respectively.

     The amount payable to the preexisting common stockholders for the purchase of their common stock in the Recapitalization is subject to a post-closing adjustment payable by the Company to the preexisting stockholders or by the preexisting stockholders to the Investor. The amount of the post-closing adjustment is currently under an arbitration proceeding as provided in the purchase contract. In addition, the Company has agreed to indemnify the preexisting stockholders for any damages they suffer as a result of any breach of the various representations, warranties or agreements made by the Investor in connection with the Recapitalization.

     As a result of the Recapitalization, the Company terminated its S Corporation status for federal income tax purposes effective June 30, 1999. For informational purposes, the consolidated statements of operations include unaudited pro forma information reflecting the income taxes which would have been recorded if the Company had been a C Corporation during the periods presented. This information was calculated using the Federal statutory rate in effect in each period.

DESCRIPTION OF BUSINESS

     The Company develops, manufactures, and supplies audio communications components, primarily miniaturized electromagnetic microphones, and receivers and ceramic and electric microphones used in hearing aids, microphones, headsets, and accessories for the computer and communication industries. In addition, the Company manufactures engine control and other devices for automotive and industrial equipment and infrared remote control devices for the consumer electronics market.

REVENUE RECOGNITION

     Revenues from the Company's products are recognized when the products are shipped.

FOREIGN OPERATIONS

     Assets and liabilities are translated using the exchange data at the balance sheet date and revenues and expenses are translated using weighted-average exchange data. Translation adjustments for those entities which have the U.S. dollar as their functional currency are recorded to the income statement and adjustments for all other entities are recorded as a separate component of common stockholders' equity.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments, having maturities of three months or less from date of purchase, which are readily convertible into cash.

DEFERRED FINANCE COSTS

     Deferred finance costs associated with the issuance of long-term debt are capitalized and amortized over the life of the related debt using the effective interest method.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first in, first out (FIFO) and last in, first out (LIFO) methods.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the Company's balance sheets for cash and cash equivalents, trade accounts receivable and accounts payable, approximate fair value because of the short-term nature of these instruments.

     The carrying amounts reported in the Company's balance sheets for variable-rate long-term debt approximate fair value.

     The Company estimates the fair value of fixed rate long-term debt obligations using current market prices available for these obligations. The fair value of the Senior Subordinated Notes was approximately $146,300 at December 31, 1999.

DEPRECIATION

     Depreciation of property, plant and equipment is computed principally on a declining-balance method based on the following estimated useful lives:
Buildings and Improvements--10 to 50 years; Leasehold Improvements--lesser of useful life of assets or lease terms including option periods; Machinery and Equipment--4 to 12 years; Furniture and Fixtures--3 to 18 years; and Computer Equipment--3 to 5 years.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivatives Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000, but companies can early adopt as of the beginning of any fiscal quarter. The new Statement requires all derivatives to be recorded on the balance sheet at fair value. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against the changes in the fair value of the hedged item through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company expects to adopt this statement effective January 1, 2001. Management does not anticipate that the adoption will have a material effect on the Company's results of operations or on the financial position of the Company.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

RECLASSIFICATIONS

     Certain prior years' amounts have been reclassified to conform to the 1999 financial statement presentation.

2.  INVENTORY

     Inventories are as follows:

                                                               1999       1998
                                                              -------    -------
Raw materials...............................................  $29,013    $28,775
Work in process.............................................   15,829     15,407
Finished goods..............................................   15,537     16,549
                                                              -------    -------
                                                               60,379     60,731
Less allowances for:
  Adjustment to LIFO........................................    2,362      4,036
  Obsolescence and net realizable value.....................   12,111      6,245
                                                              -------    -------
                                                              $45,906    $50,450
                                                              =======    =======

Approximately 52% and 50% of inventory is valued on the LIFO method at December 31, 1999 and 1998, respectively.

3.  INCOME TAXES

     Effective January 1, 1997, the stockholders of Knowles elected under the S Corporation rules of the Internal Revenue Code to have Knowles' income included in their own income for federal income tax purposes. Accordingly, Knowles was generally not subject to federal income taxes effective January 1, 1997, and the net deferred tax asset of $6,440 at December 31, 1996, was written off as a charge to tax expense in 1997. Additionally, the LIFO recapture tax of $1,824 was recorded as a charge to tax expense in the income statement for the year ended December 31, 1997.

     As a result of the Recapitalization described in Note 1, the Company terminated its S Corporation status effective June 29, 1999. Additionally, deferred tax assets and liabilities were reinstated on a C Corporation basis as of June 30, 1999. The reinstatement of the deferred taxes had no impact on the overall tax provision as a full valuation allowance was established against the net deferred tax assets. This resulted in net deferred tax assets and a corresponding valuation allowance of $11,065 at June 30, 1999.

     Income from continuing operations before income taxes consisted of the following:

                                                         1999       1998       1997
                                                        -------    -------    -------
Domestic (U.S.).......................................  $(8,140)   $32,639    $31,212
Foreign...............................................   10,835     15,714     15,092
                                                        -------    -------    -------
                                                        $ 2,695    $48,353    $46,304
                                                        =======    =======    =======

                       KNOWLES ELECTRONICS HOLDINGS, INC.

     A reconciliation of income tax expense from continuing operations to the statutory federal rate of 35% was as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         1999       1998       1997
                                                        -------    -------    -------
Statutory federal income tax expense................    $   943    $16,923    $16,207
Effects of:
  Income not subject to tax.........................     (2,838)   (11,423)   (10,924)
  State income taxes................................         98        304        706
  Foreign rate differential.........................      2,351      1,303     (4,013)
  Withholding taxes on unremitted foreign
     earnings.......................................      3,142         --         --
  Write off (establish) of net deferred tax asset...    (11,065)        --      6,440
  Valuation allowance...............................     18,328         --         --
  Reduction of prior year taxes.....................     (1,321)        --         --
  LIFO recapture tax................................         --         --      1,824
  Other, net........................................       (658)        --       (384)
                                                        -------    -------    -------
                                                        $ 8,980    $ 7,107    $ 9,856
                                                        =======    =======    =======

     The income tax provision for the years ended December 31, 1999, 1998 and 1997, consists of the following:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1999      1998      1997
                                                           ------    ------    ------
Current:
  Federal..............................................    $  207    $   --    $1,441
  State................................................        98       304       706
  Foreign..............................................     3,506     5,377     4,868
                                                           ------    ------    ------
Total current..........................................     3,811     5,681     7,015
Deferred...............................................     5,169     1,426     2,841
                                                           ------    ------    ------
Total tax provision....................................    $8,980    $7,107    $9,856
                                                           ======    ======    ======

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

     Significant components of deferred tax assets and liabilities as of December 31, 1999 and 1998, are as follows:

                                                                   DECEMBER 31,
                                                                -------------------
                                                                  1999       1998
                                                                --------    -------
Deferred tax assets:
  Non-U.S. net operating loss carryforward..................    $  5,856    $ 2,945
  U.S. net operating loss carryforward......................       4,692         --
  Foreign tax credits carryforward..........................       3,327         --
  Pension...................................................       2,783         --
  Inventory.................................................       2,065         --
  Accrued expenses..........................................       4,216         --
  Other, net................................................       1,851        608
                                                                --------    -------
Total deferred tax assets...................................      24,790      3,553
Deferred tax liabilities:
  Withholding taxes on unremitted foreign earnings..........      (3,142)        --
  Other deferred tax liabilities............................        (437)    (1,483)
                                                                --------    -------
Total deferred tax liabilities..............................      (3,579)    (1,483)
Valuation allowance.........................................     (24,310)        --
                                                                --------    -------
Net deferred tax assets/(liabilities).......................    $ (3,099)   $ 2,070
                                                                ========    =======

     The Company had foreign net operating loss carryforwards of $10,647 and $5,355 at December 31, 1999 and 1998, respectively, that have an indefinite carryforward period. In 1999, the Company established a valuation allowance of $6,303 related to these foreign NOL's as the Company determined based on their future operating plan that the realizability of the benefit of such NOL's was uncertain. In addition, the Company had U.S. federal and state net operating loss carryforwards of $10,800 and $12,508, respectively, at December 31, 1999 that begin to expire in 2019. The Company's foreign tax credit carryforward of $3,327 begins to expire in 2004. The Company has provided a valuation allowance against these domestic NOLs and foreign tax credit carryforwards.

     The Company's future operating plan is to repatriate all earnings not needed for near term investment in that country. As a result, a substantial portion of the unremitted earnings of the affected foreign subsidiaries are not considered permanently reinvested at December 31, 1999. The December 31, 1999 deferred foreign provision includes a charge of $3,142 for the anticipated tax liability on the unremitted foreign earnings which are not considered permanently reinvested.

4.  NOTES PAYABLE

     As part of the Recapitalization transaction, the Company entered into a senior credit agreement, dated June 28, 1999 and amended and restated as of July 21, 1999 and amended on December 23, 1999 and April 10, 2000, with certain lenders ("Senior Credit Agreement"). The credit agreement consists of $250,000, and provides for revolving loans of $50,000 (Revolving Credit Facility) for a period of seven years, a Term A Facility of $50,000 (Term A Facility), which has a maturity of seven years, and a Term B Facility of $150,000 (Term B Facility), which has a maturity of eight years. In addition, on June 30, 1999, the Company issued Subordinated Bridge Notes (Bridge Notes) for $150,000 to certain lenders. The Bridge Notes were subsequently repaid following the issuance by the Company of $153,200 of 13 1/8% Senior Subordinated Notes (the Notes).

                       KNOWLES ELECTRONICS HOLDINGS, INC.

     The Term A Facility and the Revolving Credit facility bear interest, at the Company's option, at either (1) one-, two-, three-, or six-month LIBOR plus 2.50% or (2) the greater of the prime rate (8.5% at December 31, 1999), a base certificate of deposit rate plus 1.00%, or the federal funds effective rate plus 0.50% (the Alternate Base Rate), in each case plus an initial margin of 1.50%.

     The Term B Facility bears interest, at the Company's option, at either (1) one-, two-, three-, or six-month LIBOR plus 3.00% or (2) Alternate Base Rate plus an initial margin on 2.00%.

     The amendment to the Senior Credit Agreement dated April 10, 2000, increased the interest rate spread for each of the Term A Facility, Revolving Credit Facility and Term B Facility by 0.25%.

     The initial margin may be reduced if the Company meets certain specified leverage ratios during a period consisting of the prior four consecutive fiscal quarters. Any reduced interest margin may be increased to the original margin if such leverage ratios do not continue to be met by the Company.

     The Term A Facility is due on June 30, 2006 and is payable in quarterly installments during the following periods:

September 30, 2000 to June 30, 2001.................  $1,250
September 30, 2001 to June 30, 2003.................   1,875
September 30, 2003 to June 30, 2006.................   2,500

     The Term B Facility is due on June 29, 2007 and is payable in quarterly installments during the following periods:

September 30, 2000 to June 30, 2006................  $   375
September 30, 2006 to June 29, 2007................   35,250

     The Revolving Credit Facility is due on June 30, 2006. No amounts were borrowed under this facility at December 31, 1999.

     The balance under the Term A Facility, Term B Facility and the Senior Subordinated Notes as of December 31, 1999 is as follows:

Term A facility...................................  $ 50,000
Term B facility...................................   150,000
Senior Subordinated Notes, net of discount of
  $3,066..........................................   150,134
                                                    --------
                                                     350,134
Less: Current portion.............................     3,250
                                                    --------
Total long-term notes payable.....................  $346,884
                                                    ========

     The Notes were issued in a private placement on October 1, 1999 and are due October 15, 2009 with interest payable semiannually at 13 1/8% commencing April 15, 2000. The Company intends to subsequently exchange all of the privately placed Notes for a like amount of identical Notes registered with the Securities and Exchange Commission. The Notes rank equally with all other unsecured senior subordinated indebtedness of the Company. The Notes are junior to all of the Company's current and future indebtedness, except indebtedness which is expressly not senior to the Notes.

     The Company's Senior Credit Agreement requires that the Company comply with certain covenants and restrictions, including specific financial ratios that must be maintained. Certain covenants and restrictions were modified in accordance with the amendment to the Senior Credit Agreement dated April 10, 2000 (the "Amendment") whereby the Company is in compliance with all its debt covenants through the date of the Amendment.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

     The Notes are fully and unconditionally guaranteed, on a joint and several basis, by the following wholly owned U.S. subsidiaries of the Company: Knowles Electronics, LLC, Knowles Intermediate Holding, Inc., Emkay Innovative Products, Inc., Knowles Manufacturing Ltd., and Synchro-Start Products, Inc. The following tables present summarized balance sheet information of the Company as of December 31, 1999 and 1998, and summarized income statement information for the years ended December 31, 1999, 1998 and 1997. The column labeled "Parent Company" represents the holding company for each of the Company's direct subsidiaries which are guarantors of the Notes, all of which are wholly owned by the parent company; and the column labeled "Nonguarantors" represents wholly owned subsidiaries of the Guarantors and the parent company which are not guarantors of the Notes. Pursuant to a contribution agreement effective August 30, 1999, Knowles Electronics, Inc., recognized in prior periods as the parent company, contributed substantially all of its operating assets and liabilities (other than the capital stock of Knowles Intermediate Holding Company, Inc. and certain foreign subsidiaries and Knowles Electronics, Inc.'s liabilities under the Senior Credit Agreement and Subordinated Notes) to Knowles Electronics, LLC, a newly created Delaware limited liability company. As a result of this reorganization, Knowles Electronics, Inc., which changed its name to Knowles Electronics Holdings, Inc., is now a holding company that does not conduct any significant operations. Therefore, the 1999 presentation reflects the current structure, which is not comparable to the other periods presented as some of the amounts included in the Parent Company column in 1998 and 1997 are now included in the Guarantors column in 1999. The Company believes that separate financial statements and other disclosures regarding the Guarantors, except as otherwise required under Regulation S-X, are not material to investors.

     Summarized information as of December 31, 1999 and 1998 and for the three years ended December 31, 1999, is as follows:

                                                           DECEMBER 31, 1999
                                ------------------------------------------------------------------------
                                 PARENT
                                 COMPANY     GUARANTORS    NONGUARANTORS    ELIMINATIONS    CONSOLIDATED
                                ---------    ----------    -------------    ------------    ------------
ASSETS
Continuing operations:
  Current assets............    $   6,224     $ 68,373       $ 89,773         $(49,306)      $ 115,064
  Investments in and
     advances to
     subsidiaries...........       93,766      (44,539)            --          (49,227)             --
  Noncurrent assets.........       10,798       28,908         32,203             (467)         71,442
                                ---------     --------       --------         --------       ---------
                                $ 110,788     $ 52,742       $121,976         $(99,000)      $ 186,506
                                =========     ========       ========         ========       =========
LIABILITIES AND EQUITY
Current liabilities.........    $  14,326     $ 42,018       $ 37,624         $(46,991)      $  46,977
Noncurrent liabilities......      541,135        7,252          4,182             (180)        552,389
Investments by and advances
  from parent...............           --       (4,039)        21,137          (17,098)             --
Stockholders' equity
  (deficit).................     (444,673)       7,511         59,033          (34,731)       (412,860)
                                ---------     --------       --------         --------       ---------
                                $ 110,788     $ 52,742       $121,976         $(99,000)      $ 186,506
                                =========     ========       ========         ========       =========

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                                                           DECEMBER 31, 1998
                                ------------------------------------------------------------------------
                                 PARENT
                                 COMPANY     GUARANTORS    NONGUARANTORS    ELIMINATIONS    CONSOLIDATED
                                ---------    ----------    -------------    ------------    ------------
ASSETS
Continuing operations:
  Current assets............    $  57,518     $  9,386       $ 83,761         $(51,744)      $  98,921
  Investments in and
     advances to
     subsidiaries...........       35,436          212             --          (35,648)             --
  Noncurrent assets.........       27,487        4,986         36,217           (4,246)         64,444
Discontinued operations.....      102,308           --             --               --         102,308
                                ---------     --------       --------         --------       ---------
                                $ 222,749     $ 14,584       $119,978         $(91,638)      $ 265,673
                                =========     ========       ========         ========       =========
LIABILITIES AND EQUITY
Current liabilities.........    $  30,570     $  3,148       $ 49,486         $(53,573)      $  29,631
Noncurrent liabilities......       12,055        1,548          2,488              757          16,848
Investments by and advances
  from parent...............           --        8,213         27,435          (35,648)             --
Stockholders' equity........      180,124        1,675         40,569           (3,174)        219,194
                                ---------     --------       --------         --------       ---------
                                $ 222,749     $ 14,584       $119,978         $(91,638)      $ 265,673
                                =========     ========       ========         ========       =========

                                                      YEAR ENDED DECEMBER 31, 1999
                                 -----------------------------------------------------------------------
                                  PARENT
                                 COMPANY     GUARANTORS    NONGUARANTORS    ELIMINATIONS    CONSOLIDATED
                                 --------    ----------    -------------    ------------    ------------
Net sales....................    $ 97,289     $ 74,745       $ 174,897       $(117,825)      $ 229,106
Cost and expenses............     (85,627)     (76,520)       (168,169)        117,236        (213,080)
Net interest (expense)
  income.....................     (19,293)         263            (918)         (2,363)        (22,311)
                                 --------     --------       ---------       ---------       ---------
Income (loss) from continuing
  operations.................      (7,631)      (1,512)          5,810          (2,952)         (6,285)
Income from discontinued
  operations.................       2,556           --              --              --           2,556
                                 --------     --------       ---------       ---------       ---------
Net income (loss)............    $ (5,075)    $ (1,512)      $   5,810       $  (2,952)      $  (3,729)
                                 ========     ========       =========       =========       =========

                                                      YEAR ENDED DECEMBER 31, 1998
                                ------------------------------------------------------------------------
                                 PARENT
                                 COMPANY     GUARANTORS    NONGUARANTORS    ELIMINATIONS    CONSOLIDATED
                                ---------    ----------    -------------    ------------    ------------
Net sales...................    $ 135,810     $ 34,829       $ 171,612       $(107,352)      $ 234,899
Cost and expenses...........     (112,139)     (29,159)       (160,394)        108,395        (193,297)
Net interest (expense)
  income....................          873           51          (1,182)            (98)           (356)
                                ---------     --------       ---------       ---------       ---------
Income from continuing
  operations................       24,544        5,721          10,036             945          41,246
Income from discontinued
  operations................        6,936           --              --              --           6,936
                                ---------     --------       ---------       ---------       ---------
Net income..................    $  31,480     $  5,721       $  10,036       $     945       $  48,182
                                =========     ========       =========       =========       =========

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                                                      YEAR ENDED DECEMBER 31, 1997
                                ------------------------------------------------------------------------
                                 PARENT
                                 COMPANY     GUARANTORS    NONGUARANTORS    ELIMINATIONS    CONSOLIDATED
                                ---------    ----------    -------------    ------------    ------------
Net sales...................    $ 119,017     $ 36,159       $ 154,293       $ (91,319)      $ 218,150
Cost and expenses...........     (103,724)     (29,706)       (139,101)         90,655        (181,876)
Net interest (expense)
  income....................        1,374          (42)         (1,211)             53             174
                                ---------     --------       ---------       ---------       ---------
Income from continuing
  operations................       16,667        6,411          13,981            (611)         36,448
Income from discontinued
  operations................        6,729           --              --              --           6,729
                                ---------     --------       ---------       ---------       ---------
Net income (loss)...........    $  23,396     $  6,411       $  13,981       $    (611)      $  43,177
                                =========     ========       =========       =========       =========

5.  OPERATING LEASES

     The Company leases various manufacturing facilities and office space. Lease terms are generally from two to four years. Future minimum payments under operating leases with initial terms of one year or more are as follows:

2000........................................................  $2,253
2001........................................................   1,127
2002........................................................     520
2003........................................................     350
2004........................................................     301
Thereafter..................................................     338
                                                              ------
                                                              $4,889
                                                              ======

     Rent expense was $2,385, $2,014 and $2,780 for the years ended December 31, 1999, 1998 and 1997, respectively.

6.  RETIREMENT PLANS

     The Company has several noncontributory defined benefit plans covering approximately 60% of its U.S. employees. Benefits for salaried plans are generally based on salary and years of service, while hourly plans are based upon a fixed benefit rate in effect at retirement date and years of service. The Company's funding of the

                       KNOWLES ELECTRONICS HOLDINGS, INC.

plans is equal to the minimum contribution required by ERISA. The following summarizes the activity related to the Company's domestic plans:

                                                            1999       1998
                                                           -------    -------
Change in benefit obligation:
  Benefit obligation at beginning of year................  $56,554    $43,865
  Service cost...........................................    2,548      2,590
  Interest cost..........................................    3,671      3,575
  Actuarial loss (gain)..................................   (7,551)     8,029
  Benefits paid..........................................   (1,691)    (1,505)
                                                           -------    -------
  Benefit obligation at end of year......................   53,531     56,554
Change in plan assets:
  Fair value of plan assets at beginning of year.........   55,337     48,297
  Actual return on plan assets...........................    6,467      8,004
  Employer contribution..................................       --        541
  Benefits paid..........................................   (1,691)    (1,505)
                                                           -------    -------
  Fair value of plan assets at end of year...............   60,113     55,337
                                                           -------    -------
  Funded status..........................................    6,582     (1,217)
  Unrecognized actuarial gain............................  (15,267)    (5,332)
  Unrecognized transition asset..........................     (132)      (397)
  Unrecognized prior service cost........................    1,565      1,899
                                                           -------    -------
Net amount recognized....................................  $(7,252)   $(5,047)
                                                           =======    =======
Amounts recognized in the statement of financial position
  consist of accrued benefit liability...................  $(7,252)   $(5,047)
                                                           =======    =======

                                                         1999       1998       1997
                                                        -------    -------    -------
Weighted-average assumption as of December 31:
  Discount rate.......................................     7.50%      7.00%      7.00%
  Expected return on plan assets......................     8.00       8.00       8.00
  Rate of compensation increase.......................     6.00       6.00       6.00
Components of net periodic benefit cost:
  Service cost........................................  $ 2,548    $ 2,590    $ 1,778
  Interest cost.......................................    3,671      3,575      2,803
  Expected return on plan assets......................   (4,086)    (3,818)    (2,816)
  Amortization of prior service cost..................      333        333        333
  Amortization of transitional asset..................     (265)      (265)      (265)
                                                        -------    -------    -------
  Net periodic benefit cost...........................  $ 2,201    $ 2,415    $ 1,833
                                                        =======    =======    =======

     The Company also has defined benefit plans covering certain of its foreign employees. The accrued pension liability related to these plans was $1,979 and $1,898 at December 31, 1999 and 1998, respectively. Deferred pension assets related to these plans was $1,142 and $1,310 at December 31, 1999 and 1998, respectively. The net periodic benefit cost related to these plans was $815, $488 and $483 for the years ended December 31, 1999, 1998 and 1997, respectively.

     The Company has a defined-contribution plan covering substantially all of its U.S. employees. The plan has funding provisions which, in certain situations, require Company contributions based upon a formula

                       KNOWLES ELECTRONICS HOLDINGS, INC.

relating to employee gross wages, participant contributions or hours worked. The plan also allows for additional discretionary Company contributions based upon profitability. The contributions made by the Company to the plan for 1999, 1998 and 1997 were $315, $319 and $320, respectively.

7.  STOCK APPRECIATION RIGHTS PLAN FOR KEY EMPLOYEES

     The Company had a Stock Appreciation Rights Plan for Key Employees (SAR
Plan). In connection with the Recapitalization of the Company at June 30, 1999, the SAR Plan was terminated. During the six months ended June 30, 1999, the Company paid $4,730 to the employees for the excess value of the Company's book value per common share, as defined for all outstanding shares based upon the value earned as of December 31, 1998. No amounts were expensed under the SAR plan in 1999.

     For the years ended December 31, 1999 and 1998, stock appreciation activity under the SAR Plan was as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                1999             1998
                                                              ---------        ---------
                                                              (SHARES IN WHOLE NUMBERS)
Outstanding at beginning of year............................   14,235           14,110
Granted.....................................................       --              300
Canceled....................................................       --              (75)
Exercised...................................................   14,235             (100)
                                                               ------           ------
Outstanding at end of year..................................       --           14,235
                                                               ======           ======

8.  SEGMENTS AND GEOGRAPHICAL INFORMATION

     The Company's continuing business consists of three operating segments: hearing aid components, acoustic and infrared technology, and automotive components. These three operating segments were determined based on the applications and markets for the Company's products.

     The hearing aid components operating segment utilizes the Company's acoustic technologies to design, manufacture, and market components for hearing aids. The acoustic and infrared technology operating segment utilizes the Company's acoustic and infrared technologies to design, manufacture, and market products for high growth markets, including computer telephony integration, automotive communications and multi-media. The automotive component operating segment designs, manufactures, and markets diesel engine solenoids, electronic governors, and position sensors primarily for use in automobiles and trucks.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

     The Company uses the following financial information presented below to assess performance and make resource allocation decisions:

                                         HEARING AID       ACOUSTIC AND        AUTOMOTIVE
                                         COMPONENTS     INFRARED TECHNOLOGY    COMPONENTS     TOTAL
                                         -----------    -------------------    ----------    --------
1999
Revenues from external customers.......   $135,355            $32,311           $61,440      $229,106
Operating income.......................     38,682              1,293            (1,728)       38,247

1998
Revenues from external customers.......    134,103             31,588            69,208       234,899
Operating income.......................     40,410              5,388             7,456        53,254

1997
Revenues from external customers.......    121,911             24,884            71,355       218,150
Operating income.......................     40,260              4,412             7,048        51,720

     The hearing aid components operating segment and the acoustic and infrared technology operating segment utilize the same assets. The total assets of the hearing aid components operating segment and the acoustic and infrared technology operating segment as of December 31, 1999, 1998 and 1997 were $116,177, $115,669 and $94,974, respectively. Depreciation expense associated with these assets was $7,462, $5,983 and $3,384 for the years ended December 31, 1999, 1998 and 1997, respectively. Total capital expenditures for the hearing aid components operating segment and the acoustic and infrared technology operating segment were $9,290, $12,048 and $7,380 for the years ended December 31, 1999, 1998 and 1997, respectively. The Company uses the specific identification of costs and expenses. However, due to the joint use of assets between the hearing aid components operating segment and the acoustic and infrared technology operating segment, allocations of various costs and expenses between these two segments are also made based on their respective revenues.

     The total assets of the automotive components business unit were $47,009, $51,785 and $52,642 as of December 31, 1999, 1998 and 1997, respectively.
Depreciation expense associated with these assets was $5,087, $4,540 and $5,890 for the years ended December 31, 1999, 1998 and 1997, respectively. The total capital expenditures for the automotive component business unit were $5,063, $4,070 and $3,727 for the years ended December 31, 1999, 1998 and 1997.

     Special charges of $8,900 were recorded to increase reserves for slow moving and obsolete inventory and our product warranty accrual. The special charges effected the operating segments as follows: hearing aid components $6,955, acoustic and infrared technology $537, and automotive components $1,408. The increases in these reserves were primarily due to an increase in excess inventory due to the introduction of non-competitive products, the support of many old product models, a change in management's philosophy on disposal of slow moving inventory and an increase in warranty claim experience due to extended warranty periods.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

     The following is a reconciliation of segment operating income and assets to the Company's consolidated totals:

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1999        1998        1997
                                                             --------    --------    --------
PROFIT OR LOSS
Total operating income for reportable segments.............  $ 38,247    $ 53,254    $ 51,720
Unallocated amount--Corporate overhead.....................    (2,444)     (3,487)     (4,135)
Recapitalization expenses..................................   (10,674)         --          --
                                                             --------    --------    --------
Total consolidated operating income........................    25,129      49,767      47,585
Other expense..............................................   (22,434)     (1,414)     (1,281)
                                                             --------    --------    --------
Income from continuing operations before income taxes......  $  2,695    $ 48,353    $ 46,304
                                                             ========    ========    ========
ASSETS
Total assets for reportable segments.......................  $163,186    $167,454    $147,616
Adjustment for actual foreign currency exchange rates and
  other....................................................    23,320      (4,089)     (7,797)
Assets of discontinued operations..........................        --     102,308     114,594
                                                             --------    --------    --------
Total consolidated assets..................................  $186,506    $265,673    $254,413
                                                             ========    ========    ========
GEOGRAPHIC INFORMATION
Revenues (based on origination of product shipment)
  United States............................................  $133,198    $136,743    $129,016
  Germany..................................................    29,539      36,973      36,584
  Other geographic areas...................................    66,369      61,183      52,550
                                                             --------    --------    --------
                                                             $229,106    $234,899    $218,150
                                                             ========    ========    ========
LONG-LIVED ASSETS
United States..............................................  $ 28,911    $ 28,599    $ 23,051
Germany....................................................     4,519       6,291       6,616
Other geographic areas.....................................    27,215      27,484      24,179
                                                             --------    --------    --------
                                                             $ 60,645    $ 62,374    $ 53,846
                                                             ========    ========    ========

MAJOR CUSTOMERS

     The Company is dependent on sales of products to a small number of large customers. The Company's top ten customers accounted for approximately 55%, 53% and 52% of consolidated sales in 1999, 1998 and 1997, respectively. Revenues from one customer of the hearing aid components business unit accounted for approximately $25,804, $26,173 and $23,053 of consolidated revenues in 1999, 1998 and 1997, respectively.

9.  DISCONTINUED OPERATIONS

     On June 29, 1999, the day prior to the closing of the Recapitalization, the Company distributed to certain preexisting stockholders the equipment financing business of the Company and two pieces of real estate, with a net book value of $74,759, in redemption of 10% of the stock owned by the stockholders. This transaction was recorded at the net book value of the business distributed with no gain recognized.

     The net assets and operating results of the equipment financing business have been reported separately as discontinued operations for all periods presented. At December 31, 1998, net current and long-term assets of discontinued operations consisted primarily of lending and finance assets.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

     Revenues, principally interest, loan fees, and lease income, were $3,053, $8,232 and $8,037 in fiscal 1999, 1998 and 1997, respectively.

10.  SUBSEQUENT EVENT

     In March 2000, the Company approved a significant restructuring of its operations which will entail the consolidation of worldwide operations by outsourcing some activities currently performed in Itasca and Rolling Meadows, Illinois. In addition, it will cease production at its United Kingdom, Taiwanese and German manufacturing facilities. Production from those operations will be moved to China, Malaysia and Hungary. Over the next twelve to eighteen months, the Company expects to reduce its global workforce by about 20 percent. An expense of $20 million related to these actions was recorded in March 2000.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                                                MARCH 31, 2000
                                                                --------------
                                                                (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents.................................      $  33,607
  Accounts receivable.......................................         44,221
  Inventories...............................................         42,923
  Prepaid expenses and other................................          5,062
                                                                  ---------
Total current assets........................................        125,813
Property, plant and equipment, at cost:
  Land......................................................          6,968
  Buildings and improvements................................         27,050
  Machinery and equipment...................................         73,716
  Furniture and fixtures....................................         22,113
  Construction in progress..................................          4,465
                                                                  ---------
       Subtotal.............................................        134,312
  Accumulated depreciation..................................         76,689
                                                                  ---------
       Net..................................................         57,623
Other assets, net...........................................          1,673
Deferred finance costs, net.................................         10,257
                                                                  ---------
Total assets................................................      $ 195,366
                                                                  =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable..........................................      $   7,438
  Income taxes..............................................            916
  Deferred income tax.......................................          3,099
  Accrued compensation and employee benefits................          9,393
  Accrued interest payable..................................         13,678
  Accrued warranty and rebates..............................          7,996
  Accrued restructuring costs...............................         19,716
  Accrued recapitalization costs............................          2,831
  Other liabilities.........................................          4,566
  Current portion of notes payable..........................          4,875
                                                                  ---------
Total current liabilities...................................         74,508
Accrued pension liability...................................         10,377
Other noncurrent liabilities................................          1,825
Notes payable...............................................        345,330
Preferred stock mandatorily redeemable in 2019..............        199,106
Stockholders' equity (deficit)
  Common stock, Class A, $0.001 par value, 1,052,632 shares
     authorized, outstanding: 961,667 March, 2000; 971,667
     December, 1999.........................................             --
  Common stock, Class B, $0.001 par value, 52,032 shares
     authorized,
     none ever issued.......................................             --
  Capital in excess of par value............................         14,923
  Retained earnings (accumulated deficit)...................       (446,221)
  Accumulated other comprehensive income -- translation
     adjustment.............................................         (4,482)
                                                                  ---------
Total stockholders' equity (deficit)........................       (435,780)
                                                                  ---------
Total liabilities and stockholders' equity (deficit)........      $ 195,366
                                                                  =========

See accompanying notes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
                                                                (IN THOUSANDS)
Net sales...................................................  $ 59,860    $56,064
Cost of sales...............................................    34,041     33,449
                                                              --------    -------
Gross margin................................................    25,819     22,615
Selling expense.............................................     2,972      3,061
General and administrative expense..........................     6,535      6,108
Research and development expense............................     2,522      2,826
Restructuring expense.......................................    20,094         --
                                                              --------    -------
Operating income (loss).....................................    (6,304)    10,620
Other income (expense):
  Interest income...........................................       239        132
  Interest expense..........................................   (10,206)       (49)
  Miscellaneous, net........................................        --        (59)
                                                              --------    -------
Income (loss) from continuing operations before income
  taxes.....................................................   (16,271)    10,644
Income taxes................................................      (523)      (763)
                                                              --------    -------
Income (loss) from continuing operations....................   (16,794)     9,881
Income from discontinued operations less applicable income
  taxes of $21 in 1999......................................        --      1,407
                                                              --------    -------
Net income (loss)...........................................  $(16,794)   $11,288
                                                              ========    =======

See accompanying notes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
                                                                (IN THOUSANDS)
OPERATING ACTIVITIES
Income (loss) from continuing operations....................  $(16,794)   $ 9,881
Adjustments to reconcile income (loss) from continuing
  operations to
  net cash provided by operating activities:
     Depreciation and amortization..........................     3,029      2,945
     Restructuring costs....................................    20,094         --
     Amortization of deferred financing fees and debt
      discount..............................................       611         --
     Inventory obsolescence provision.......................        --        285
     Change in assets and liabilities:
          Accounts receivable...............................      (809)    (2,007)
          Inventories.......................................     2,983       (769)
          Other current assets..............................    (1,565)    (1,313)
          Deferred income taxes.............................        --        204
          Accounts payable..................................    (2,424)    (2,609)
          Accrued restructuring costs.......................      (378)        --
          Accrued interest payable..........................     5,308         --
          Other current liabilities.........................     3,931      1,656
          Other noncurrent liabilities......................       947        755
          Income taxes payable..............................      (625)    (1,217)
Net cash provided by discontinued operating activities......        --     17,111
                                                              --------    -------
Net cash provided by operating activities...................    14,308     24,922
INVESTING ACTIVITIES
Purchases of property, plant, and equipment, net............    (2,810)    (3,290)
                                                              --------    -------
Net cash used in investing activities.......................    (2,810)    (3,290)
FINANCING ACTIVITIES
Dividends paid..............................................        --     (2,297)
Repurchase common stock.....................................      (300)        --
                                                              --------    -------
Net cash used in financing activities.......................      (300)    (2,297)
Effect of exchange rate changes on cash.....................        77       (571)
                                                              --------    -------
Net increase in cash and cash equivalents...................    11,275     18,764
Cash and cash equivalents at beginning of year..............    22,332      5,594
                                                              --------    -------
Cash and cash equivalents at end of period..................  $ 33,607    $24,358
                                                              ========    =======

See accompanying notes.

                       KNOWLES ELECTRONICS HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

1. BASIS OF RECAPITALIZATION AND PRESENTATION

     On June 23, 1999, the Company entered into a recapitalization agreement with Key Acquisition, L.L.C., (the Investor) and the preexisting common stockholders' of the Company. The recapitalization transaction (the Recapitalization) closed on June 30, 1999.

     On June 29, 1999, the Company distributed the equipment financing business and certain real estate of the Company to certain preexisting stockholders in exchange for 10% of the Common Stock. On June 30, 1999, the Company used the proceeds from the sale of the preferred and common stock in addition to funds obtained from a senior credit facility and bridge notes to finance the purchase of 90% of the remaining 90% of the preexisting stockholders' common shares.

     The Recapitalization has been treated as a leveraged recapitalization in which the issuance of the debt has been accounted for as a financing transaction, the sales and purchases of the Company's stock have been accounted for as capital transactions at amounts paid or received, and no changes were made to the carrying values of the Company's assets and liabilities.

     The amount payable to the preexisting common stockholders for the purchase of their common stock in the Recapitalization is subject to a post-closing adjustment payable by the Company to the preexisting stockholders or by the preexisting stockholders to the Investor (see Note 6).

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of our management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. The results for the quarter ended March 31, 2000 do not necessarily indicate the results that may be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included elsewhere herein for the year ended December 31, 1999.

     During the three months ended March 31, 2000 and 1999, total comprehensive income (loss) amounted to ($17,743) and $10,920, respectively.

2. INVENTORY

     Inventories are as follows:

                                                              MARCH 31, 2000
                                                              --------------
Raw materials...............................................     $29,667
Work in process.............................................      12,928
Finished goods..............................................      14,880
                                                                 -------
                                                                  57,475
Less allowances for:
     Adjustment to LIFO.....................................       2,574
     Obsolescence and net realizable value..................      11,978
                                                                 -------
                                                                 $42,923
                                                                 =======

     Approximately 53% of inventory is valued on the LIFO method at March 31, 2000.

3. NOTES PAYABLE

     As part of the Recapitalization transaction, the Company entered into a senior credit agreement, dated June 28, 1999 and amended and restated as of July 21, 1999 and amended on December 23, 1999 and April 10, 2000, with certain lenders ("Senior Credit Agreement"). The credit agreement consists of $250,000, which provides for revolving loans of $50,000 (Revolving Credit Facility) for a period of seven years, a Term A Facility of $50,000 (Term A Facility), which has a maturity of seven years, and a Term B Facility of $150,000 (Term B Facility), which has a maturity of eight years. The Term A Facility and the Revolving Credit facility bear interest, at the Company's option, at either (1) one-, two-, three-, or six month LIBOR plus 2.50% or (2) the greater of the prime rate (8.5% at December 31, 1999), a base certificate of deposit rate plus 1.00%, or the federal funds effective rate plus 0.50% (the Alternate Base Rate), in each case plus an initial margin of 1.50%. The Term B Facility bears interest, at the Company's option, at either (1) one-, two-, three-, or six-month LIBOR plus 3.00% or (2) Alternate Base Rate plus an initial margin of 2.00%. The amendment to the Senior Credit Agreement dated April 10, 2000, increased the interest rate spread for each of the Term A Facility, Revolving Credit Facility and Term B Facility by 0.25%.

     The balance under the Term A Facility, Term B Facility and the Senior Subordinated Notes as of March 31, 2000 is as follows:

Term A facility.............................................  $ 50,000
Term B facility.............................................   150,000
Senior Subordinated Notes, net of discount of $2,995           150,205
                                                              --------
                                                               350,205
Less: Current portion.......................................     4,875
                                                              --------
Total Long-term notes payable...............................  $345,330
                                                              ========

     The Notes were issued in a private placement on October 1, 1999 and are due October 15, 2009 with interest payable semiannually at 13 1/8% commencing April 15, 2000. The Company intends to subsequently exchange all of the privately placed Notes for a like amount of identical Notes registered with the Securities and Exchange Commission. The Notes rank equally with all other unsecured senior subordinated indebtedness of the Company. The Notes are junior to all of the Company's current and future indebtedness, except indebtedness which is expressly not senior to the Notes.

     The Company's Senior Credit Agreement requires that the Company comply with certain covenants and restrictions, including specific financial ratios that must be maintained. Certain covenants and restrictions were modified in accordance with the amendment to the Senior Credit Agreement dated April 10, 2000 ("the Amendment") whereby the Company is in compliance with all its debt covenants through the date of the Amendment.

     The Notes are fully and unconditionally guaranteed, on a joint and several basis, by the following wholly owned U.S. subsidiaries of the Company: Knowles Electronics, LLC, Knowles Intermediate Holding, Inc., Emkay Innovative Products, Inc., Knowles Manufacturing Ltd., and Synchro-Start Products, Inc. The following tables present summarized balance sheet information of the Company as of March 31, 2000 and December 31, 1999, and summarized income statement information for the three months ended March 31, 2000 and 1999. The column labeled "Parent Company" represents the holding company for each of the Company's direct subsidiaries which are guarantors of the Notes, all of which are wholly owned by the parent company; and the column labeled "Nonguarantors" represents wholly owned subsidiaries of the Guarantors and the parent company which are not guarantors of the Notes. Pursuant to a contribution agreement effective August 30, 1999, Knowles Electronics, Inc., recognized in prior periods as the parent company, contributed substantially all of its operating assets and liabilities (other than the capital stock of Knowles Intermediate Holding Company, Inc. and certain foreign subsidiaries and Knowles Electronics, Inc.'s liabilities under the Senior Credit Agreement and Subordinated Notes) to Knowles Electronics, LLC, a newly created Delaware limited liability company. As a result of this reorganization, Knowles Electronics, Inc., which changed its name to Knowles Electronics Holdings, Inc., is now a holding company that does not conduct any significant operations. Therefore, the March 31, 2000 presentation of summarized income statement information reflects the current structure, which is not comparable to the March 31, 1999 presentation as some of the amounts included in the Parent Company column in 1999 are now included in the Guarantors column in 2000. The summarized balance sheet information is on a comparable basis. The Company believes that separate financial statements and other disclosures regarding the Guarantors, except as otherwise required under Regulation S-X, are not material to investors.

     Summarized information as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 is as follows:

                                                                 MARCH 31, 2000
                                      --------------------------------------------------------------------
                                       PARENT
                                       COMPANY    GUARANTORS   NONGUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       -------    ----------   -------------   ------------   ------------
Assets
  Continuing operations:
     Current assets.................  $  15,021    $ 70,030      $ 99,047       $ (58,285)     $ 125,813
     Investments in and advances to
     subsidiaries...................     80,446     (30,672)           --         (49,774)            --
     Noncurrent assets..............     10,257      27,970        31,891            (565)        69,553
                                      ---------    --------      --------       ---------      ---------
                                      $ 105,724    $ 67,328      $130,938       $(108,624)     $ 195,366
                                      =========    ========      ========       =========      =========
Liabilities and equity
     Current liabilities............  $  21,205    $ 53,992      $ 56,635       $ (57,324)     $  74,508
     Noncurrent liabilities.........    544,436       8,439         3,908            (145)       556,638
     Investments by and advances
     from parent....................         --      (4,745)       21,098         (16,353)            --
     Stockholders' equity
       (deficit)....................   (459,917)      9,642        49,297         (34,802)      (435,780)
                                      ---------    --------      --------       ---------      ---------
                                      $ 105,724    $ 67,328      $130,938       $(108,624)     $ 195,366
                                      =========    ========      ========       =========      =========

                                                        THREE MONTHS ENDED MARCH 31, 2000
                                       -------------------------------------------------------------------
                                        PARENT
                                       COMPANY    GUARANTORS   NONGUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       -------    ----------   -------------   ------------   ------------
Net sales............................  $     --    $43,717       $ 46,789        $(30,646)      $ 59,860
Cost and expenses....................        --    (42,059)       (54,339)         29,711        (66,687)
Net interest (expense) income........   (10,088)       473           (287)            (65)        (9,967)
                                       --------    -------       --------        --------       --------
Net income (loss)....................  $(10,088)   $ 2,131       $ (7,837)       $ (1,000)      $(16,794)
                                       ========    =======       ========        ========       ========

                                                        THREE MONTHS ENDED MARCH 31, 1999
                                       -------------------------------------------------------------------
                                        PARENT
                                       COMPANY    GUARANTORS   NONGUARANTORS   ELIMINATIONS   CONSOLIDATED
                                       -------    ----------   -------------   ------------   ------------
Net sales............................  $ 34,482    $ 8,216       $ 42,362        $(28,996)      $ 56,064
Cost and expenses....................   (28,681)    (7,120)       (40,068)         29,603        (46,266)
Net interest (expense) income........       475         --           (433)             41             83
                                       --------    -------       --------        --------       --------
Income (loss) from continuing
  operations.........................     6,276      1,096          1,861             648          9,881
Income from discontinued
  operations.........................     1,407         --             --              --          1,407
                                       --------    -------       --------        --------       --------
Net income (loss)....................  $  7,683    $ 1,096       $  1,861        $    648       $ 11,288
                                       ========    =======       ========        ========       ========

4. SEGMENTS AND GEOGRAPHICAL INFORMATION

     The Company's continuing business consists of three operating segments: hearing aid components, acoustic and infrared technology, and automotive components. These three operating segments were determined based on the applications and markets for the Company's products.

     The hearing aid components operating segment utilizes the Company's acoustic technologies to design, manufacture, and market transducers and other components for hearing aids. The acoustic and infrared technology operating segment utilizes the Company's acoustic and infrared technologies to design, manufacture, and market products for high growth markets, including computer telephony integration and automotive communications and multi-media. The automotive components operating segment designs, manufactures, and markets diesel engine solenoids, electronic governors, and position sensors primarily for use in automobiles and off road vehicles.

     The Company uses the following financial information presented below to assess performance and make resource allocation decisions:

                                                          ACOUSTIC AND
                                            HEARING AID     INFRARED     AUTOMOTIVE
                                            COMPONENTS     TECHNOLOGY    COMPONENTS    TOTAL
                                            -----------   ------------   ----------    -----
THREE MONTHS ENDING MARCH 31, 2000
Revenues from external customers..........    $36,028        $7,276       $16,556     $59,860
Operating income excluding restructuring
  expenses................................    $13,034        $  438       $ 1,338     $14,810
THREE MONTHS ENDING MARCH 31, 1999
Revenues from external customers..........    $31,915        $7,646       $16,503     $56,064
Operating income..........................    $ 9,804        $  904       $   888     $11,596

     The hearing aid components operating segment and the acoustic and infrared technology operating segment utilize the same assets. The total assets of the hearing aid components operating segment and the acoustic and infrared technology operating segment as of March 31, 2000 were $122,310. The Company uses the specific identification of costs and expenses. However, due to the joint use of assets by the hearing aid components operating segment and the acoustic and infrared technology operating segment, allocations of various costs and expenses between these two segments are also made based on their respective revenues. The total assets of the automotive components business unit were $47,011 at March 31, 2000.

     The following is a reconciliation of segment operating income to the Company's consolidated totals:

                                                               THREE MONTHS ENDING
                                                                    MARCH 31,
                                                               -------------------
                                                                2000         1999
                                                                ----         ----
PROFIT OR LOSS
Total operating income for reportable segments..............  $ 14,810      $11,596
Unallocated amount -- corporate overhead....................    (1,020)        (976)
Restructuring expenses......................................   (20,094)          --
                                                              --------      -------
Total consolidated operating income (loss)..................    (6,304)      10,620
Other income (expense), primarily interest..................    (9,967)          24
                                                              --------      -------
Income (loss) from continuing operations before income
  taxes.....................................................  $(16,271)     $10,644
                                                              ========      =======
GEOGRAPHIC INFORMATION
Revenues (based on origination of product shipment)
  United States.............................................  $ 34,064      $32,364
  Germany...................................................    10,512       12,252
  Other geographic areas....................................    15,284       11,448
                                                              --------      -------
                                                              $ 59,860      $56,064
                                                              ========      =======

5. RESTRUCTURING EXPENSE

     In March 2000, the Company approved a significant restructuring of its operations, which will entail the consolidation of worldwide operations by outsourcing some activities currently performed in Itasca and Rolling Meadows, Illinois. In addition, it will cease production at its United Kingdom, Taiwanese and German manufacturing facilities. Production from those operations will be moved to existing Knowles locations.

     Over the next twelve to eighteen months, the Company expects to reduce its global workforce by about 20 percent. Approximately 150 positions will be eliminated due to outsourcing activities currently performed in Itasca and Rolling Meadows, Illinois. Approximately 600 positions will be eliminated in the United Kingdom, Taiwan and Elgin, Illinois with 250 being relocated to our Malaysia and China facilities. Approximately 225 positions will be eliminated in Germany with 150 being relocated to new facilities in Hungary.

     A charge of $20.1 million related to these actions was recorded in March 2000. Over 95% of the charge is for severance pay with the balance being for outplacement and related expenses.

6. SUBSEQUENT EVENTS

     The amount payable to our preexisting stockholders for the repurchase of their common stock in the Recapitalization is subject to a post-closing adjustment. In June 2000, the independent accounting firm issued a ruling in the dispute regarding the amount of the post-closing price adjustment payable by the Company to the preexisting stockholders. As a result, the Company owes the preexisting stockholders approximately $8.3 million of the $13.3 million price adjustment originally proposed, plus approximately $0.7 million in interest. The price adjustment will be recorded as a reduction to stockholders' equity.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL ARE AN OFFER TO SELL OR TO BUY ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL ARE CURRENT ONLY AS OF THEIR RESPECTIVE DATES.

                                 [KNOWLES LOGO]

UNTIL                     ,     (THE 90TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificates of Incorporation of Knowles Electronics Holdings, Inc., Knowles Intermediate Holding, Inc., Emkay Innovative Products, Inc., Knowles Manufacturing Ltd. and Synchro-Start Products, Inc., (each a "Corporate Co-Registrant") and the Limited Liability Company Agreement of Knowles Electronics, LLC (together with the Corporate Co-Registrants, the "Registrants") provide for indemnification of the Registrants' officers and directors or members, or members of the board of managers.

     The Certificate of Incorporation for each of the Corporate Co-Registrants provides for the indemnification of all persons, including its directors, whom it may indemnify to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL").

     The Limited Liability Company Agreement of Knowles Electronics, LLC provides for the indemnification of persons or entities involved in a claim by reason of being a member, partner, officer, director, participant board member, agent or employee of the company.

     Section 145 of the DGCL provides as follows:

145  INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE --

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any Indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Registrant also carries liability insurance covering officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     EXHIBITS. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

     FINANCIAL STATEMENT SCHEDULES. Financial statement schedules are not submitted because they are not applicable or because the required information is included in the Consolidated Financial Statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement or amendment thereto to be signed on behalf of or by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on June 23, 2000.

                                          KNOWLES ELECTRONICS HOLDINGS, INC.

                                          By:  /s/ JOHN J. ZEI
                                               Name:  John J. Zei
                                               Title:  President and Chief
                                               Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on June 23, 2000.

                  SIGNATURE                                     TITLES                       DATE
                  ---------                                     ------                       ----
                      *                        Chairman and Class B Director of the      June 23, 2000
---------------------------------------------    registrant
               Reg G. Garratt

               /s/ JOHN J. ZEI                 President, Chief Executive Officer and    June 23, 2000
---------------------------------------------    Class B Director of the registrant
                 John J. Zei

                      *                        Class B Director of the registrant        June 23, 2000
---------------------------------------------
              James E. Knowles

                      *                        Class A Director of the registrant        June 23, 2000
---------------------------------------------
             Kenneth John Terry

                      *                        Class A Director of the registrant        June 23, 2000
---------------------------------------------
                 Kevin Luzak

           /s/ STEPHEN D. PETERSEN             Vice President of Finance and Secretary   June 23, 2000
---------------------------------------------    of the registrant
             Stephen D. Petersen

             /s/ JAMES F. BRACE                Executive Vice President and Chief        June 23, 2000
---------------------------------------------    Financial Officer of the registrant
               James F. Brace

       *By:  /s/  STEPHEN D. PETERSEN
            Stephen D. Petersen,
             as Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement or amendment thereto to be signed on behalf of or by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on June 23, 2000.

                                          KNOWLES INTERMEDIATE HOLDING, INC.

                                          By:  /s/ JOHN J. ZEI
                                               Name:  John J. Zei
                                               Title:  President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on June 23, 2000.

                  SIGNATURE                                     TITLES                       DATE
                  ---------                                     ------                       ----
               /s/ JOHN J. ZEI                 President and Class A Director of the     June 23, 2000
---------------------------------------------    registrant
                 John J. Zei

             /s/ JAMES F. BRACE                Vice President, Treasurer and Class B     June 23, 2000
---------------------------------------------    Director of the registrant (principal
               James F. Brace                    financial and accounting officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement or amended thereto to be signed on behalf of or by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on June 23, 2000.

                                          EMKAY INNOVATIVE PRODUCTS, INC.

                                          By:  /s/ JOHN J. ZEI
                                               Name:  John J. Zei
                                               Title:  President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on June 23, 2000.

                  SIGNATURE                                  TITLES                       DATE
                  ---------                                  ------                       ----

               /s/ JOHN J. ZEI                 President and Director of the            June 23, 2000
---------------------------------------------    registrant
                 John J. Zei

             /s/ JAMES F. BRACE                Executive Vice President, Chief          June 23, 2000
---------------------------------------------    Financial Officer, Treasurer and
               James F. Brace                    Director of the registrant
                                                 (principal financial and
                                                 accounting officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement or amendment thereto to be signed on behalf of or by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on June 23, 2000.

                                          SYNCHRO-START PRODUCTS, INC.

                                          By:  /s/ JOHN J. ZEI
                                               Name:  John J. Zei
                                               Title:  President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on June 23, 2000.

                  SIGNATURE                                  TITLES                       DATE
                  ---------                                  ------                       ----

               /s/ JOHN J. ZEI                 President and Director of the            June 23, 2000
---------------------------------------------    registrant
                 John J. Zei

             /s/ JAMES F. BRACE                Executive Vice President, Chief          June 23, 2000
---------------------------------------------    Financial Officer, Treasurer and
               James F. Brace                    Director of the registrant
                                                 (principal financial and
                                                 accounting officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement or amendment thereto to be signed on behalf of or by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on June 23, 2000.

                                          KNOWLES MANUFACTURING LTD.

                                          By:  /s/ JOHN J. ZEI
                                               Name:  John J. Zei
                                               Title:  President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on June 23, 2000.

                  SIGNATURE                                  TITLES                       DATE
                  ---------                                  ------                       ----

               /s/ JOHN J. ZEI                 President and Director of the            June 23, 2000
---------------------------------------------    registrant
                 John J. Zei

             /s/ JAMES F. BRACE                Vice President, Treasurer,               June 23, 2000
---------------------------------------------    Secretary and Director of the
               James F. Brace                    registrant (principal financial
                                                 and accounting officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this registration statement or amendment thereto to be signed on behalf of or by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on June 23, 2000.

                                          KNOWLES ELECTRONICS, LLC

                                          By:  /s/ JOHN J. ZEI
                                               Name:  John J. Zei
                                               Title:  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on June 23, 2000.

                  SIGNATURE                                  TITLES                       DATE
                  ---------                                  ------                       ----
               /s/ JOHN J. ZEI                 Chief Executive Officer and Member       June 23, 2000
---------------------------------------------    of the Board of Managers of the
                 John J. Zei                     registrant*

             /s/ JAMES F. BRACE                Executive Vice President, Chief          June 23, 2000
---------------------------------------------    Financial Officer and Member of
               James F. Brace                    the Board of Managers of the
                                                 registrant*

           /s/ STEPHEN D. PETERSEN             Vice President of Finance and            June 23, 2000
---------------------------------------------    Secretary of the registrant
             Stephen D. Petersen

* As a Delaware limited liability company, the registrant does not have any directors.

                                 EXHIBIT INDEX

 2.1    --  Recapitalization Agreement, dated as of June 23, 1999, among
            Key Acquisition, L.L.C., Knowles Electronics Holdings, Inc.
            and the Stockholders+
 2.2    --  Contribution Agreement, dated August 30, 1999, between
            Knowles Electronics Holdings, Inc. and Knowles Electronics,
            LLC
 3.1    --  Second Amended and Restated Certificate of Incorporation of
            Knowles Electronics, Inc.
 3.2    --  Certificate of Amendment to Second Amended and Restated
            Certificate of Incorporation of Knowles Electronics, Inc.
            changing its name to Knowles Electronics Holdings, Inc.
 3.3    --  Certificate of Incorporation of Knowles Intermediate
            Holding, Inc.
 3.4    --  Certificate of Incorporation of Emkay Associates, Inc.
 3.5    --  Certificate of Amendment of Certificate of Incorporation of
            Emkay Associates, Inc. changing its name to Emkay Innovative
            Products, Inc.
 3.6    --  Certificate of Incorporation of Knowles Manufacturing Ltd.
 3.7    --  Certificate of Incorporation of Synchro-Start Products, Inc.
 3.8    --  Certificate of Formation of Knowles Electronics, LLC
 3.9    --  Amended and Restated By-laws of Knowles Electronics
            Holdings, Inc.
 3.10   --  By-laws of Knowles Intermediate Holding, Inc.
 3.11   --  By-laws of Emkay Innovative Products, Inc.
 3.12   --  By-laws of Knowles Manufacturing Ltd.
 3.13   --  By-laws of Synchro-Start Products, Inc.
 3.14   --  Limited Liability Company Agreement of Knowles Electronics,
            LLC, and an amendment dated as of March 14, 2000 thereto
 4.1    --  Indenture, dated as of October 1, 1999, among Knowles
            Electronics Holdings, Inc., the Subsidiary Guarantors and
            The Bank of New York, as trustee, relating to the 13 1/8%
            Senior Subordinated Notes due 2009
 4.2    --  Form of 13 1/8% Senior Subordinated Note due 2009 of Knowles
            Electronics Holdings, Inc. (the "Initial Note") (included as
            Exhibit A to The Indenture filed as Exhibit 4.1)
 4.3    --  Form of 13 1/8% Senior Subordinated Note due 2009 of Knowles
            Electronics Holdings, Inc. (the "Exchange Note") (included as Exhibit A to the Indenture filed as Exhibit 4.1)
 4.4    --  Registration Rights Agreement, dated October 1, 1999,
            between Knowles Electronics Holdings, Inc., Morgan Stanley &
            Co. Incorporated and Chase Securities, Inc.
 5.1    --  Opinion of Cleary, Gottlieb, Steen & Hamilton regarding the legality of Exchange Notes
10.1    --  Credit Agreement, dated as of June 28, 1999, as amended and restated as of July 21, 1999, among Knowles Electronics
            Holdings, Inc., The Chase Manhattan Bank, as Administrative
            Agent, Morgan Stanley Senior Funding, Inc., as Syndication
            Agent and Chase Securities Inc., as Lead Arranger and Book
            Manager, and an amendment dated December 23, 1999 and an amendment dated April 10, 2000 thereto++
10.2    --  Parent Guarantee Agreement, dated as of June 30, 1999, between Knowles Electronics Holdings, Inc. and The Chase
            Manhattan Bank, as administrative agent
10.3    --  Subsidiary Guarantee Agreement, dated as of June 30, 1999 among Knowles Intermediate Holding, Inc., Emkay Innovative
            Products, Inc., Knowles Manufacturing Ltd., Synchro-Start
            Products, Inc., Knowles Electronics, LLC, the subsidiary guarantors of Knowles Electronics Holdings, Inc. that are signatories thereto, and The Chase Manhattan Bank, as administrative agent
10.4    --  Security Agreement, dated as of June 30, 1999, among Knowles
            Intermediate Holding, Inc., Emkay Innovative Products, Inc.,
            Knowles Manufacturing Ltd., Synchro-Start Products, Inc.,
            Knowles Electronics, LLC, the subsidiary guarantors of Knowles Electronics Holdings, Inc. that are signatories thereto, and The Chase Manhattan Bank, as administrative agent++

10.5    --  Pledge Agreement, dated as of June 30, 1999 among Knowles
            Electronics, Inc., the Subsidiary Pledgors and The Chase
            Manhattan Bank, as administrative agent++
10.6    --  Amended and Restated Employment Agreement, dated as of June
            21, 1993, between Knowles Electronics Holdings, Inc. and Reg
            G. Garratt
10.7    --  Employment Agreement between Knowles Electronics Holdings,
            Inc. and John J. Zei
10.8    --  Employment Agreement, dated December 29, 1999, between
            Knowles Electronics Holdings, Inc. and James F. Brace.
10.9    --  Executive Stock Purchase Agreement, dated as of April 28,
            2000, by and among Knowles Electronics Holdings, Inc., John
            J. Zei and Key Acquisition, L.L.C.
10.10   --  Executive Stock Purchase Agreement, dated as of April 28,
            2000, by and among Knowles Electronics Holdings, Inc., James
            F. Brace and Key Acquisition, L.L.C.
10.11   --  Executive Stock Purchase Agreement, dated as of June 30,
            1999, by and among Knowles Electronics Holdings, Inc.,
            Stephen D. Petersen and Key Acquisition, L.L.C.
10.12   --  Special Severance Commitment, dated as of September 9, 1998, between Knowles Electronics Holdings, Inc. and Bernard J.
            Smith
10.13   --  Change-in-Control Severance Pay Plan, dated as of September
            21, 1998, established by Knowles Electronics Holdings, Inc.
10.14   --  Management Incentive Plan of Knowles Electronics Holdings,
            Inc. for Calendar Year 1999
10.15   --  Long Term Incentive Plan of Knowles Electronics Holdings,
            Inc.
10.16   --  Service Agreement, dated June 28, 1999, between Doughty
            Hanson & Co. Managers Limited and Knowles Electronics
            Holdings, Inc.
10.17   --  Commission Agreement, dated June 28, 1999, between Doughty
            Hanson & Co. Managers Limited and Knowles Electronics
            Holdings, Inc.
10.18   --  Stockholders Agreement dated as of June 30, 1999, among
            Knowles Electronics Holdings, Inc., Key Acquisition, L.L.C.,
            Management, the Vendor Group, Morgan Stanley Senior Funding,
            Inc., Chase Securities, Inc. and The Chase Manhattan Bank
10.19   --  Registration Rights Agreement, dated as of June 30, 1999, among Knowles Electronics Holdings, Inc., Key Acquisition,
            L.L.C., Management, the Existing Holder Group, Morgan
            Stanley Senior Funding Inc., Chase Securities Inc. and The
            Chase Manhattan Bank
12.1    --  Calculation of Ratio of Earnings to Fixed Charges
21.1    --  List of Subsidiaries
23.1    --  Consent of Ernst & Young LLP, independent accountants
23.2    --  Consent of Cleary, Gottlieb, Steen & Hamilton (included in its opinion filed as Exhibit 5.1)
24.1    --  Power of Attorney for Knowles Electronics Holdings, Inc.
25.1    --  Form T-1 with respect to the eligibility of The Bank of New
            York with respect to the Indenture
27.1    --  Financial Data Schedule
99.1    --  Form of Letter of Transmittal*
99.2    --  Form of Notice of Guaranteed Delivery*
99.3    --  Form of Letter to Brokers, Dealers, Commercial Banks, Trust
            Companies and Other Nominees*
99.4    --  Form of Letter to Clients*

------------------------
*   To be filed by amendment.

+ Schedules or other attachments to these exhibits not filed herewith shall be furnished to the Commission upon request.

++ Portions of these exhibits have been omitted pursuant to a request for confidential treatment.